Exhibit 1.1

RESEARCH IN MOTION LIMITED

295 Phillip Street

Waterloo, Ontario

Canada

N2L 3W8

Annual Information Form

For the fiscal year ended

March 3, 2012

Date: April 9, 2012

ANNUAL INFORMATION FORM

CERTAIN INTERPRETATION MATTERS

Unless the context otherwise requires, all references to the “Company” or “RIM” include Research In Motion Limited and its subsidiaries. Certain industry terms have the meanings specified in the Glossary. All dollar references, unless otherwise noted, are in United States dollars.

BlackBerry®, RIM®, Research In Motion®, and related trademarks, names and logos are the property of Research In Motion Limited and are registered and/or used in the United States and countries around the world. All other trademarks are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements

This Annual Information Form (“AIF”) contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws, including statements relating to:

•	the Company’s plans, strategies and objectives, and the anticipated opportunities and challenges in the coming quarters and fiscal 2013;

•	competition and changes in the competitive landscape;

•	the Company’s expectations regarding new product introductions and timing, including the Company’s expectations relating to the next generation of BlackBerry® 10 smartphones;

•	business trends and uncertainties;

•	the Company’s expectations with respect to the demand for wireless devices and services;

•	the Company’s expectations with respect to factors influencing the commercial success in the wireless solutions and services market;

•	the Company’s intentions with respect to its business strategy;

•	the Company’s management and protection of intellectual property and other proprietary rights;

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the Company’s plans to streamline its operations and accelerate new product introductions, and its expectations relating to the benefits of its cost optimization program (the “Cost Optimization Program”) and Cost Optimization and Resource Efficiency (“CORE”) program;

•	the Company’s estimates of purchase obligations and other contractual commitments;

•	potential legal proceedings and the Company’s potential liability under current legal proceedings; and

•	the Company’s dividend policy and sufficiency of its financial resources.

The words “expect”, “anticipate”, “estimate”, “may”, “will”, “should”, “intend”, “believe”, “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on estimates and assumptions made by RIM in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that RIM believes are appropriate in the circumstances. Many factors could cause RIM’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors, which are discussed in greater detail in the “Risk Factors” section of this AIF:

•	RIM’s ability to enhance current products and services, or develop new products and services in a timely manner at competitive prices;

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intense competition within RIM’s industry, including the possibility that strategic transactions by RIM’s competitors or carrier partners could weaken RIM’s competitive position or require RIM to reduce its prices to compete effectively;

•	RIM’s ability to establish new, and to build on existing relationships with its network carrier partners and distributors;

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the efficient and uninterrupted operation of RIM’s network operations center and the networks of its carrier partners, and the risk of other business interruptions, including costs, potential liabilities, lost revenues and reputational damage associated with service interruptions;

•	RIM’s ability to manage inventory and asset risk;

•	risks related to RIM’s ability to implement and to realize the anticipated benefits of its Cost Optimization Program and CORE program;

•	risks related to RIM’s ability to maintain or increase its cash balance;

•	the occurrence or perception of a breach of RIM’s security measures, or an inappropriate disclosure of confidential or personal information;

•	potential liabilities or costs related to the collection, storage, transmission, use and disclosure of user and personal information;

•	dependence on key personnel and RIM’s ability to attract and retain key personnel;

•	RIM’s ability to adapt to recent management changes and fill vacant key management positions;

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RIM’s reliance on its suppliers for functional components, including the suppliers RIM has selected for its BlackBerry 10 smartphones, and the risk that suppliers will not be able to supply components on a timely basis or in sufficient quantities;

•	RIM’s ability to successfully maintain and enhance its brand;

•	risks associated with RIM’s expanding foreign operations;

•	restrictions on import and use of RIM’s products and services in certain countries due to encryption of the products and services;

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reliance on strategic alliances and relationships with third-party network infrastructure developers, software platform vendors and service platform vendors, including RIM’s ability to promote and advance the development of an ecosystem of applications and services for the BlackBerry 10 smartphones and the BlackBerry PlayBook tablets;

•	RIM’s ability to expand and enhance BlackBerry® App World™;

•	RIM’s reliance on third-party manufacturers for certain products and its ability to manage its production process;

•	the continued quality and reliability of RIM’s products and services and the potential effect of defects in products and services;

•	general commercial litigation, class action and other litigation claims, including purported class action claims relating to RIM’s operations;

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risks associated with litigation claims against the Company arising from the Company’s practice of providing forward-looking guidance to its shareholders with respect to certain financial metrics, including the Company’s practice of updating previous guidance where circumstances warrant;

•	effective management of the Company’s past growth and its ongoing development of service and support operations;

•	potential charges relating to the impairment of goodwill or other long-lived assets recorded on RIM’s balance sheet;

•	risks as a result of actions of activist shareholders;

•	government regulation of wireless spectrum and radio frequencies;

•	reduced spending by customers due to the uncertainty of economic and geopolitical conditions;

•	risks associated with acquisitions, investments and other business initiatives;

•	foreign exchange risks as the Company transacts globally in currencies other than the U.S. dollar;

•	regulation, certification and health risks, and risks relating to the misuse of RIM’s products;

•	tax liabilities, resulting from changes in tax laws or otherwise, associated with RIM’s worldwide operations;

•	changes in interest rates affecting RIM’s investment portfolio and its revolving credit facility and the creditworthiness of its investment portfolio;

•	proposed regulations relating to conflict minerals;

•	risks related to the failure of the Company’s suppliers, subcontractors, third-party distributors and representatives to use acceptable ethical business practices or comply with applicable laws;

•	third-party claims for infringement of intellectual property rights by RIM and the outcome of any litigation with respect thereto;

•	RIM’s ability to successfully obtain patent or other proprietary or statutory protection for its technologies and products;

•	RIM’s ability to obtain rights to use software or components supplied by third parties; and

•	the potential impact of copyright levies in numerous countries.

In the past, the Company has followed the practice of providing specific quantitative forward-looking guidance to its shareholders with respect to certain financial metrics for the subsequent fiscal quarter in its quarterly earnings press releases. On March 29, 2012, the Company announced that it will no longer provide specific quantitative guidance. However, the Company is committed to providing a high level of disclosure and transparency and will continue to provide commentary that highlights the trends and uncertainties that RIM anticipates. Such statements relating to, among other metrics, RIM’s revenue, gross margin and earnings expectations, are forward-looking statements that are intended to enable RIM’s shareholders to view the anticipated financial performance and prospects of the Company from management’s perspective at the time such statements are made, and they are subject to the risks that are inherent in all forward-looking statements, as described above. They are made by RIM in light of its experience, its perception of historical and anticipated business trends, current conditions in the business and anticipated future developments, including competition and new product initiatives and timing, as well as RIM’s current assessments of the various risk factors identified above. As noted above and in the press releases containing such guidance, these forward-looking statements are subject to the inherent risk of difficulties in forecasting RIM’s financial results for future periods, particularly over longer periods, given the rapid technological changes, evolving industry standards, intense competition and short product life cycles that characterize the wireless communications industry.

These factors should be considered carefully, and readers should not place undue reliance on RIM’s forward-looking statements. RIM has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CORPORATE STRUCTURE

The Company

The Company was incorporated under the Business Corporations Act (Ontario) (“OBCA”) on March 7, 1984 and commenced operations at that time. The Company has amalgamated with several of its wholly-owned subsidiaries, the last amalgamation occurring on February 24, 2003 through the filing of articles of amalgamation under the OBCA on February 24, 2003. RIM’s registered and principal business office is 295 Phillip Street, Waterloo, Ontario, Canada N2L 3W8, telephone: (519) 888-7465, fax: (519) 888-6906.

Inter-corporate Relationships

The Company has three material subsidiaries, of which all are wholly owned, directly or indirectly, by RIM.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Research In Motion Corporation	Delaware, U.S.A.
Research In Motion UK Limited	England and Wales
RIM Finance, LLC	Delaware, U.S.A.

GENERAL DEVELOPMENT OF THE BUSINESS

RIM, a global leader in wireless innovation, revolutionized the mobile industry with the introduction of the BlackBerry® solution in 1999. BlackBerry products and services are currently used by millions of customers around the world.

Product and business developments that have influenced the general development of the Company’s business over the last three fiscal years are as follows:

Fiscal 2012:

•	Introduced the BlackBerry 7 portfolio, a new line up of smartphones running the powerful BlackBerry 7 Operating System;

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Introduced Near Field Communications (“NFC”) technology to several models of BlackBerry smartphones, enabling BlackBerry smartphones to receive information and link to other NFC-enabled devices or BlackBerry Authentic Accessories;

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Introduced the Cost Optimization Program designed to eliminate redundancies and reallocate resources to focus on areas that offer the highest growth opportunities and alignment with RIM’s strategic objectives;

•	Commenced the CORE program, which is expected to drive significant improvements and efficiencies across all functions in RIM’s organization;

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Successfully bid for the patent portfolio of Nortel Networks Corporation (“Nortel”) as a part of a consortium of companies. This strategic investment of which RIM’s portion was approximately $779 million, is expected to significantly strengthen the Company’s technology platform;

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Grew the BlackBerry subscriber base to approximately 77 million users by the end of fiscal 2012. RIM remains a leader in the rapidly growing smartphone market and BlackBerry holds either leading brand, leading device and leading brand on prepay positions in the United Kingdom, Netherlands, Spain, Saudi Arabia, UAE, South Africa, Nigeria, Indonesia and Latin America (Source: GfK December 2011);

•	Enhanced the BlackBerry developer platform, and exceeded two billion BlackBerry App World™ application downloads, with approximately six million downloads occurring each day on BlackBerry App World;

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BlackBerry® Messenger (BBM™) and social applications gained traction around the world, with approximately 55 million active BBM users as of March 3, 2012. There are now more than 325 socially connected BlackBerry applications that have already been downloaded close to 60 million times. RIM also launched BBM™ Music, a new social music sharing and discovery service;

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Launched the BlackBerry® PlayBook™ tablet and, later in fiscal 2012, launched BlackBerry® PlayBook™ OS 2.0, a free software upgrade for BlackBerry PlayBook™ tablet users that includes new features to enhance productivity and communications, including built-in email, calendar and contacts intended to deliver a socially connected BlackBerry experience;

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Announced BlackBerry® Mobile Fusion, the next generation enterprise mobile device management solution for BlackBerry, Android and iOS smartphones and tablets. BlackBerry Mobile Fusion, which was launched after the Company’s fiscal year end, allows organizations to efficiently manage existing BlackBerry smartphones and BlackBerry PlayBook tablets, anticipated BlackBerry 10 devices as well as devices running the Google® Android® and Apple® iOS® operating systems;

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Introduced BlackBerry® Balance™ technology with BlackBerry Mobile Fusion, BlackBerry® Enterprise Server and BlackBerry Enterprise Server Express. BlackBerry Balance allows enterprise users to carry one device and view both work and personal information in an integrated way while keeping the content separate and secure;

•	Launched new cloud services for small businesses with the BlackBerry Management Centre and enterprises with the BlackBerry Business Cloud Services for Microsoft Office 365;

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RIM’s Board of Directors appointed Thorsten Heins as President and Chief Executive Officer of the Company, and appointed Barbara Stymiest as the independent Chair of the Board as part of governance changes implemented in the fourth quarter of fiscal 2012; and

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Certain additional changes to the Board and management occurred following the fiscal year end, including the resignations of Jim Balsillie from the Board and Jim Rowan, Chief Operating Officer for Global Operations, as well as the retirement of David Yach, Chief Technology Officer, Software.

Fiscal 2011

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Introduced BlackBerry® 6, a new operating system for BlackBerry smartphones that retains the trusted features that distinguish the BlackBerry brand while delivering a powerful and simplified user experience;

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Announced several new developer tools to make it easier for applications developers to create and monetize feature-rich applications on the BlackBerry platform including the BlackBerry® Enterprise Application Development Platform; the next generation BlackBerry® Web Application Platform; BlackBerry® WebWorks Platform for the BlackBerry® PlayBook™ Tablet and BlackBerry® smartphones; and BlackBerry® Payment Service, BlackBerry® Push Service, BlackBerry® Advertising Service and BBM Social Platform Software Developer Kits (SDKs);

•	Launched a number of new smartphones including the BlackBerry® Bold™ 9650, BlackBerry® Bold™ 9780, BlackBerry® Curve™ 3G, BlackBerry® Pearl™ 3G, BlackBerry® Torch™, and the BlackBerry® Style™;

•	Announced the BlackBerry® PlayBook™ tablet, RIM’s first professional-grade tablet, based on the BlackBerry® Tablet OS;

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Introduced a number of new services, including BlackBerry® Enterprise Server Express, BlackBerry® Mobile Voice System 5 with Voice over Wi-Fi® calling, BlackBerry® Balance, and the BBM™ Mobile Gifting Platform;

•	Made a number of acquisitions including QNX® Software Systems which provides the technology behind the BlackBerry PlayBook OS 2.0 and the anticipated QNX BlackBerry 10 OS;

•	Strong growth in international markets with approximately 54.6% of the BlackBerry users coming from outside of North America; and

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Saw ongoing strong adoption of BlackBerry service in prepaid markets around the world and BlackBerry smartphone becoming the number one selling smartphone brand in the United States, Canada, Latin America Source: IDC Worldwide Mobile Phones Quarterly Tracker – Final Data – Q4 2010) and the United Kingdom (Source: GfK RT, Smartphones, Volume Sales , 2010 and Q4 2010) for calendar 2010.

Fiscal 2010

•	The BlackBerry subscriber base increased to over 41 million users from approximately 25 million in the previous fiscal year;

•	Launched a number of new devices, including the BlackBerry® Bold™ 9700, BlackBerry® Storm2™ 9520 and 9550, BlackBerry® Tour™, and the BlackBerry® Curve™ 8520 and 8530;

•	Introduced BlackBerry Enterprise Server 5.0 and BlackBerry Device Software 5.0 which offer extended capabilities to both end users and IT professionals;

•	Added over 75 new carrier and distribution channel relationships for a total of approximately 550 carriers and distribution channels in 175 countries;

•	Announced BlackBerry® Enterprise Server Express which offers basic BlackBerry Enterprise Server features free of cost to most Microsoft Exchange users; and

•	BlackBerry® Internet Service customers exceeded BlackBerry Enterprise Server as a percentage of the subscriber base for the first time.

NARRATIVE DESCRIPTION OF THE BUSINESS

Overview

RIM, a global leader in wireless innovation, revolutionized the mobile industry with the introduction of the BlackBerry® solution in 1999. BlackBerry products and services are currently used by over 77 million customers around the world. Founded in 1984 and based in Waterloo, Ontario, RIM operates offices in North America, Europe, Asia Pacific and Latin America. RIM’s common shares are listed on the NASDAQ Global Select Market (NASDAQ: RIMM) and the Toronto Stock Exchange (TSX: RIM).

With the BlackBerry platform, RIM believes it offers a market-leading wireless communications experience with push-based connectivity, industry-leading security and enterprise manageability, excellent radio performance and differentiated social applications such as BBM that provide immediacy, productivity and collaboration.

RIM believes the global smartphone and tablet markets are still in their infancy. BlackBerry is the leading smartphone in several markets around the world. The primary regions contributing to the Company’s recent growth are Latin America, Africa, Indonesia and parts of the Middle East and Western Europe. Some of RIM’s main competitors include Apple Inc, Google Inc, HTC Corporation, Huawei Technologies Co., Ltd, Microsoft Corporation, Nokia Corporation, Samsung Electronics Co., Ltd, LG Electronics Mobile Communications Company, Motorola Mobility Holdings, Inc. and ZTE Corporation.

RIM continues to focus on providing manageability and scalability solutions to BlackBerry users. With BlackBerry Balance, personal and work data are managed on a single device allowing work life balance management and information protection. BlackBerry Mobile Fusion gives information technology (“IT”) departments the ability to manage BlackBerry devices and other platforms through a single interface that provides a unified view for managing all mobile devices.

RIM maintains a strong balance sheet with negligible debt and approximately $2.1 billion in cash, cash equivalents and investments as of March 3, 2012. In fiscal 2012, RIM had annual sales of $18.4 billion. Net income was $1.2 billion, or $2.22 per share.

RIM made a number of strategic acquisitions in recent years including Torch Mobile, The Astonishing Tribe, New Bay, Gist and Tungle that are intended to accelerate RIM’s ability to innovate and deliver compelling products to market. In June 2011, RIM also participated in a successful bid for the Nortel patent portfolio as a part of a consortium of companies.

Industry Background

The Wireless Communications Industry

The wireless communications industry involves the provisioning of wireless voice and data services using radio frequency technologies (RF) on a variety of competing wireless networks. These networks are typically comprised of a distinct voice layer upon which data transmission layers have been subsequently installed. The most widely deployed wireless voice and data networks include GSM/GPRS/EDGE/HSPA and CDMA/1xRTT/EVDO. The two primary international voice and data networks GSM/GPRS/EDGE/HSPA and CDMA/EVDO continue to be upgraded to offer greater speeds and increased abilities to support subscriber concentration in the same and new RF spectrums. The rollout of these technologies is well underway and commercially available in many markets around the world.

Fiscal 2011 saw the first commercial introduction of next generation networks, including HSPA+, WiMax and LTE. These networks offer a number of improvements over the previous generations, with improved download and upload speeds being the most widely promoted. Wireless carriers in the United States have been aggressively deploying and marketing these “4G” networks. Deployment of these networks remains limited globally, but wireless operators in many international markets are expected to move to these new networks in the coming years.

In addition to voice and data communications, the convergence of computing and personal entertainment capabilities is also occurring on wireless communications devices across the industry. Most BlackBerry smartphones in the market today incorporate multimedia capabilities that include music, video recording and playback, camera, and access to games, content and other applications.

Wireless Communications Industry Markets and Segments

Historically, the wireless communications market has been highly segmented. Where previously the market was segmented into distinct enterprise and consumer/prosumer segments, the market has evolved in recent years and there is now significant overlap between the segments. The enterprise market is now characterized by a combination of enterprise deployed devices and devices that are purchased by consumers but also used in the corporate environment, commonly referred to as “Bring Your Own Device” (“BYOD”). These consumer devices are supported in a corporate environment by IT departments for access to corporate messaging and data applications. The Company has encountered challenges adapting to the BYOD movement as some IT departments that previously required employees to use the BlackBerry wireless solution because of its emphasis on security and reliability are permitting employees to choose devices offered by the Company’s competitors. To address this evolution of the market, RIM recently introduced products to take advantage of this market shift including BlackBerry Enterprise Server Express, BlackBerry Mobile Fusion and BlackBerry Balance, which give IT departments the ability to securely monitor multiple OS platforms as well as securely protect corporate data on an employee’s personal smartphone or tablet.

Products designed for deployment by enterprise IT departments typically include a smartphone or tablet that is deployed in conjunction with a behind-the-firewall messaging server. Consumer market offerings are chosen by the individual user and carrier and may be chosen based on an affinity for a certain feature or capability such as browsing, multimedia functions, instant messaging, games or other third-party applications. Enterprises that choose to support these consumer devices in their enterprise environment typically deploy middleware to manage the messaging and security of enterprise data access.

RIM believes that the following factors influence commercial success in the wireless device and services market:

•	integrated hardware, software and services platform;

•	intuitive interface and ease of use;

•	access to third party applications and content;

•	rich and efficient web-browsing experience;

•	extensive geographic coverage;

•	competitive pricing;

•	attractive industrial design;

•	trusted brand;

•	small size and light weight converged devices;

•	reasonable battery life;

•	multi-network support;

•	efficient bandwidth use;

•	end-to-end security;

•	push-based outbound port architecture;

•	extensive customer care capabilities;

•	connectivity to personal messaging, social networking, multimedia and other applications; and

•	connectivity to enterprise email and applications.

RIM believes that the barriers to entry to the wireless device and services market include the following:

•	proprietary technology platform, including hardware, software and service expertise;

•	intellectual property rights;

•	existing strategic alliances and relationships;

•	existing customer and channel relationships;

•	access to components and established supplier relationships;

•	scarcity of highly qualified personnel;

•	significant capital requirements;

•	significant development costs and time-to-market;

•	manufacturing expertise;

•	regulatory barriers, such as Federal Communications Commission (“FCC”) approval and network certification; and

•	market and brand recognition of industry leaders.

Success Factors

Through development of an integrated hardware, software and service platform that support multiple wireless network standards, RIM provides end-to-end wireless solutions for seamless access to information, including email, voice, instant messaging, short message service (“SMS”), Internet and intranet-based browsing, multimedia content and features, and consumer and business applications. RIM’s integration and focus of research and development in radio frequency, hardware and software design, OS development, antenna design, circuit board design, integrated circuit design, power management, industrial design, and manufacturing engineering result in cost-effective solutions that offer the ability to multi-task applications, a strong web browsing experience, a compelling platform for third party application development, ease of use, small size and attractive design, efficient bandwidth use, lengthy battery life, robust security and a significant return on investment to customers.

RIM believes that the following characteristics give the Company a competitive advantage and differentiate its products and services from those of its competitors:

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BlackBerry Cloud Infrastructure. The BlackBerry wireless solution uses a push-based architecture where the device is in constant connection with the network. BlackBerry users are provided with immediate message delivery, which has become the established industry benchmark and has propelled BBM to become a leading mobile instant communications platform. In addition, this push-based data delivery has been extended beyond email to other applications, so that the mobile application development community can take advantage of the push-based architecture inherent in the BlackBerry platform. Other features of the BlackBerry wireless solution include over-the-air distribution of applications, over-the-air calendar synchronization, over-the-air software updates, over-the-air folder management, wireless synchronization of deleted messages, enhanced IT manageability and personal organizer features such as contacts, tasks and memos. RIM also provides a robust corporate applications platform that masks the complexities of wireless application development by providing an integrated framework using web-services and object oriented programming tools that provide preconfigured support for end-to-end security and multiple data transport methods.

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Balancing IT and Consumer Demands. RIM has consistently developed products that balance end users’ demand for features with the demands of IT managers for security and manageability. RIM’s focus on business-grade solutions has won RIM a market-leading role in the enterprise market, while at the same time, BlackBerry continues to be widely embraced by consumers looking for robust smartphone features including instant messaging, email multimedia, web browsing and enhanced voice features. RIM also intends to grow its leadership position by offering IT departments tools that support the growing trend of BYOD to the corporate environment. To capitalize on this market, RIM has introduced products such as BlackBerry Mobile Fusion and BlackBerry Balance, which give IT departments the ability to securely monitor multiple OS platforms using the existing RIM infrastructure, as well as securely protect corporate data on an employee’s personal smartphone or tablet.

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Intellectual Property Rights. RIM has sought to protect the technology that it has developed through a combination of patent, copyright and trade secret protection as well as through contractual arrangements.

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Strength of the BlackBerry Brand and Market Awareness. BlackBerry is a globally recognized, trusted smartphone brand and continues to rank among the most valuable brands worldwide. In certain markets, brand alone is a strong influence on purchase decision.

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Support for Multiple Carriers, Geographies and Network Protocols. The BlackBerry solution offers choice and manageability for global customers. Through relationships with 650 wireless carriers and distribution partners in over 175 countries around the world, RIM is able to offer customers their choice of carrier depending on their needs in a particular geography. In addition, BlackBerry smartphones support many network protocols, including GSM/GPRS/EDGE/UMTS/HSPA, HSPA+, CDMA/1xRTT/Ev-DO and iDEN, offering customers the best choice of carriers and network technologies for their particular region without changing the underlying BlackBerry infrastructure. RIM will continue to launch new products for next generation networks, such as 4G and LTE, as the deployment scale and the economies around these networks are established.

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Growth of the BlackBerry App Ecosystem and Developer Community. An application-rich ecosystem is critical to succeeding in the mobile smartphone and tablet marketplace, and RIM continues to build a large network of thousands of commercial, independent and corporate software developers focused on developing consumer and enterprise level applications for BlackBerry smartphones and BlackBerry PlayBook tablets. The Company also expanded its developer base and application catalogue through the development of BlackBerry tools for Android Apps. Through the Company’s Android Player, Android developers can easily port Android applications to BlackBerry App World. BlackBerry App World provides BlackBerry smartphone users with a comprehensive electronic catalogue that aids in the discovery and download/purchase of applications directly from their BlackBerry smartphone. Users can purchase applications using their personal PayPal® account, credit card and through carrier billing. With 40 carriers around the world, users are able to purchase applications and have the charge applied directly to their wireless carrier bill. RIM is continuing to expand the reach and availability of its carrier billing service to more carriers and customers around the world.

The Company is continuing to grow and support its developer community through its annual developer conferences hosted in North America, EMEA, and APAC. These conferences are held by RIM to bring developers together for a series of keynotes, lectures and workshops.

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The BlackBerry Tablet OS, BlackBerry PlayBook Tablet, and QNX-based OS. RIM launched the BlackBerry PlayBook tablet based on the BlackBerry Tablet OS in April 2011, which supports symmetric multiprocessing and is built upon the QNX Neutrino® microkernel architecture. In February 2012, RIM launched BlackBerry PlayBook OS 2.0, a free software upgrade for BlackBerry PlayBook tablet users. Together, the abundant processing power and highly sophisticated operating system enables the BlackBerry PlayBook tablet to provide users with true multitasking and a highly-responsive and fluid touch screen experience for applications and content services.

The QNX operating system will become the basis for BlackBerry 10 smartphones currently expected to launch in the latter part of calendar 2012. RIM believes the BlackBerry 10 platform will combine the best aspects of the QNX and BlackBerry platforms, along with those from RIM acquisitions such as, The Astonishing Tribe, New Bay, Torch Mobile, Gist and Tungle.

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Access to Key Corporate Data Stores. BlackBerry Enterprise Server provides IT departments with the means to provide wireless access to all four main corporate data stores from a single integrated platform. The BlackBerry wireless platform is one of the only platforms in the market that provides access to corporate email and PIM, corporate voice PBX and hybrid IP/PBX stores, real-time computing and corporate IM such as IBM SameTime and Microsoft Live Communications Server, Microsoft Office Communications Server and enterprise applications such as customer relationship management (“CRM”), and enterprise social networking and collaboration applications such as IBM Lotus Connections and IBM Lotus Quickr. Additionally, the deployment of over 250,000 BlackBerry Enterprise Servers around the world makes it more difficult for a new solution to gain a market foothold.

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Security. The BlackBerry platform was designed as an end-to-end solution with comprehensive security specifically for enterprise access to email, PIM and other corporate information from a single wireless device. Through integration with Microsoft Exchange, IBM Lotus Domino and Novell GroupWise, the BlackBerry wireless solution provides corporate users with secure wireless access to their own corporate email rather than having to establish an additional email account. RIM’s security solution for enterprise customers includes end-to-end data encryption for confidentiality, robust remote IT management and full application controls to allow customers to address mobile malware. Inherent in the core platform is support for various Internet security standards such as SSL and IPSec, multiple user authentication schemes, a secure boot ROM, signed API access and an embedded firewall. In addition to the security built into the BlackBerry Enterprise Solution, RIM has developed a BlackBerry Smart Card Reader which further enhances BlackBerry device security for a wide range of government users. BlackBerry Enterprise Server Express has also been launched to provide enterprise grade security to the SME user free of charge. The BlackBerry Enterprise Solution has passed rigorous security assessments by many of the leading security institutions around the world, including Common Criteria EAL 4+ certification for BlackBerry Enterprise Server 5.0 and BlackBerry OS 5.0. BlackBerry was the first mobile platform to achieve Common Criteria EAL 4+ certification. The BlackBerry Enterprise Solution has been certified by Fraunhofer Institute SIT, and has been approved for use under the CAPS program in the United Kingdom. The solution has also had several FIPS-140 validations for its embedded encryption module, including the latest encryption module that is part of the BlackBerry 6, BlackBerry 7.1, and PlayBook operating systems.

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Spectral Efficiency. RIM has built a wireless infrastructure utilizing highly optimized wireless specific protocols and different methods of compression and rendering to efficiently send various types of data over the wireless carrier networks. In a limited bandwidth and capacity environment like that of wireless data, carriers benefit from spectral efficiencies including capital expenditures on wireless infrastructure, increased customer satisfaction and better capacity utilization. For the end customer, spectral efficiencies result in reduced latency, better battery life and the potential to take advantage of lower cost data plans where they are offered by the wireless carrier.

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ROI. The return on investment for the BlackBerry solution provides customers with rapid payback for their purchase. The primary benefits include personal productivity and team workflow enhancements. RIM continues to launch new IT administrator and end user features designed to lower the cost of buying, deploying and managing the BlackBerry solution. The network efficiency of the BlackBerry solution may also lead to lower data roaming charges for customers.

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BlackBerry Outbound Port Architecture. The BlackBerry wireless solution uses a secure infrastructure that does not require IT managers to compromise firewall security through the opening of an inbound firewall port. The BlackBerry infrastructure offers a number of efficiency and security benefits to carriers and end-users. These benefits are outlined in detail under “Competition.”

Strategy

RIM’s long-term and near-term strategy is based on four major principles focused on:

–	ensuring a successful launch of the BlackBerry 10 platform and the timely launch of the first BlackBerry 10 products;

–	leveraging the BlackBerry platform, brand and other assets to drive global subscriber growth and create value for RIM’s stakeholders;

–	implementation of broad efficiency programs across all functions in the organization; and

–	a realignment of the Company’s organization to reduce complexity and increase accountability.

The success of this strategy will be driven by:

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Successfully transitioning to BlackBerry 10, the Company’s next generation BlackBerry platform. The Company is focused on launching its BlackBerry 10 smartphones. RIM expects the next generation BlackBerry 10 OS will power future BlackBerry smartphones, tablets and embedded solutions such as those found in advanced automotive electronics, including entertainment, communications and navigation applications. RIM believes BlackBerry 10 will combine the best aspects of the BlackBerry and QNX Neutrino platforms to provide exceptional performance, high scalability and support for industry standard tools that are already familiar to hundreds of thousands of developers. BlackBerry 10 will also integrate features and functionalities that stem from the Company’s other recent acquisitions such as, The Astonishing Tribe, NewBay, Torch Mobile and Tungle. RIM believes the BlackBerry 10 mobile platform is optimized to connect people, devices, content and services. BlackBerry 10 will also integrate the Company’s other recent acquisitions such as The Astonishing Tribe and Torch Mobile. The Company currently expects to launch the first BlackBerry 10 smartphones in the latter part of calendar 2012.

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Leveraging the BlackBerry PlayBook to grow in targeted tablet markets. The BlackBerry PlayBook, based on the Company’s high performance QNX Neutrino microkernel architecture, represents RIM’s initial entrance into the emerging tablet market. With its slim and lightweight form factor, combined with its powerful multitasking, strong web browsing, HD video capability and secure microkernel architecture, the Blackberry Playbook is designed to meet the needs of a wide variety of users from high performance gaming enthusiasts, to security focused enterprises and government agencies. QNX provides the powerful software foundation that RIM believes gives the BlackBerry PlayBook the ability to redefine the limits of mobile computing with exceptional performance, high scalability and support for industry standard tools that are already familiar to hundreds of thousands of developers. In conjunction with the launch of BlackBerry 10 smartphones, the Company plans to focus on targeting and growing its tablet presence in key enterprise and consumer markets with future generation tablets.

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Leveraging and capitalizing on the embedded market. Over the past 30 years, QNX software has become a big part of everyday life, with people encountering QNX-controlled systems while driving, shopping, watching television, using the Internet, or even turning on a light. With its reliable characteristics, QNX software has been a preferred choice for life-critical systems such as air traffic control systems, surgical equipment, and nuclear power plants. The QNX powerful multimedia features can be found in a variety of products from in-dash radios and infotainment systems to casino gaming terminals. With mobile computing continuing to rapidly integrate with embedded operating systems, the Company plans to leverage its powerful mobility and embedded technologies to provide even higher-performance applications for markets such as telecommunications, automotive, medical instrumentation, automation and security.

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Seek strategic alliances and relationships. RIM intends to broaden the scope of and continue to strengthen and develop its strategic alliances. The Company may also consider new types of partnerships and relationships which could involve closer collaboration with other technology leaders to affirm and enhance the Company’s competitive position as a primary mobile device and solutions provider. Areas of strategic alliances and relationships include, but are not limited to, software application developers and companies, global telecommunications carriers, intranet and Internet applications and portal companies, Internet social networking providers, multimedia content providers, gaming platform vendors, consumer electronics retailers, microchip and other manufacturers, and global systems integrators.

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Grow the BlackBerry App Ecosystem and developer community. An application-rich ecosystem is critical to succeeding in the mobile smartphone and tablet marketplace, and RIM intends to continue to invest in its network of thousands of commercial, independent and corporate software developers focussed on developing consumer and enterprise level applications for BlackBerry smartphones and BlackBerry PlayBook tablets. BlackBerry App World™, the online applications storefront accessible through a BlackBerry device, is now available to customers in more than 148 countries. More than two billion applications have been downloaded to date through BlackBerry App World, with approximately six million downloads occurring daily. The Company also expanded its developer base and application catalogue through the development of BlackBerry tools for Android Apps. Through the Company’s Android Player, Android developers can easily port Android applications to BlackBerry App World for BlackBerry PlayBook users, and for future BlackBerry 10 devices. The Company plans to continue to invest in this critical ecosystem to ensure developers are able to successfully monetize their efforts of creating consumer and enterprise applications that give BlackBerry users exciting and productive ways to use their BlackBerry smartphones and BlackBerry PlayBook tablets.

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Continue leveraging the BlackBerry brand internationally. With a global subscriber base of more than 77 million users as of the end of fiscal 2012, BlackBerry is the number-one smartphone in many markets. With the popularity of services such as BBM, the Company’s leading mobile social platform with more than 55 million active BBM customers around the world, BlackBerry smartphones are embraced internationally for both their user experience and cost effectiveness for both carriers and customers. As smartphones still have a low penetration rate in many international markets, the Company plans to continue to invest to leverage its capabilities and strong brand recognition in these markets, and will implement strategies that allow it to aggressively pursue subscriber growth and further solidify RIM’s positioning in these key market segments.

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Grow BlackBerry services capability. RIM intends to grow its capabilities to expand its services beyond its current offerings which include real-time data push services such as BBM, market-leading security and backend integration with carrier systems.

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Maintain market leadership in the enterprise market and expand RIM’s customer base. RIM intends to maintain its position as a market leader in the enterprise market through a variety of strategies including focused sales and marketing efforts, the continued use of strategic alliances and relationships to promote the sale of its products and services, as well as utilizing indirect sales and marketing teams. RIM intends to expand its leadership through providing enterprise customers with new tools such as BlackBerry Mobile Fusion and BlackBerry Balance. These tools allow businesses to manage the growing IT trend of securely supporting multiple devices and operating systems, as well as employees’ personal devices, within a single corporate IT infrastructure.

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Achieve best in class operational metrics. RIM intends to simplify business processes and target areas of the business where greater efficiencies can be achieved. The Company is focused on driving best in class operational metrics through the implementation of broad efficiency programs across all functions in the organization. Through the Company’s CORE program, the Company is targeting areas such as product lifecycle management, supply chain management and business support services to achieve best in class operational metrics.

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Continue to invest in highly qualified personnel. RIM believes that the quality and skills of its employees have been key factors in its success to date. RIM intends to continue its recruiting strategies and operations worldwide to support its product development and growth strategies. RIM intends to retain, attract and develop personnel to drive organizational performance and foster an environment of innovation, learning and development for the Company’s talented workforce. In order to fully realize the potential of the Company’s personnel, the Company is also focused on realigning its organizational structure to reduce complexity and increase accountability to create a more effective work environment for its personnel.

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Targeted acquisition and investment strategy. RIM continues to evaluate and purchase companies and make investments in products that provide opportunities for growth or expansion of the BlackBerry value proposition. These may include but are not limited to companies or products related to software, wireless solutions, security, and applications, among others. The Company also intends to continue to purchase intellectual property (“IP”) in various forms and technologies when appropriate opportunities arise.

Products and Services

RIM’s primary revenue stream is generated by the BlackBerry wireless solution, comprised of smartphones and tablets, service and software. BlackBerry service is provided through a combination of RIM’s global BlackBerry Infrastructure and the wireless networks of RIM’s carrier partners.

Other revenue includes accessories, non-warranty repairs, BlackBerry App World and gains and losses on revenue hedge contracts.

The Company’s revenue mix for fiscal years 2012 and 2011 is as follows:

Revenue (U.S. millions)	March 3, 2012		February 26, 2011
Devices	$13,794	74.8%	$15,956	80.2%
Service	4,086	22.2%	3,197	16.1%
Software	318	1.7%	294	1.5%
Other	237	1.3%	460	2.2%

	$18,435	100%	19,907	100%

BlackBerry Smartphones and Tablets

BlackBerry smartphones use wireless, push-based technology that delivers data to mobile users’ business and consumer applications. BlackBerry smartphones integrate messaging including instant messaging, email and SMS; voice calling; webkit browser; multimedia capabilities; calendar, and numerous other applications, making it easy for customers to stay connected and entertained on the go.

During fiscal 2012, RIM introduced 10 new smartphones and launched substantial software updates to both its smartphone and tablet platforms. BlackBerry OS 7 added major performance enhancements with accelerated liquid graphics, improved media capture, faster web browsing and integrated communications capabilities. These improvements were further enhanced with the introduction of BlackBerry OS 7.1, which allows for new sharing experiences using NFC technology and the ability for the BlackBerry 7 smartphone to act as a Mobile Hot Spot and offer wireless internet connection through a cellular network for up to five Wi-Fi-enabled devices, including laptops and tablets. During fiscal 2012, RIM began to take steps to position itself as an industry leader in NFC and implemented this technology in a variety of its smartphone models. NFC implementation resulted in a number of certifications and recognition from industry agencies and major financial service providers.

BlackBerry PlayBook OS 2.0, released in February 2012, provided an important and innovative upgrade for the BlackBerry PlayBook tablet platform. This major software upgrade included native email, advanced calendar, and highly integrated social networking functionality and was free to all BlackBerry PlayBook users.

BlackBerry smartphones are available from hundreds of carriers and indirect channels, through a range of distribution partners, and are designed to operate on a variety of carrier networks, including HSPA/HSPA+/UMTS, GSM/GPRS/EDGE, CDMA/Ev-DO, and iDEN.

RIM’s BlackBerry smartphone and tablet portfolio for fiscal 2012 included:

BlackBerry Bold series

BlackBerry Bold 9900 and 9930

The thinnest BlackBerry smartphones to date and the first to offer the union of a high performance keyboard and touch display integrated within the iconic BlackBerry Bold design. Certain notable features include:

•	BlackBerry 7 OS

•	BlackBerry QWERTY keyboard

•	Thinnest BlackBerry to-date, 10.5mm

•	Premium materials and finishes such as brushed stainless steel and aerospace composite backing

•	1.2GHz Processor

•	Liquid Graphics™

•	High productivity, pre loaded collaboration software (BlackBerry Balance, BlackBerry Protect, Docs to Go Premium)

•	Integrated GPS including BlackBerry maps

•	5 MP camera and HD video recording (720 p)

•	High resolution touch display

•	NFC technology

BlackBerry Bold 9790

Full featured smartphone with touch display and keyboard built with premium materials and finishes, but in a more compact form factor than the BlackBerry Bold 9900 and 9930 series. Certain notable features include:

•	BlackBerry 7 OS

•	High-resolution and highly responsive touch display with a highly tactile keyboard

•	Powerful 1GHz processor

•	GPS and Wi-Fi support

•	5 MP camera with flash and video recording

BlackBerry Torch series

BlackBerry Torch 9810

A new and higher performance version of the BlackBerry Torch 9800, running BlackBerry 7 OS. Certain notable features include:

•	BlackBerry QWERTY keyboard

•	3.2”, high resolution touch display

•	1.2 GHz processor

•	Liquid Graphics

•	HD video recording

•	High productivity, pre-loaded collaboration software (BlackBerry Balance, BlackBerry Protect, Docs to Go Premium)

•	8GB of built in storage

All-Touch BlackBerry Torch 9850 and 9860

The BlackBerry Torch 9850 and 9860 new all-touch design, running BlackBerry 7 OS. Certain notable features include:

•	3.7” display – the largest to-date on a BlackBerry smartphone

•	Optimized for viewing multimedia

•	Fast and fluid browsing

•	Optimized for social application and gaming

•	High productivity, pre-loaded collaboration software (BlackBerry Balance, BlackBerry Protect, Docs-to-Go Premium)

•	HD video recording

•	1.2GHz Processor

BlackBerry Curve series

BlackBerry Curve 9350/9360/9370

Designed to address a large segment of the global mobile phone market by providing customers with an affordable, easy-to-use, full-featured and socially-connected smartphone. Certain notable features include:

•	BlackBerry 7 OS

•	Comfortable keyboard for fast and accurate typing

•	GPS and Wi-Fi support

•	5MP camera with flash and video recording

•	NFC technology

All-Touch BlackBerry Curve 9380 Smartphone

The first all-touch smartphone in the BlackBerry Curve family. Certain notable features include:

•	BlackBerry 7 OS

•	3.2” high resolution display

•	GPS and Wi-Fi support

•	5MP camera with flash and video recording

•	NFC technology

The BlackBerry PlayBook tablet

The BlackBerry PlayBook tablet features the new BlackBerry PlayBook OS 2.0 based on technology resulting from the Company’s acquisition of QNX in fiscal 2011. The BlackBerry PlayBook offers a 7-inch high definition display, a dual core 1GHZ processor, dual high definition cameras, true multitasking and a powerful and fast web browsing experience that supports Adobe Flash.

New Features of PlayBook OS 2.0 include:

•	Integrated messaging client with a powerful unified inbox

•	Calendar and contacts applications with social integration

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Updated bridge applications that enhance functionality between your BlackBerry smartphone and BlackBerry PlayBook. Improved mobile productivity (updated document editing capabilities, new Print To Go application and functionality that enables your BlackBerry handheld to act as a remote control keyboard and mouse)

•	New applications and content (including thousands of new applications, a new video store and enhanced web browsing)

BlackBerry Enterprise Solution

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BlackBerry Enterprise Server – BlackBerry Enterprise Server is robust software that acts as the centralized link between BlackBerry smartphones, enterprise systems, business applications and wireless networks. BlackBerry Enterprise Server integrates with enterprise messaging systems including Microsoft Exchange, IBM Lotus Domino and Novell GroupWise to wirelessly and securely synchronize with BlackBerry smartphones to provide mobile users with secure, push-based wireless access to email, calendar, contacts, notes and tasks. It also provides access to business applications and enterprise systems behind the firewall. Additionally it provides advanced security features and offers administrative tools that simplify management and centralize control. BlackBerry Enterprise Server is required for certain other enterprise solutions such as BlackBerry® Mobile Voice System (for bringing desk phone functionality to BlackBerry smartphones); BlackBerry® Clients for Microsoft® Office Communications Server, IBM® Lotus® Sametime® and Novell® GroupWise® Messenger (for enterprise instant messaging); IBM Lotus Connections (for enterprise social networking); IBM Lotus Quickr™ (for document sharing and collaboration); and Chalk® Pushcast Software (for corporate podcasting).

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BlackBerry Mobile Fusion and BlackBerry Balance – The Company also recently announced new services which allow corporate IT professionals to securely manage smartphones and tablets from multiple vendors. BlackBerry Mobile Fusion, which was launched after the Company’s fiscal year end, provides a web-based interface that allows enterprises to provision, audit, and protect mobile devices including BlackBerry smartphones, BlackBerry PlayBook tablets, and devices that use iOS® and Android™. BlackBerry Balance helps enterprises support the BYOD trend. With BlackBerry Balance, the enterprise allows its users to enjoy the personal functionality of applications on a smartphone while retaining full control over business data security

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BlackBerry Enterprise Server Express – BlackBerry Enterprise Server Express is free server software that wirelessly and securely synchronizes BlackBerry smartphones with Microsoft® Exchange or Microsoft® Windows® Small Business Server. BlackBerry Enterprise Server Express works with Microsoft Exchange 2010, 2007 and 2003 and Microsoft Windows Small Business Server 2008 and 2003 to provide users with secure, push-based, wireless access to email, calendar, contacts, notes and tasks, as well as other business applications and enterprise systems behind the firewall. Importantly, the server software utilizes the same robust security architecture found in BlackBerry Enterprise Server. The software offers economical advantages to small and medium -sized enterprises (“SMEs”) that desire some of the enterprise-grade security and manageability options of BlackBerry Enterprise Server but do not require all of its advanced features. BlackBerry Enterprise Server Express software also provides a cost-effective solution that enables IT departments to meet the growing demand from employees to be able to connect their personal BlackBerry smartphones to their work email.

BlackBerry Mobile Voice System (BlackBerry MVS) – BlackBerry MVS allows organizations to converge office desk phones and BlackBerry smartphones, so users can access standard enterprise voice features whether at their desks or on the go. BlackBerry MVS is comprised of three components: BlackBerry® MVS Client, BlackBerry® MVS Services, and BlackBerry® MVS Server. It unifies fixed and mobile voice communications so users can be reached at a single business phone number and access enterprise voice features with an intuitive and integrated approach. BlackBerry MVS offers advanced security features and system management functionality that permits organizations to route mobile calls through the PBX, automatically authenticating BlackBerry smartphone users and enabling phone calls to be logged or recorded for corporate or regulatory requirements.

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Hosted BlackBerry services – Hosted BlackBerry services bring the trusted BlackBerry® Enterprise Server features, functionality, and advanced security capabilities in a package that is managed for end users. Hosted BlackBerry services are conveniently handled and supported by a BlackBerry certified partner from the BlackBerry® Alliance Program, giving SME enterprises the support and convenience they need.

Service

Revenue from service is recognized rateably on a monthly basis when the service is provided. In instances where the Company bills the customer prior to performing the service, the prebilling is recorded as deferred revenue.

Software

Revenue from licensed software is recognized at the inception of the license term and in accordance with industry-specific software revenue recognition accounting guidance. When the fair value of a delivered element has not been established, the Company uses the residual method to recognize revenue if the fair value of undelivered elements is determinable. Revenue from software maintenance, unspecified upgrades and technical support contracts is recognized over the period that such items are delivered or those services are provided.

BlackBerry Technical Support Services

BlackBerry Technical Support Services are a comprehensive suite of annual technical support and software maintenance programs. The programs are designed to meet the customer’s unique BlackBerry support needs by offering a single point of contact for BlackBerry wireless solution technical support directly from RIM. Support can be provided for all BlackBerry software regardless of where it was initially purchased or downloaded. There are various support levels to satisfy different customers’ specific support needs for the BlackBerry wireless solution.

Non-Warranty Repairs

RIM generates revenue from its repair and maintenance program for BlackBerry smartphones that are returned to RIM by the carrier, the reseller, or the customer for repair after the expiration of the contractual warranty period.

Third Party Software Developers

RIM provides a feature rich open standards-based development platform which allows third party commercial and enterprise software developers to build and deploy custom applications to run on BlackBerry smartphones. To facilitate this, RIM provides a number of products and technologies to third party developers, wireless carriers and enterprise customers to enable them to develop distribute and manage these applications. For application development, RIM provides a suite of software development tools for both BlackBerry smartphones and the BlackBerry PlayBook tablet enabling applications to be developed using technologies such as Java, HTML5, Javascript®, Native C/C++ with OpenGL® ES support, Adobe® Flash® and Adobe® AIR®. BlackBerry PlayBook OS 2.0 will run most Android 2.3 applications without any code changes. RIM expects to release BlackBerry 10 SDKs in fiscal 2013 building on open standards and open source wherever possible in order to provide developers with a rich User Interface (UI) framework. RIM also provides a variety of advanced services to application developers to enable them to develop deeply integrated applications that leverage online network services. These advanced services include the BlackBerry Messenger Social Apps Platform, Push Service, Payments Service, Advertising Service, Location Service, Analytics Service and Scoreloop. Using these services, developers can create applications that take advantage of integrated social networking services, push notifications, in-app payments and advertising, advanced location services, application usage information, and social gaming features.

RIM embraces open standards and open source, supporting Lua, OpenAL, cocos2d-x, Box2D, jQuery, Sencha, Dojo, and has an open source repository that can be accessed at github.com/blackberry.

For distribution and management of enterprise applications, RIM provides a suite of tools and technologies within the BlackBerry Enterprise Server to enable secure and managed provisioning of applications to enterprise employees. BlackBerry Enterprise App World allows organizations to offer employees easy access to a catalogue of trusted applications.

For distribution of personal and consumer applications, RIM provides wireless carriers with the ability to distribute select applications to their customer base and also provides BlackBerry App World as a direct storefront for BlackBerry customers.

BlackBerry App World is an application storefront managed by RIM that enables developers to reach BlackBerry subscribers around the world. Since launching on April 1, 2009, BlackBerry App World is now available in over 164 markets and supports 26 currencies and 13 languages. Over 6 million applications are downloaded daily with an aggregate of over 2 billion downloads to-date. With the launch of BlackBerry PlayBook OS 2.0 there are over 15,000 applications available for BlackBerry PlayBook tablet and over 70,000 applications in total. BlackBerry App World provides BlackBerry smartphone and BlackBerry PlayBook users with a way to discover and download/purchase of applications directly from their BlackBerry smartphone or BlackBerry PlayBook. Users can purchase applications using their personal PayPal® account, credit card and through carrier billing. With 40 carriers around the world, users are able to purchase applications and have the charge applied directly to their wireless carrier bill. RIM is continuing to expand the reach and availability of its carrier billing service to many more carriers and customers around the world.

Industry Associations

RIM is an active participant in numerous industry associations and standards bodies including:

•	4G Americas
•	Alliance for Telecommunications Industry Solutions (ATIS)
•	American National Standards Institute
•	Bluetooth SIG
•	CDMA Development Group
•	Consumer Electronics Association
•	European Telecom Standards Institute
•	GlobalPlatform
•	GSM Association
•	IEEE (Professional Support Services for P1725)
•	International Imaging Industry Association (I3A)
•	International Telecommunication Union (ITU)

•	JEDEC
•	MIDI
•	MIPI: Mobile Industry Processor Interface
•	NGMN (Germany)
•	Open Mobile Alliance
•	Telecommunications Industry Association (TIA)
•	TIA 3rd Generation Partnership Project 2
•	UPnP Forum (Universal Plug and Play
•	Wholesale Applications Community (WAC)
•	Wi-Fi – Alliance
•	WiMAX Forum
•	Wireless World Research Forum
•	World Wide Web Consortium

RIM’s involvement with these and other associations includes standards development, government advocacy, joint marketing, participation in conferences and trade shows, training, technology licensing by RIM and business development.

Sales, Marketing and Distribution

RIM markets and sells its BlackBerry wireless solution primarily through global wireless communications carriers (carrier partners) as well as through third party distribution channels which distribute the solution to end users. RIM has a number of carrier-focused business units that support the sales and marketing efforts of RIM’s carrier partners through training, technical account management and sales and marketing support. As of March 3, 2012, RIM’s marketing, sales and business development, BlackBerry operations, customer support and technical support teams consisted of approximately 4,800 full time employees.

Customers

RIM is dependent on a number of significant global carrier partner customers with respect to the sales of its products both in terms of the numbers of devices sold and the aggregate value of its sales.

While the Company sells to a variety of customers, one customer comprised 13% of accounts receivable as at March 3, 2012 (February 26, 2011 – one customer comprised 15%). There are no customers that comprise more than 10% of the Company’s fiscal 2012 revenue (fiscal 2011 revenue – two customers comprised 11% each).

The primary direct customers for the BlackBerry wireless solution are wireless carriers.

The Company sells GSM/GPRS/EDGE, CDMA/Ev-DO/Ev-DO Rev A, UMTS/HSPA, HSPA+ and iDEN devices and software to carriers, who in turn bundle devices and software with airtime and sell a complete wireless solution to end customers. The Company also sells devices through indirect channels and these devices are resold by a third party with or without a service plan from RIM’s carrier partners. Software is licensed directly to end customers, although it is distributed by carriers, resellers and directly through RIM. The Company’s BES supports multiple networks and devices, so that BlackBerry service from multiple carriers can be deployed within a company using the same BES software.

Sales outside the United States, the United Kingdom and Canada comprised approximately 60% of the total consolidated revenue during fiscal 2012. Sales in the United States represented approximately 23% of total consolidated revenue during the year. Sales in the United Kingdom represented approximately 10% of total consolidated revenue and sales in Canada represented the remainder.

Competition

The Company is engaged in an industry that is highly competitive and rapidly evolving and, to date, no technology has been exclusively or commercially adopted as the industry standard for wireless data communication. Accordingly, both the nature of competition and the scope of the business opportunities afforded by this market are currently evolving, uncertain and highly competitive.

While RIM has recently enjoyed rapid growth in many international markets such as Thailand, Indonesia, Spain, Latin America, and others, particularly in the consumer segment, the Company has seen its global market share decline over the past several years relative to companies such as Apple and its iOS ecosystem, and companies that build smartphones based on the Android ecosystem, such as Samsung. In the United States, the Company has experienced a substantial decline in its largest market and experienced a net decrease in its subscriber base. This decline is due to a variety of factors including consumer preferences for devices with access to the broadest number of applications, such as those available in the iOS and Android environments. Market share has also been impacted by the significant number of new Android-based competitors that have entered the market, and a growing trend in enterprises to support multiple devices. In addition, the increased desire by carriers to sell devices that operate on the new, faster LTE networks being built has also impacted the Company’s market share, as these networks feature faster download speeds and allow carriers to offer higher-value data plans. RIM’s first LTE devices are scheduled to be launched with the Company’s first BlackBerry 10 smartphones, currently expected in the latter part of calendar 2012.

Despite increased competitive pressures in consumer segments, RIM remains a leader in enterprise mobility, with deployments in over 90% of the Fortune 500 companies. BlackBerry smartphones in combination with the BlackBerry Enterprise Server set the standard in mobile enterprise for secure, reliable and manageable mobile access to enterprise resources and applications. However, trends towards BYOD deployments, wherein some companies are allowing employees to connect their own smartphones to corporate networks, have increased competitive pressure on RIM in the enterprise market. New products and services such as BlackBerry Balance, which allows for the secure co-existence of enterprise and corporate data on BlackBerry devices, and Mobile Fusion, RIM’s next generation BES that will extend Mobile Device Management (MDM) services for iOS and Android based devices through a unified BlackBerry administration console, demonstrate RIM’s continued innovation and leadership and are intended to further solidify RIM’s position in the enterprise market. RIM’s new Mobile Fusion platform also includes support for the BlackBerry PlayBook, as well as future BlackBerry 10 devices, which the Company expects to reinforce RIM’s reputation in enterprise mobility.

Strategic relationships in the wireless data communications industry are also evolving. Specific infrastructure manufacturers, network operators, content providers and other businesses within the industry may currently be customers of, suppliers to, strategic partners with, or investors in other businesses. The Company is currently working with a number of businesses, some of which are direct competitors with each other and others of which are current or potential competitors of RIM. It is unclear to what extent network infrastructure developers, enterprise software vendors, PC or PDA vendors, key network operators or content providers and others will seek to provide integrated wireless solutions, including access devices developed internally or through captive suppliers.

Providers of mobile operating system platforms that compete with RIM’s BlackBerry platform include Apple Inc. (iOS), Google Inc. (Android), Microsoft Inc. (Windows Phone), and Nokia Corporation (Symbian). In the wireless data communications access market, the Company is aware of a number of suppliers of access devices for public wireless data networks, including: Apple Inc.; Dell, Inc.; Fujitsu Limited; General Dynamics Corporation; Hitachi America, Ltd.; HTC Corporation; Huawei Technologies Co. Ltd.; LG Electronics Mobile Communications Company; Mitsubishi Corporation; Motorola Mobility Holdings, Inc.; NEC Corporation; Nokia Corporation; Samsung Electronics Co., Ltd.; Sharp Corporation; Sony Corporation; and ZTE Corporation. In addition, the Company faces competition from companies focused on providing middleware to facilitate end-to-end wireless messaging solutions. Companies in this category include IBM Corporation; Microsoft Corporation; Notify Technology Corporation; Openwave Systems Inc.; Seven Networks, Inc.; Sybase, Inc., and Good Technologies. Some of the Company’s competitors have greater name recognition, larger customer bases, and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company does.

A variety of approaches are being pursued as diverse handset and handheld vendors attempt to provide mobile access to corporate data. These approaches include smartphones, superphones, other mobile data devices such as tablets and netbooks, a variety of middleware offerings and other end-to-end integrated wireless solutions.

A key aspect of competitive differentiation among industry participants involves the inclusion of a sophisticated NOC in the system architecture. RIM pioneered the use of a sophisticated multi-node centralized architecture responsible for the routing of messages to and from devices. The key benefits of the NOC are message delivery reliability, network utilization efficiency and security. By isolating firewalls from the devices, NOCs avoid the need for numerous simultaneous inbound connections through the firewall which is a significant security consideration for many IT managers. Other benefits of NOCs include eliminating the opportunity for Denial of Service Attacks against the firewall, protecting against bad packets reaching devices, and enhancing service quality by providing advanced compression and by acting as a buffer between the limited capacity of wireless networks and the massive capacity of the wired environment.

It is important to note that some of the cost of operating the NOC is often charged directly to carriers by the solution vendor as is the case with RIM. Carriers typically include the infrastructure access fee within data plans at the same or lower prices than data plans provided for solutions without NOCs partly because of the superior network efficiency of NOC-based systems. As such, end users get a better performing solution with a superior security model at the same or lower cost to products without NOCs.

PRODUCT DESIGN, ENGINEERING AND RESEARCH & DEVELOPMENT

The Company’s research and development (“R&D”) strategy seeks to provide broad market applications for products derived from its technology base. As of March 3, 2012, RIM’s research and development team consisted of approximately 6,100 full time employees. Research and development expense was approximately $1.6 billion in fiscal 2012, compared to $1.4 billion in fiscal 2011.

Efficiencies in board layout and component integration utilizing the latest in High Density Interconnection (“HDI”), component packaging and attachment technology combined with proprietary software and firmware features allow RIM to customize its core proprietary hardware designs to address new applications, network protocols and transmission frequencies. RIM’s radio transceiver technology can be adapted to support multiple protocols in the wireless data communications market, supporting its position as a primary supplier of wireless and related hardware and software products.

RIM has developed its own radio code stack and incorporates this radio code stack into the processors that are deployed in BlackBerry smartphones. Additionally, QNX, a subsidiary of RIM, has developed a mobile computing platform utilizing the unique micro kernel POSIX certified tablet OS. This OS supports the first generation of professional grade BlackBerry PlayBook tablets, and will become the basis for BlackBerry 10 smartphones, which are currently expected to launch in the latter part of calendar 2012.

The development and support of RIM’s products require several key areas of expertise within RIM to be closely integrated. RIM has recruited and developed teams with expertise in these required areas and the Company believes that the integration and focus of these teams provides RIM with a significant competitive advantage. The following chart outlines several of these key areas of expertise together with their design and user benefits.

Key Area of Expertise	Design and User Benefits
Application & User Interface Technologies	Fluid, user-friendly applications with hardware acceleration for maximum performance; deep integration into core experience Rich tooling enabling rapid development and superior user experience
Integrated Communication Application	Intuitive next generation inbox merging email and social communication
Power Management	Low power requirements – efficient battery consumption
Firmware	Integration, customization – low cost, small size, efficient battery consumption
Software Tools	Software development kits – more applications available
Testing Software	Fast and thorough test/debug – low cost, better quality, improved service/support
Operating System Technologies

High performance, scalable and secure platform

spanning handsets, mobile computing, automotive

and embedded

Richer user experiences, common application

ecosystem, embracing of open standards

Multi-tasking and rich developer environment

Product Design	Award winning products / outstanding customer experience through software and user interfaces
RF Engineering	High performance radio – low cost, small size, efficient battery consumption, better coverage
Display	High resolution bright displays with improved power characteristics
Audio	Improved audio quality in all environments through hardware and signal processing design. Excellent multi-media capability
Intelligent Antennas	Effective radiated power – better coverage and efficient battery consumption
Analog RF & Digital ASIC	Integration – low cost, small size

The Company’s R&D efforts are focused primarily on the following areas:

•	developing new devices for current and emerging wireless network technologies and market segments;
•	revolutionizing smartphones and tablets through the development of the BlackBerry 10 OS built upon the QNX-based platform;
•	developing core technology and platforms for next generation air interfaces and networks, including evolution of 3G and 4G wireless networks;
•	evolving the functionality, security and performance of its BlackBerry wireless solution and BlackBerry smartphones and tablets;
•	building device software including operating systems, radio code, graphics and media frameworks, application runtimes, networking technologies, and BlackBerry applications;
•	developing server and desktop software for enterprise and consumer environments;
•	developing infrastructure systems to provide the underlying support for wireless network and Internet connectivity;
•	providing a platform and tools for third party software developers and enterprises to write and wirelessly enable applications;

•	improving manufacturing and testing technologies; and
•	developing accessories to be used with BlackBerry smartphones and tablets.

The Company also engages in longer term fundamental research both directly and by selective funding of university research projects.

The Company endeavors to take advantage of specific government and academic financial assistance programs to support its research activities where available.

The Company dedicates a major portion of its R&D investments to software for the BlackBerry wireless solution. This includes device and platform software as well as device applications, server software and infrastructure with an emphasis on satisfying the needs of both corporate IT departments and individual customers.

The Company has previously entered into two project development agreements with Technology Partnerships Canada (“TPC”), which provided partial funding for certain research and development projects.

Funding received by the Company from TPC for the first agreement (TPC-1) totaled $3.9 million and was repayable in the form of royalties of 2.2% on gross product revenues resulting from the project. The Company was obligated to pay royalties on all project revenues up to a maximum of $6.1 million. The Company has fully repaid its obligations with respect to TPC-1.

The second agreement with TPC is for a development project (TPC-2) under which total contributions from TPC have been $23.3 million. The Company had fulfilled all prerequisite funding conditions and recorded all of the contributions as at February 28, 2004. This contribution is repayable to TPC in the form of a royalty of 2.2% on gross business revenues, subject to the Company maintaining a minimum number of Canadian employees and to certain annual maximum amounts through fiscal 2015, not exceeding $45 million. The Company has recorded $4.9 million (CAD) on account of TPC royalty repayment expense with respect to TPC-2 obligation during fiscal 2012.

The Company also qualifies for investment tax credits (“ITC”) on eligible expenditures on account of Canadian scientific research and experimental development. In fiscal 2012 the Company recognized the benefits of its ITCs in its consolidated statements of operations as a reduction in income tax expense.

Intellectual Property

The policy of the Company is to apply for patents, acquire and/or seek other appropriate proprietary or statutory protection when it develops valuable new or improved technology. RIM believes that the rapid pace of technological change in the communications industry makes patent and trade secret protection important, but this protection must be supported by other means including the ability to attract and retain qualified personnel, new product introductions and frequent product enhancements.

RIM protects its technology through a combination of patents, designs, copyrights, trade secrets, confidentiality procedures and contractual arrangements. RIM seeks to patent key concepts, components, protocols, processes and other inventions that it considers to have commercial value or that will likely give RIM a technological advantage. Although RIM applies for patent protection primarily in Canada, Europe and the United States, the Company has filed, and will continue to file, patent applications in other countries where there exists a strategic technological or business reason to do so. During fiscal 2012, RIM was part of a consortium of companies that successfully bid for the Nortel patent portfolio. This resulted in a strategic investment on the part of the Company of $780 million, which is expected to significantly strengthen the Company’s technology platform, as the Company prepares to deliver next generation platforms and smartphone technologies. To broadly protect RIM’s inventions, the Company has a team of in-house patent attorneys and also consults with outside patent attorneys who interact with employees, review invention disclosures and prepare patent applications on a broad array of core technologies and competencies. As a result, RIM owns rights to an array of patented and patent pending technologies relating to wireless communication technology.

It is RIM’s general practice to enter into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of its proprietary information. In addition, the Company generally enters into agreements with employees that include an assignment to the Company of all intellectual property developed in the course of employment.

RIM also enters into various types of licensing agreements related to technology and intellectual property rights. RIM enters certain of these agreements to obtain rights that may be necessary to produce and sell products into the wireless industry. RIM may also license its technology and intellectual property to third parties through various licensing agreements.

Production

RIM outsources the majority of its manufacturing to specialized global Electronic Manufacturing Services (“EMS”) companies who are positioned to meet the volumes, scale, cost and quality requirements of the Company. RIM strives to reduce its risk and dependency on these companies by having various partners located in key geographical locations, thereby increasing leverage on cost, quality and operational performance. Access to each manufacturing facility is available upon RIM’s demand, and these facilities are regularly audited by RIM personnel trained in this function. RIM also operates a facility in Waterloo, Ontario that is approximately 242,000 square feet and is primarily focused on New Product Introduction (“NPI”) and research and development related activities.

In the coming year, RIM expects to continue to evolve its supply chain model. RIM will also look to continue to enhance its new product introduction and supply chain planning activities through further integration with RIM internal research and development activities.

RIM generally controls sourcing decisions for materials and services that are incorporated into RIM products. Outsourced manufacturing partners are responsible for transacting business on behalf of RIM with component suppliers, but RIM generally negotiates pricing of these materials and services. Depending on market conditions, RIM may order more or less of a particular material or service and attempts to source components from at least two suppliers with a view to avoiding different types of supply disruption. Component availability and pricing of components may also be affected by the volumes the Company generates, compared to the volumes a competitor may require. See also “Risk Factors - The Company relies on its suppliers to supply functional components and is exposed to the risks that these suppliers will not supply components on a timely basis or of the desired quality; if the Company’s sales volumes decrease or do not reach projected targets it may result in increased costs that could make its products less competitive”.

Regulatory Matters

In addition to the regulatory requirements applicable to any business, an access device manufacturer must obtain certification from the radio/telecommunications regulatory authorities in most jurisdictions before commencing commercial sale of its products in those jurisdictions. A significant competitive advantage exists for manufacturers with established businesses who have previously met the certification requirements for their products and who are familiar with the regulatory process.

RIM’s products must be approved by the FCC before they can be used in commercial quantities in the United States. In Canada, the relevant regulatory authority is Industry Canada. The European Community (“EC”) defines CE marking requirements within the Radio and Telecommunication Terminal Equipment (“R&TTE”) Directive for use in EC member states. Regulatory requirements are similar in other jurisdictions. All regulators require access devices to meet various standards, including limits with respect to interference with other electronic equipment and safety standards with respect to human exposure to electromagnetic radiation.

RIM’s BlackBerry wireless devices, which are made commercially available by RIM, meet FCC, Industry Canada, and EC requirements. In addition, RIM devices have obtained regulatory approvals required by other countries where such products are made commercially available by RIM.

At the present time, RIM has the required regulatory certifications for its testing facilities which allow the Company to perform all the testing required by the FCC, Industry Canada, and the EC. In addition, RIM can also perform some of the testing which is required by other international regulatory authorities in some of the countries where the Company’s products are commercially available.

Corporate Responsibility

RIM is committed to operating in a sustainable way that respects the environment, RIM employees, the communities in which the Company operates and RIM’s business partners around the world. Product sustainability efforts include implementing design for environment principles, material selection processes, energy efficiency and packaging assessments as well as product take back programs. Additionally, RIM has formalized a number of policies to reflect the Company’s commitment to responsible business practices and issues a Corporate Responsibility (“CR”) report annually. The CR report as well as other documents and policies relating to RIM’s efforts in this area can be viewed on RIM’s website.

Environmental Regulations and Costs

Some of the Company’s operations are subject to regulation under various provincial, federal, state and international laws relating to environmental protection and the proliferation of hazardous substances. In parts of Europe and North America, the Company is currently obligated to comply with substance restrictions, packaging regulations, energy efficiency ratings and certain product take-back and recycling requirements. In addition, the Company may be required to comply with emerging substance restrictions and product take-back requirements in other jurisdictions that would make the Company responsible for recycling and/or disposing of products the Company has sold. These and other environmental laws may become more stringent over time, may be required in more places of RIM’s business and may require the Company to incur substantial compliance costs.

Employees

As of March 3, 2012, RIM had approximately 16,500 full-time employees: approximately 6,100 in the product development area; approximately 1,500 in sales and marketing; approximately 1,300 in customer care and technical support; approximately 1,950 in manufacturing and supply chain; and approximately 5,650 in administration and business professional functions, which includes information technology, BlackBerry network operations and service development, finance, legal, facilities and corporate administration.

Facilities

Waterloo, Ontario, Canada

The Company’s corporate headquarters and new product introduction manufacturing facilities are based in Waterloo. RIM’s operations are housed primarily in two campus-style developments; the facilities include 25 buildings, 17 of which are owned for a total square footage of 1,787,170 and eight of which are leased, for a total square footage of 413,439. The central Waterloo campus houses engineering, manufacturing as well as research and development groups. RIM’s corporate, administration and finance operations are based out of the Company’s campus in north Waterloo, consisting of four newly constructed buildings. Two owned facilities based in nearby Cambridge totaling 736,853 square feet are used for various global logistics and repair services groups.

Canada – Other

RIM owns and occupies a 158,000 square foot facility outside Ottawa, Ontario. Engineering and research and development operations are the focus of this centre. Leased space has grown substantially to an estimated 265,000 square feet, including the sub-lease of a large 147,000 square foot facility. In addition to two owned buildings which total 318,936 square feet, Mississauga, Ontario is home to two leased facilities totaling 70,109 square feet. RIM owns and occupies a 160,000 square foot customer service operations center located in the greater Halifax, Nova Scotia area, as well as leasing two sites in Fredericton, New Brunswick for a total square footage of 42,867. RIM also leases approximately 7,000 square feet in Vancouver, British Columbia supporting administrative functions. In total, RIM occupies 1,009,424 square feet in Canada, outside the Waterloo-Cambridge, Ontario area.

USA & Latin America

The U.S. headquarters of RIM are composed of a campus-style complex of five buildings totaling 242,582 square feet outside Dallas, Texas, housing certain sales, marketing, legal, research and development, customer service operations and administrative activities. Operations in Raleigh, North Carolina have increased to a total of 94,354 mainly located within the CentreGreen campus. RIM leases an additional 571,519 square feet throughout the United States, primarily for research and development. Sales and marketing and distribution activities in Latin and South America are supported by approximately 34,000 square feet with locations in Uruguay, Brazil and Mexico.

EMEA – Europe, Middle East & Africa

RIM operations in Europe are headquartered out of two locations in Slough, England comprising of 153,000 square feet in total. Operations in Germany are comprised of four leased facilities totaling 111,863 square feet used for research & development and sales. A number of other small offices are leased throughout Europe, totaling 99,000 square feet, which are used primarily for sales and marketing activities.

Asia-Pacific

RIM has continued to expand operations in the Asia Pacific region. In China alone, RIM leases approximately 81,000 square feet, including space for research and development in Beijing. A number of small sales-based offices are also located throughout China. As a whole, RIM operates out of Australia, China, Hong Kong, India, Indonesia, Japan, Malaysia, Singapore and South Korea, with a total space of 205,680 square feet for sales and marketing activities and customer operations support.

Globally, RIM operates a number of leased and owned datacenters totaling approximately 89,096 square feet of space.

Legal Proceedings

The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against these claims that it provides to certain of its partners and customers. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been and will likely continue to be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors – Risks Related to Intellectual Property” and “Risk Factors - Risks Related to the Company’s Business and its Industry - The Company is subject to general commercial litigation, class action and other litigation claims as part of its operations, and it could suffer significant litigation expenses in defending these claims and could be subject to significant damage awards or other remedies” in RIM’s Annual Information Form for the fiscal year ended March 3, 2012, which is included in RIM’s Annual Report on Form 40-F.

Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where it is considered probable for a material exposure to result and where the amount of the claim is quantifiable, provisions for loss are made based on management’s assessment of the likely outcome. The Company does not provide for claims that are considered unlikely to result in a significant loss, claims for which the outcome is not determinable or claims where the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.

On March 7, 2008, FlashPoint Technology Inc. (“FlashPoint”) filed a patent infringement lawsuit against the Company and 14 other defendants in the U.S. District Court for the District of Delaware. The patents-in-suit include United States (“U.S.”) Patent Nos. 6,118,480, 6,177,956, 6,222,538, 6,223,190 (the “‘190 Patent”), 6,249,316, 6,486,914 and 6,504,575. These patents are generally directed to digital camera and imaging technologies. On May 31, 2008, FlashPoint dismissed its complaint as to 6 of the 7 patents-in-suit, leaving only the  ‘190 Patent in the litigation against the Company. On February 6, 2009, FlashPoint filed an amended complaint adding Patent Nos. 5,903,309, 6,278,447 (the “‘447 Patent”) and 6,400,471 (the “‘471 Patent”). Only the  ‘447 Patent and the  ‘471 Patent were asserted against the Company. The complaint sought an injunction and monetary damages. On December 17, 2009, the Court stayed the entire litigation pending completion of all re-examinations of the patents-in-suit.

On May 13, 2010, FlashPoint filed a complaint with the U.S. International Trade Commission (“ITC”) against the Company, as well as three other defendants, alleging infringement of U.S. Patent Nos. 6,134,606; 6,163,816; and 6,262,769. These patents are generally directed to digital camera and imaging technologies. The ITC set the trial for April 7-13, 2011. The initial determination was scheduled to be provided on July 13, 2011 and the target date for completion of the investigation was November 14, 2011. The Company and FlashPoint settled all outstanding litigation on March 30, 2011 for an amount immaterial to the Consolidated Financial Statements.

On June 20, 2008, St. Clair Intellectual Property Consultants, Inc. (“St. Clair”) filed a patent infringement lawsuit against the Company and other defendants in the U.S. District Court for the District of Delaware. The patents in suit include U.S. Patent Nos. 5,138,459; 6,094,219; 6,233,010 and 6,323,899. These patents are generally directed to image processing in digital cameras. On October 31, 2011, the Court held a hearing to address summary judgment motions filed by both sides. Proceedings are ongoing.

On November 16, 2010, St. Clair filed a second complaint against the Company and other defendants in the District of Delaware. The patents in suit include U.S. Patent Nos. 5,630,163; 5,710,929; 5,758,175; 5,892,959; 6,079,025 and 5,822,610. These patents are generally directed to power management. The complaint seeks an injunction and money damages. The claim construction hearing was held on December 16, 2011, and the trial will begin sometime after November 9, 2012. Proceedings are ongoing.

On October 31, 2008, Mformation Technologies, Inc. filed a patent infringement lawsuit against the Company in the U.S. District Court for the Northern District of California. The patents-in-suit include U.S. Patent Nos. 6,970,917 and 7,343,408. These patents are generally directed to remote device management functionality. A claim construction hearing was held on November 20, 2009. On February 26, 2010, the Court issued a claim construction order. A trial date was set for September 2011, but then later vacated. On August 31, 2011, the Court requested additional claim construction briefings. The Court held a hearing on September 26, 2011 for oral argument on the additional claim construction as well as motions for summary judgment and then took the issues under advisement. On December 19, 2011, the Court issued an order on the parties’ summary judgment motions and the additional claim construction. Jury selection is set for June 14, 2012, with trial to begin on June 19, 2012. Proceedings are ongoing.

On November 17, 2008, Spansion, Inc. and Spansion LLC (“Spansion”) filed a complaint with the ITC against Samsung Electronics Co., Ltd. and other related Samsung companies (collectively “Samsung”) and other proposed respondents, including the Company, who purchase flash memory chips from Samsung, alleging infringement of U.S. Patent Nos. 6,380,029 (“the ‘029 Patent”); 6,080,639 (“the ‘639 Patent”); 6,376,877 (“the ‘877 Patent”) and 5,715,194 (“the ‘194 Patent”). The patents relate generally to flash memory chips. The complaint did not seek monetary damages, but requests that the ITC issue orders prohibiting RIM products containing certain flash memory chips made by Samsung from being imported into the U.S. and sold in the U.S. On March 16, 2010 and April 7, 2010, the administrative law judge (“ALJ”) presiding over the case granted consent motions from Spansion to terminate the ITC investigation in part as to the ‘029 Patent and the ‘639 Patent, respectively, thereby leaving only two patents remaining in the case. From May 3, 2010 to May 14, 2010, a trial was held regarding the ‘877 Patent and the ‘194 Patent. On October 22, 2010, the ALJ issued his initial determination finding no violation. On December 23, 2010, the ITC decided not to review the ALJ’s initial determination, thereby letting stand the ALJ’s finding of no violation. The investigation has been terminated.

On August 6, 2010, Spansion LLC filed a second complaint with the ITC against Samsung and other respondents, including the Company, which use Samsung flash memory, alleging infringement of U.S. Patent Nos. 7,018,922; 6,900,124; 6,369,416; and 6,459,625. All the patents-at-issue are generally directed to flash memory chips. The complaint did not seek monetary damages, but requested that the ITC issue orders prohibiting certain RIM products containing Samsung flash memory chips from being imported into the U.S. and sold in the U.S. The ALJ had set a trial date of June 20, 2011 and a target date for completion of the investigation of January 12, 2012. Samsung and Spansion settled all outstanding litigation around June 16, 2011, resulting in the dismissal of all outstanding litigation against the Company.

On November 20, 2008, the Company filed a lawsuit for declaratory judgment of non-infringement, invalidity and unenforceability against four Eastman Kodak (“Kodak”) patents in the U.S. District Court for the Northern District of Texas (Dallas Division). The patents-in-suit include U.S. Patent Nos. 5,493,335, 6,292,218 (“the  ‘218 Patent”) and 6,600,510 (“the ‘510 Patent”) which are generally directed to digital camera technologies and U.S. Patent No. 5,226,161 which is directed to data sharing in applications. Kodak counterclaimed for infringement of these same patents seeking an injunction and monetary damages. The claim construction hearing was held on March 23, 2010. On July 23, 2010, Kodak dismissed the ‘510 Patent from the case without prejudice. The Court set an initial trial date in December 2010. The Court also ordered mediation to seek to settle the case. Mediation was unsuccessful and on November 29, 2010 the Court reset the trial date for August 1, 2011. On July 20, 2011, the Court again reset the trial date for the three-week docket beginning on March 5, 2012. On January 19, 2012, following federal rules, Judge Kinkeade stayed the proceedings because Kodak declared bankruptcy. The Company filed an unopposed motion with the bankruptcy court to lift the stay. On March 9, 2012, the bankruptcy court granted the Company’s motion to lift the stay of the case pending in the Northern District of Texas. Proceedings are ongoing.

On January 14, 2010, Kodak filed a complaint with the ITC against the Company and Apple Inc. alleging infringement of the ‘218 Patent and requesting the ITC to issue orders prohibiting certain RIM products from being imported into the U.S. and sold in the U.S. On February 23, 2010, the ITC published a Notice of Investigation in the Federal Register. The ALJ set a trial date of September 1, 2010 and a target date for completion of the investigation by the ITC of May 23, 2011. A claim construction hearing was held on May 24-25, 2010. The Chief Judge issued his claim construction order as an Initial Determination on June 22, 2010. In accordance with the ALJ’s ruling, the trial was held and lasted for six days. On January 24, 2011, the ALJ ruled that the Company’s products do not infringe the ‘218 Patent and that the only asserted claim is invalid as obvious. Kodak and the ITC Staff separately petitioned for ITC review on February 7, 2011. The Company also filed a contingent petition for review on February 7, 2011. On March 25, 2011, the ITC issued a public notice advising that the ITC would review Chief Judge Luckern’s decision. The ITC delayed the target date for completion of the investigation by the ITC. The new target date was June 23, 2011. On July 8, 2011, the ITC issued an Opinion with its review of Chief Judge Luckern’s decision. The ITC remanded issues concerning both infringement and validity. The remand proceedings were assigned to a different ALJ, Administrative Law Judge Pender, as Chief Judge Luckern retired from the bench. Acting Chief Judge Bullock initially set October 30, 2011 as the target date for the new ALJ to determine how much additional time is necessary for the remand proceedings and to set a new final target date and later extended this date to December 30, 2011. On December 16, 2011, ALJ Pender determined that he will reopen the record to permit limited additional discovery and extended the target date to September 21, 2012 to allow time for the parties to complete this discovery and remand briefing. On January 26, 2012, Judge Pender decided not to reopen the record due to fact that certain issues had become moot. Proceedings are ongoing.

On May 5, 2009, Fractus, S.A. (“Fractus”) filed a lawsuit against the Company and eight other defendants in the U.S. District Court for the Eastern District of Texas alleging infringement of nine patents (U.S. Patent Nos. 7,015,868; 7,123,208; 7,148,850; 7,202,822; 7,312,762; 7,394,432; 7,397,431; 7,411,556; and 7,528,782). These patents generally relate to antennae technology. The complaint sought an injunction and monetary damages. The Court issued a claim construction order on November 9, 2010. The Company and Fractus settled on April 6, 2011 for an amount immaterial to the Consolidated Financial Statements.

On August 21, 2009, Xpoint Technologies (“Xpoint”) filed a lawsuit against the Company and twenty-eight other defendants, in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent No. 5,913,028. The patent is generally directed to data traffic delivery. The complaint sought an injunction and monetary damages. The Company and Xpoint settled on April 4, 2011 for an amount immaterial to the Consolidated Financial Statements.

On September 23, 2009, SimpleAir, Inc. filed a lawsuit against the Company and ten other defendants in the U.S. District Court for the Eastern District of Texas alleging infringement of U.S. Patent Nos. 6,021,433; 7,035,914; 6,735,614; and 6,167,426. The patents are generally directed to the generation, processing and/or delivery of content, notifications and updates for computing devices. The complaint seeks an injunction and monetary damages. The claim construction hearing occurred on June 17, 2011, and the trial is scheduled to begin on December 5, 2011. The Court issued its Markman decision on September 2, 2011. On October 27, 2011, the Court continued the trial date, setting it for April 23, 2012. Proceedings are ongoing.

On November 23, 2009, Klausner Technologies Inc. (“Klausner”) filed a lawsuit against the Company and Motorola in the United States District Court for the Eastern District of Texas (Tyler Division) alleging infringement of U.S. Patent Nos. 5,572,576 and 5,283,818. The patents are generally directed to visual voice mail. The complaint seeks an injunction and money damages. Klausner served the Company on March 23, 2010. Proceedings are ongoing.

On March 3, 2010, Smartphone Technologies LLC (“Smartphone”) filed a lawsuit against the Company and 12 other defendants in the U.S. District Court for the Eastern District of Texas alleging infringement of U.S. Patent Nos. 6,950,645; 7,076,275; 5,742,905; 7,506,064; 6,533,342; 6,711,609 and RE40,459. On October 15, 2010, Smartphone amended its complaint alleging infringement of three additional patents U.S. Patent Nos. 6,505,215; 6,728,786 and 7,693,949. The patents are generally directed to phone features relating to dialing and background task management, device power management, telephonic and data networking, displaying Internet content, and synchronization. The complaint sought an injunction and monetary damages. During a scheduling conference held on September 7, 2010, the Markman hearing was scheduled for September 8, 2011 and the jury selection for trial was set for March 5, 2012. The Company and Smartphone settled all outstanding litigation on August 1, 2011 for an amount immaterial to the Consolidated Financial Statements.

On March 31, 2010, MobileMedia Ideas LLC (“MMI”) filed a lawsuit against the Company in the U.S. District Court for the Eastern District of Texas (Marshall Division) alleging infringement of U.S. Patent Nos. 5,479,476; 5,845,219; 6,055,439; 6,253,075; 6,427,078; RE.39231; 5,732,390; 5,737,394; 6,070,068; 6,389,301; 6,446,080; and 7,349,012. The patents are generally directed to mobile telephone technologies including mobile telephone user interfaces, call control, speech signal transmission and imaging. The complaint seeks an injunction and monetary damages. The claim construction hearing was scheduled for January 11, 2012, and trial was scheduled to begin July 12, 2012. On August 30, 2011, the case was transferred from the Eastern District of Texas to the Northern District of Texas (Dallas). On November 4, 2011, MMI filed an amended complaint in the Northern District of Texas, alleging infringement of four additional patents: U.S. Patent Nos. 5,490,170; 6,049,796; 6,871,048; and, 6,441,828. The amended complaint seeks an injunction, money damages and other relief that the Court may deem proper under the circumstances. Proceedings are ongoing.

On June 30, 2010, Bandspeed Inc. filed a lawsuit against the Company as well as 36 other defendants in the U.S. District Court for the Eastern District of Texas (Marshall Division) alleging infringement of U.S. Patent Nos. 7,027,418 and 7,570,614. The patents are generally directed to a method for selecting communication channels using frequency hopping. The complaint seeks an injunction and monetary damages. The claim construction hearing is scheduled for October 23, 2012, and trial is scheduled to begin July 1, 2013. On August 15, 2011, the case was transferred from the Eastern District of Texas to the Western District of Texas (Austin Division), where a lawsuit involving the same patents is currently pending against a number of parties, including Cambridge Silicon Radio Limited (“CSR”). On December 15, 2011, the Court issued an order requiring Bandspeed to amend its complaint to identify all allegedly infringing products, and allow possible impleader of other chip manufacturers or suppliers. On January 24, 2012, the Court issued an order setting the deadline for impleader to February 23, 2012. However, no other chip manufacturers or suppliers were impleaded. The trial is currently scheduled to begin January 13, 2013, involving Bandspeed and CSR only. Dates for claim construction and the trial have not yet been set with respect to any other defendant, including the Company. Proceedings are ongoing.

On August 4, 2010, EON Corporation IP Holdings LLC (“EON”) filed a lawsuit against the Company as well as 16 other defendants in the U.S. District Court for the Eastern District of Texas (Tyler Division) alleging infringement of U.S. Patent No. 5,592,491. The patent is generally directed to a two-way communication network and a method for communicating between subscriber units and a local base station repeater cell. The complaint seeks an injunction and monetary damages. The claim construction hearing was held on January 5, 2012, and trial is scheduled to begin October 1, 2012. On February 8, 2012 Magistrate Judge Love issued his report and recommendation on claim construction. Proceedings are ongoing.

On September 23, 2010 EON filed suit in the U.S. District Court for the District of Delaware against the Company and 16 other defendants alleging infringement of U.S. Patent No. 5,663,757. This patent is generally directed to software controlled multi-mode interactive TV. The complaint seeks an injunction and money damages. The claim construction hearing is scheduled for May 3, 2013, and trial is scheduled to begin August 12, 2013. Proceedings are ongoing.

On September 2, 2010, Innovative Sonic Limited filed suit against the Company in the U.S. District Court for Eastern District of Texas (Tyler Division) asserting infringement of U.S. Patent Nos. 6,925,183; RE 40,077; and 7,436,795. The patents are generally directed to window based polling and timing as well as security keys in a wireless communication system. The complaint seeks an injunction and monetary damages. The claim construction hearing was scheduled for November 10, 2011, and trial was scheduled to begin June 4, 2012. Subsequently, the case was transferred from the Eastern District of Texas to the Northern District of Texas (Dallas Division). The Dallas Court issued a scheduling order stating that it does not intend to hold a Markman hearing and set a trial date in March 2013. Proceedings are ongoing.

On September 7, 2010, Wordcheck Tech LLC filed a lawsuit against the Company as well as over 40 other defendants in the U.S. District Court for Eastern District of Texas (Tyler Division) asserting infringement of U.S. Patent No. 6,782,510. The patent is generally directed to a word checking tool. The complaint seeks an injunction and monetary damages. The claim construction hearing is scheduled for September 6, 2012, and trial is scheduled to begin July 8, 2013. The Company and Wordcheck settled all outstanding litigation on November 2, 2011 for an amount immaterial to the Consolidated Financial Statements.

On September 8, 2010, Eatoni Ergonomics, Inc. (“Eatoni”) filed a motion to vacate a June 8, 2010 arbitration award and a March 2007 arbitration award in the U.S. District Court for the Southern District of New York in a lawsuit filed on November 19, 2008 against the Company alleging that: the Company breached the March 2007 arbitration award; the license to the Company for Eatoni’s U.S. Patent 6,885,317 (the “‘317 Patent”) is invalid; the Company infringed the ‘317 Patent; and the Company monopolized the reduced QWERTY market with its Sure Type line of devices. The original lawsuit to which this matter relates was filed on April 28, 2005 and settled on September 26, 2005 through mediation. A subsequent arbitration proceeding was held in February 2007 with an arbitration award issued in March 2007. An arbitration related to the current Court action was held in December 2009 with an arbitration award issued on June 8, 2010. On December 5, 2011, the judge dismissed the amended complaint against the Company with prejudice. On December 22, 2011, Eatoni filed a Notice of Appeal. On February 15, 2012, Eatoni filed its Appeal Brief.

On October 20, 2010, TQP Development LLC (“TQP”) filed a lawsuit against the Company and 10 other defendants in the U.S. District Court for the Eastern District of Texas (Marshall Division). The complaint alleges infringement of U.S. Patent No. 5,412,730. The patent generally relates to encryption technology. The complaint seeks an injunction and money damages. The Company and TQP settled all outstanding litigation on November 2, 2011 for an amount immaterial to the Consolidated Financial Statements.

On October 28, 2010, Alfred Levine (“Levine”) amended his complaint to add the Company to a suit filed in the U.S. District Court for the Eastern District of Texas (Marshall Division). Fourteen other defendants are named in the suit. The complaint alleged infringement of U.S. Patents Nos. 6,243,030 and 6,140,943. The patents are generally directed to wireless navigation systems. The complaint sought an injunction and monetary damages. The Company and Levine settled on June 13, 2011 for an amount immaterial to the Consolidated Financial Statements.

On January 5, 2011, Advanced Display Technologies of Texas, LLC filed a lawsuit against the Company as well as over eight other defendants in the U.S. District Court for the Eastern District of Texas (Tyler Division), asserting infringement of U.S. Patent Nos. 5,739,931 and 6,261,664. These patents are generally directed to display technologies. The complaint seeks an injunction and monetary damages. The claim construction hearing is scheduled for March 31, 2012, and trial is scheduled to begin on July 1, 2013. Proceedings are ongoing.

On February 23, 2011, Summit 6 LLC filed a lawsuit against the Company as well as five other defendants in the U.S. District Court for the Northern District of Texas (Dallas Division) asserting infringement of U.S. Patent Nos. 7,765,482 and 6,895,557. These patents are generally directed to web-based media submission tools. The complaint seeks an injunction and monetary damages. Trial is scheduled to begin on November 5, 2012. Proceedings are ongoing.

On February 24, 2011, Golden Bridge Technology, Inc. filed a lawsuit against the Company as well as over 20 other defendants in the U.S. District Court for the District of Delaware, asserting infringement of U.S. Patent Nos. 6,574,267 and 7,359,427. These patents are generally directed to 3G wireless technologies. On August 16, 2011, the Court stayed the case to allow for mediation. The complaint seeks an injunction and monetary damages. Proceedings are ongoing.

On March 6, 2011, Mr. Marco Luzzatto filed a lawsuit against two of the Company’s carriers in Israel, Pelephone Communications Limited and Partner Communications Company Limited. Luzzatto accused various BlackBerry handsets of infringing Israeli Patent No. 121 225 that is generally directed to use of customized ringtones. Pursuant to Master Supply Agreement indemnification provisions, the Company agreed to indemnify the carriers. The Company and Luzzatto settled on August 29, 2011 for an amount immaterial to the Consolidated Financial Statements.

On March 11, 2011, OGMA, LLC (“OGMA”) filed a lawsuit against the Company as well as 13 other defendants in the U.S. District Court for the Eastern District of Texas (Marshall Division). The complaint asserted infringement of U.S. Patent No 6,150,947 generally directed to programmable motion-sensitive sound effect devices. The complaint sought monetary damages and other relief the Court decides is just and appropriate. The Company and OGMA settled on May 6, 2011 for an amount immaterial to the Consolidated Financial Statements.

On March 15, 2011, Unified Messaging Solutions, LLC (“Unified Messaging Solutions”) filed a lawsuit against the Company as well as 19 other defendants in the U.S. District Court for the Eastern District of Texas (Tyler Division). The complaint asserted infringement of U.S. Patent Nos. 6,857,074; 7,836,141; 7,895,306; and 7,895,313 generally directed to web-based messaging service technology. The complaint sought monetary damages and further relief as the Court may deem just and appropriate. The Company and Unified Messaging Solutions settled on August 2, 2011 for an amount immaterial to the Consolidated Financial Statements.

On March 16, 2011, MOSAID Technologies Incorporated (“MOSAID”) filed a lawsuit against the Company as well as 20 other defendants in the U.S. District Court for the Eastern District of Texas (Marshall Division.) MOSAID asserted that the defendants infringe 7 patents: US Patent Nos. 5,131,006; 5,151,920; 5,422,887; 5,706,428; 6,563,786; 6,563,786 and 6,992,972. The patents are generally directed to IEEE 802.11 technology. The claim construction is scheduled for February 18, 2012, and the trial is scheduled to begin August 4, 2014. The complaint seeks an injunction and money damages. Proceedings are ongoing.

On March 18, 2011, Content Delivery Solutions, LLC (“Content Delivery Solutions”) filed a lawsuit against the Company, as well as nine other defendants in the U.S. District Court for the Western District of Texas (Austin) asserting infringement of U.S. Patent Nos. 6,058,418 and 6,393,471; however only one of these patents has been asserted against the Company (U.S. Patent No. 6,393,471). The patents generally relate to marketing data delivery technology. The complaint sought an injunction and money damages. On April 18, 2011, Content Delivery Solutions filed an amended complaint asserting infringement by the Company and other of its co-defendants of U.S. Patent No. 6,098,180 directed to data delivery technology. The Company and Content Delivery Solutions settled all outstanding litigation on August 2, 2011 for an amount immaterial to the Consolidated Financial Statements.

On March 18, 2011, Imperium (IP) Holdings, Inc., filed a complaint against the Company as well as six other defendants in the U.S. District Court for the Eastern District of Texas (Tyler Division) asserting infringement of U.S. Patent Nos. 6,271,884; 6,838,651; 6,838,715; 7,064,768; and 7,109,535; however, only three of these patents have been asserted against the Company (U.S. Patent Nos. 6,271,884; 6,838,715 and 7,109,535). The complaint seeks an injunction and monetary damages. The claim construction is scheduled for May 31, 2012, and the trial is scheduled to begin January 7, 2013. Proceedings are ongoing.

On March 30, 2011, TierraVision, Inc. filed a lawsuit against the Company as well as two other defendants in the U.S. District Court for the Southern District of California asserting infringement of U.S. Patent No. Re 41,983, generally relating to compression method technology. The complaint seeks an injunction and money damages. On September 16, 2011, the Court issued an order severing the lawsuit into three separate actions, one for each defendant. On February 21, 2012, the Court issued an order staying the action against the Company pending reexamination of the patent-in-suit. Proceedings are ongoing.

On March 30, 2011, H-W Technology L.C. (“H-W”) filed a lawsuit against the Company as well as nineteen other defendants in the U.S. District Court for the Northern District of Texas (Dallas Division) asserting infringement of U.S. Patent No. 7,525,955 generally relating to technologies involving converging data and voice services. The complaint seeks an injunction and money damages. The Company and H-W settled all outstanding litigation on February 16, 2012 for an amount immaterial to the Consolidated Financial Statements.

On April 19, 2011, Hybrid Audio LLC filed a lawsuit against the Company as well as seven other defendants in the U.S. District Court for the Eastern District of Texas (Tyler Division) asserting infringement of U.S. Patent No. Re: 40,281 which is generally directed to MPEG-1 Layer III technology. The complaint seeks an injunction and money damages. The claim construction hearing is scheduled for June 6, 2012 and the trial is scheduled to begin June 3, 2013. Proceedings are ongoing.

On May 13, 2011, MyPort IP, Inc. (“MyPort”) filed a lawsuit against the Company as well as six other defendants in the U.S. District Court for the Eastern District of Texas (Tyler Division) asserting infringement of U.S. Patent No. 7,778,440 which is generally directed to a forensic communication method. The complaint seeks money damages. The Company and MyPort settled all outstanding litigation on January 12, 2012 for an amount immaterial to the Consolidated Financial Statements.

On June 15, 2011, Dolby International AB (“Dolby”) filed a lawsuit against the Company in the U.S. District Court for the Northern District of California asserting infringement of U.S. Patent Nos. 6,978,236; 7,003,451; 7,382,886; 7,469,206; and 7,590,543 which are generally relate to High Efficiency Advanced Audio Coding (HE AAC) technologies. The complaint seeks money damages and other relief as is just and proper. Dolby also filed a companion case in Germany. On August 2, 2011, the Company and a subsidiary of Dolby, Via Licensing Corporation, entered into a license agreement for an amount immaterial to the Consolidated Financial Statements. This agreement resolves all disputes at issue in the litigations. The pending Dolby suits were dismissed in September 2011.

On July 1, 2011, GPNE Corp. filed a lawsuit against the Company as well as nine other defendants in the U.S. District Court for the District of Hawaii asserting infringement of U.S. Patent Nos. 7,555,267; 7,570,594; and 7,792,492 which are generally directed to GPRS technology. The complaint seeks money damages and other relief that the Court may deem proper under the circumstances. The claim construction is scheduled for August 13, 2012. No trial date has been set. On March 9, 2012 the Company’s motion to transfer the case to Dallas was granted. Proceedings are ongoing.

On August 1, 2011, Tahir Mahmood filed a lawsuit against the Company in the U.S. District Court for the Southern District of New York seeking correction of inventorship of U.S. Patent No. 6,219,694, which is generally directed to the Company’s redirector technology; and, claims for conversion, unfair competition, and unjust enrichment. The complaint seeks correction of inventorship, an injunction, money damages, punitive damages and other relief that the Court may deem proper under the circumstances. On January 24, 2012, the Court granted the Company’s motion for summary judgment as to Tahir Mahmood’s claims for conversion, unfair competition and unjust enrichment. The Court denied the Company’s motion for summary judgment as to Tahir Mahmood’s claims for correction of inventorship.

On February 3, 2012, Tahir Mahmood filed a new complaint against the Company in the U.S. District Court for the Southern District of New York seeking correction of inventorship of U.S. Patent Nos. 7,386,588; 6,463,464; and, 6,389,457, as well as “such other RIM patents the Court may deem proper;” and, claims for fraud, breach of fiduciary duty, conversion, unfair competition and unjust enrichment. The complaint seeks correction of inventorship, injunctive relief, money damages, punitive damages and other relief that the Court may deem proper under the circumstances. Proceedings are ongoing.

On August 26, 2011, Synchronoss Technologies, Inc. (“Synchronoss”) filed a lawsuit against Newbay Software, Ltd and Newbay Software, Inc. (together, “Newbay”) in the U.S. District Court for the District of New Jersey. Synchronoss alleges that Newbay infringes U.S. Patent Nos. 6,671,757; 7,505,762; and, 7,587,446. The patents are generally directed to data synchronization and transfer for mobile devices. The complaint seeks an injunction, money damages and other relief that the Court may deem proper under the circumstances. Proceedings are ongoing.

On August 31, 2011, Openwave Systems Inc. (“Openwave”) filed a request that the ITC commence an investigation of alleged unlawful importation by the Company and that the ITC issue orders prohibiting certain RIM products from being imported into the U.S. and sold in the U.S. Openwave alleges that the

Company infringes U.S. Patents Nos. 6,233,608; 6,289,212; 6,405,037; 6,430,409; and 6,625,447. The patents are generally related to wireless data management. Trial has been set for October 15, 2012 and the target date is March 12, 2013. Proceedings are ongoing. Openwave also filed a companion complaint in the U.S. District Court for the District of Delaware regarding the same patents. On October 17, 2011 the Delaware Court stayed the case pending the ITC investigation.

On September 6, 2011, Inductive Design Inc. (“Inductive”) filed a lawsuit against the Company in the U.S. District Court for the Eastern District of Texas (Beaumont Division), along with ten other defendants. Although in the suit Inductive asserted three patents U.S. Patent Nos. 6,346,861; 6,395,637; and 6,661,325, Inductive alleged that the Company infringes only U.S. Patent No. 6,395,637. The patents are generally directed to single chip radio and Bluetooth technologies. The complaint seeks money damages and other relief that the Court may deem proper under the circumstances. The Company and Inductive settled all outstanding litigation on November 29, 2011 for an amount immaterial to the Consolidated Financial Statements.

On September 7, 2011, Negotiated Data Solutions Inc., filed a lawsuit against the Company in the U.S. District Court for the Eastern District of Texas (Marshall Division) along with five other defendants asserting infringement of U.S. Patent Nos. 5,361,261; 5,533,018; 5,566,169; and 5,594,734, which are generally directed to isochronous capability or frame based transmission of data. The complaint seeks an injunction and money damages. Proceedings are ongoing.

On September 7, 2011, ClassCo Inc., filed a lawsuit against the Company in the U.S. District Court for the Northern District of Illinois (Eastern Division) along with ten other defendants alleging infringement of U.S. Patent Nos. 6,970,695 and 7,206,572, which are generally directed to calling party announcement technologies. The complaint seeks money damages and other relief that the Court may deem proper under the circumstances. The Company and ClassCo Inc. settled all outstanding litigation on November 28, 2011 for an amount immaterial to the Consolidated Financial Statements.

On September 8, 2011, Lochner Technologies filed a lawsuit against the Company and 21 other defendants in the U.S. District Court for the Eastern District of Texas alleging infringement of U.S. Patent No. 7,035,598. The patents are generally directed to a computer system composed of a storage and control unit and an input/output unit, and a wireless link between the units. The complaint seeks an injunction and money damages. The Company answered the complaint on December 14, 2011. Proceedings are ongoing.

On September 8, 2011, Hopewell Culture and Design, LLC (“Hopewell”) filed a lawsuit against the Company in the U.S. District Court for the Eastern District of Texas (Marshall Division) along with 10 other defendants. Hopewell alleges that the Company infringes U.S. Patent No. 7,171,625 generally directed to an apparatus for interacting with content represented by an active visual display element. The complaint seeks money damages, punitive damages, attorney fees, and other relief that the Court may deem proper under the circumstances. The Company answered the complaint on February 10, 2012. Proceedings are ongoing.

On September 9, 2011, Personal Audio, LLC (“Personal Audio”) filed a lawsuit against the Company in the U.S. District Court for the Eastern District of Texas (Beaumont Division), along with 4 other defendants. Personal Audio alleges that the Company infringes U.S. Patent No. 6,199.076 generally directed towards navigating media playlists. The complaint sought an injunction and money damages. The Company and Personal Audio, LLC settled all outstanding litigation with an agreement having an effective date of December 9, 2011 for an amount immaterial to the Consolidated Financial Statements.

On September 12, 2011, WiAV Networks, LLC filed a lawsuit against the Company and one other defendant in the U.S. District Court for the Northern District of Texas alleging infringement of U.S. Patent Nos. 6,480,497 and 5,400,338. The patents are generally directed to coordinate-based roaming node and a packet radio mesh network. The complaint seeks an injunction and money damages. The Company answered the complaint on October 27, 2011. The claim construction hearing was scheduled for September 20, 2012, and trial was scheduled to begin September 23, 2013. Proceedings are ongoing.

On September 13, 2011, Brandywine Communications Technologies LLC (“Brandywine”) filed a lawsuit against the Company in the U.S. District Court for the Middle District of Florida (Orlando Division), along with 13 other defendants asserting infringement of U.S. Patent Nos. 5,719,922 and 6,236,717, which are generally directed to voice data answering machine technologies. The complaint seeks money damages and other relief that the Court deems just and proper. On February 17, 2011, the Court severed the claims against all defendants and dismissed the action, ordering Brandywine to pursue the claims in separate actions. On February 21, 2012, Brandywine filed a new complaint against the Company in the Orlando Division. Brandywine re-alleges that the Company infringes U.S. Patent Nos. 5,719,922 and 6,236,717. Proceedings are ongoing.

On September 13, 2011, Profectus Technology, LLC (“Profectus”) filed a lawsuit against the Company in the U.S. District Court for the Eastern District of Texas (Tyler Division) along with 15 other defendants. Profectus alleges that the Company infringes U.S. Patent No. 6,975,308 generally directed to a digital picture display frame. The complaint seeks money damages, and other relief that the Court may deem proper under the circumstances. The Company’s answer was filed on January 20, 2012. Proceedings are ongoing.

On September 15, 2011, LVL Patent Group, LLC (“LVL”) filed a lawsuit against the Company in the U.S. District Court for the District of Delaware. LVL alleges that the Company infringes U.S. Patent Nos. 5,805,676; 5,987,103; and 6,044,382. The patents are generally directed to transaction processing system technologies. The complaint seeks an injunction, money damages and other relief that the Court may deem proper under the circumstances. The court scheduled a claim construction hearing for November 8, 2013 and set a trial in April 2014. Proceedings are ongoing.

On September 15, 2011, Development Innovation Group, LLC (“DIG”) filed a lawsuit against the Company in the U.S. District Court for the Southern District of California along with 27 other defendants. DIG alleges that the Company infringes U.S. Patent Nos. 6,138,245, 6,278,887, and 6,212,408 generally directed to wired device synchronization, display and backlight control, and voice commands, respectively. The complaint seeks an injunction and money damages. DIG filed a motion to discuss the lawsuit on February 21, 2012 due to a license grant for an amount immaterial to the Consolidated Financial Statements. The parties are still negotiating a release.

On October 7, 2011, GrafTech International Holdings, Inc. (“GTI”) filed a lawsuit against the Company in the U.S. District Court for the Northern District of Texas (Dallas Division). GTI alleges that the Company infringes U.S. Patent Nos. 6,482,520 and 6,982,874 generally directed to exfoliated graphite sheets for heat dissipation. The Company filed its answer on February 27, 2012. The complaint seeks an injunction and money damages. Proceedings are ongoing.

On November 17, 2011, Graphics Properties Holdings, Inc. (“GPH”) filed a complaint with the ITC against the Company along with 12 other defendants. GPH alleges that the Company infringes U.S. Patent Nos., 6,650,327 (the “’327 Patent”) and 6,816,145 (the “‘145 Patent”) generally relating to display technology. GPH also alleges that the Company infringes U.S. Patent No. 5,717,881 (the “‘881 Patent”) generally relating to data processing. The complaint seeks orders prohibiting certain RIM products from being imported into the U.S. and sold in the U.S. Proceedings are ongoing. GPH withdrew the Complaint and filed a new one to correct deficiencies on March 5, 2012.

On November 23, 2011, GPH filed a lawsuit against the Company in the U.S. District Court for the District of Delaware, alleging infringement of the  ‘327,  ‘145, and  ‘881 Patents. The complaint seeks an injunction and money damages. Proceedings are ongoing.

On December 2, 2011, Garnet Digital, LLC (“Garnet Digital”) filed a lawsuit against the Company in the U.S. District Court for the Eastern District of Texas (Tyler Division) along with 31 other defendants. Garnet alleges that the Company infringes U.S. Patent No. 5,379,421 generally directed to using a terminal for accessing remote database information. The complaint seeks money damages, a permanent injunction, and other relief that the Court may deem proper under the circumstances. The Company and Garnet Digital settled all outstanding litigation on January 29, 2012 for an amount immaterial to the Consolidated Financial Statements.

On December 2, 2011, Digitude Innovations LLC (“Digitude”) filed a request that the ITC commence an investigation of alleged unlawful importation by the Company, as well as seven other companies. With respect to allegations against the Company, Digitude requests that the ITC issue orders prohibiting certain RIM products from being imported into the U.S. and sold in the U.S. Digitude alleges that the Company infringes U.S. Patents Nos. 5,926,636 (“the ‘636 patent”); 5,929,655 (“the ‘655 patent”); 6,208,879 (“the ‘879 patent”); and 6,456,841 (“the ‘841 patent”). The patents are generally related to network management, I/O circuit design and application screen selection. On December 2, 2011, Digitude also filed a companion complaint in the United States District Court for the District of Delaware regarding the same patents. The Company and Digitude settled all outstanding litigation on March 29, 2012 for an amount immaterial to the Consolidated Financial Statements.

On December 6, 2011, Advanced Video Technologies LLC (“AVT”) filed a lawsuit against the Company in the U.S. District Court for the Southern District of New York. AVT alleges that the Company infringes U.S. Patent No. 5,781,788 generally directed to a single-chip video codec. The complaint seeks an injunction, money damages and other relief that the Court may deem proper under the circumstances. Proceedings are ongoing.

On January 20, 2012, WI-LAN USA, Inc. and WI-LAN, Inc. filed a lawsuit against the Company in the United States District Court for the Southern District of Florida alleging infringement of U.S. Patent Nos. 5,515,369 and 6,232,969. The patents are generally directed to Bluetooth and character selection display interface. The complaint seeks an injunction and money damages. On February 21, 2012, WI-LAN USA, Inc. and WI-LAN, Inc. filed an amendment to the complaint, alleging infringement of U.S. Patent No. 6,240,088. The patent is generally directed to a message review feature. The Company’s answer is due on March 19, 2012. Proceedings are ongoing.

On February 17, 2012, Pragmatus AV, LLC (“Pragmatus”) filed a complaint with the ITC against the Company along with 7 other defendants. Pragmatus alleges that the Company infringes U.S. Patent Nos. 5,854,893 (the “’893 Patent”), 6,237,025 (the “’025 Patent”), 6,351,762 (the “’762 Patent) and 7,185,054 (the “’054 Patent”) generally relating to telephone and video conferencing. The Complaint seeks orders prohibiting certain RIM devices from being imported into the U.S. and sold in the U.S. Proceedings are ongoing.

On February 17, 2012, Pragmatus filed a lawsuit against the Company in the United States District Court for the District of Delaware, alleging infringement of the ‘893, ‘0-25, ‘762, and ‘054 Patents. The Complaint seeks an injunction and money damages. Proceedings are ongoing.

On March 9, 2012, Iswitch, LLC (“Iswitch”) filed a complaint in the United States District Court for the Eastern District of Texas against the Company. Iswitch alleges that the Company infringes U.S, Patent No. 7,225,334 generally directed to voice over IP technology. The Complaint seeks money damages and all other relief to which the Court may deem the Plaintiff be entitled. Proceedings are ongoing.

On March 15, 2012 Varia Holdings LLC (“Varia”) filed a lawsuit against the Company in the United States District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent No 7,167,731 generally directed to emoticon input technologies. The complaint seeks money damages and any and all other relief to which Varia may be entitled.

On March 16, 2012 Data Carriers, LLC (“Data Carriers”) filed a lawsuit against the Company in the United States District Court for the District of Delaware alleging infringement of U.S. Patent No. 5,388,198 generally directed to proactive presentation of automating features to a computer user. The complaint seeks money damages and any and all other relief to which Data Carriers may be entitled.

On March 30, 2012 Unifi Scientific Batteries, LLC (“USB”) filed a lawsuit against the Company in the US District Court for the Eastern District of Texas (Tyler Division), along with 4 other defendant groups including Samsung and Texas Instruments. USB asserted that the Company infringes U.S. Patent 6,791,298 generally directed to battery charging technology. The complaint seeks money damages, an injunction, and other relief that the Court deems just and proper.

On April 2, 2012, NXP B.V. (“NXP”) filed a lawsuit against the Company in the US District court for the Middle District of Florida (Orlando Division). NXP asserted that the Company infringes U.S. Patent Nos. 7,330,455; 6,434,654; 6,501,420; 5,597,668; 5,639,697; and 5,763,955. NXP alleges that its patents are generally directed to certain wireless technologies including 802.11 and GPS, as well as certain methods of manufacture for semiconductor devices. The complaint seeks money damages, an injunction, and other relief that the Court deems just and proper.

Between May and August 2011, several purported class action lawsuits were filed against the Company and certain of its present or former officers in the U.S. District Court for the Southern District of New York, two of which have been voluntarily dismissed. On January 6, 2012, Judge Richard S. Sullivan consolidated the remaining three actions and appointed both lead plaintiff and counsel. On April 5, 2012, plaintiff filed the Consolidated Amended Class Action Complaint, alleging that during the period from December 16, 2010 through June 16, 2011, the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects, and seek unspecified damages. The Company believes that the allegations are without merit and intends to vigorously defend itself.

As of October 2011, several purported class action lawsuits were filed against the Company in various jurisdictions alleging that subscribers to BlackBerry services had suffered losses relating to the Q3 Service Interruption. The Company believes that a class action proceeding in these circumstances is without merit and intends to vigorously defend itself.

In December 2011, the Company was served with four purported class actions relating to third party (Carrier IQ) recording software allegedly installed on smartphones. The Company believes that a class action proceeding in these circumstances is without merit and intends to vigorously defend itself. Two of the four actions have already been dismissed and the Company is in discussions with counsel for the other two representative plaintiffs to seek the dismissal of those cases as well

Also in December 2011, a purported class action was filed against the Company relating to promotional activities in respect of the BlackBerry PlayBook tablet. The Company believes that a class action proceeding in these circumstances is without merit and intends to vigorously defend itself.

RISK FACTORS

Investors in the Company’s common shares should carefully consider the following risks, as well as the other information contained in this AIF, and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended March 3, 2012. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is currently unaware or the Company currently deems immaterial, may also have a material adverse effect on the Company’s business.

Risks Related to the Company’s Business and its Industry

The Company may not be able to enhance its current products and services, or develop new products and services, in a timely manner or at competitive prices.

The wireless communications industry is characterized by increasingly rapid technological change, evolving industry standards, frequent new product introductions, frequent market price reductions, constant improvements in performance characteristics and short product life cycles. To keep pace with technological developments, satisfy increasing customer requirements and achieve product acceptance, the Company’s future success depends upon its ability to enhance its current products and services, to address competing technologies and products developed by other companies, and to continue to develop and introduce new products and services offering enhanced performance and functionality on a timely basis at competitive prices. In particular, the Company’s future success will be significantly dependent on its ability to successfully complete its transition to its next-generation of BlackBerry 10 smartphones, which are currently expected to launch in the latter part of calendar 2012. The Company is also focused on developing an integrated services offering that leverages RIM’s strengths such as BBM, security and manageability that will generate service revenues and enable the Company to recover the costs associated with its network infrastructure. The process of developing new technology is complex and uncertain, and involves time, substantial costs and risks, which are further magnified when the development process involves a transition to a new technology platform, as is the case with the Company’s QNX-based BlackBerry 10 smartphones. The Company’s inability, for technological or other reasons, some of which may be beyond the Company’s control, to enhance, develop and introduce products and services in a timely manner, or at all, in response to changing market conditions or customer requirements could have a material adverse effect on the Company’s business, results of operations and financial condition or could result in its products and services not achieving market acceptance or becoming obsolete. In addition, if the Company fails to accurately predict emerging technological trends and the changing needs of customers and end-users, or the features of its new products and services, including its BlackBerry 10 smartphones, do not meet the expectations or achieve acceptance of its customers, the Company’s business and prospects could be materially harmed.

The Company has over the past year encountered delays relating to new product introductions, and delivering new products on a timely basis has proven more challenging than the Company had anticipated. As noted above, the process of developing new technology is complex and uncertain, and involves time, substantial costs and risks of delays for technological or other reasons, some of which may be beyond the Company’s control. For example, in fiscal 2012, the introduction of the Company’s BlackBerry 7 smartphones were delayed, in part, because of challenges relating to the carrier lab entry and certification process, which contributed to lower than expected unit shipments as customers worked through inventory and awaited the launch of the new BlackBerry 7 smartphones. In addition, the BlackBerry PlayBook OS 2.0 software release was delayed until February 2012, and the Company recorded a pre-tax provision in the third quarter of fiscal 2012 of approximately $485 million (approximately $356 million after tax), related to its inventory valuation of BlackBerry PlayBook tablets as a result of lower than anticipated demand. The Company also announced in December 2011 that its BlackBerry 10 smartphones would not be available until the latter part of calendar 2012. As was the case with the BlackBerry 7 smartphones, delays in the introduction of the BlackBerry 10 smartphones have contributed to lower than expected unit shipments and a loss of market share as customers await the launch of the new BlackBerry 10 smartphones. If the Company experiences further delays relating to the launch of its BlackBerry 10 smartphones or other products or services, such delays could have a material adverse affect on the Company’s business, results of operations, financial condition and future prospects.

There cannot be any assurance that the technologies and related hardware or software products and services that the Company develops will be brought to market by it or network operators as quickly as anticipated or that they will achieve broad customer acceptance among operators or end-users.

The Company’s ability to compete successfully will depend in large measure on its ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of its products and services with evolving industry standards and protocols and competitive network operating environments.

Intense competition, rapid change and significant strategic alliances within the Company’s industry, including potential future strategic transactions by its competitors or carrier partners, could weaken the Company’s competitive position or may require the Company to reduce its prices to compete effectively.

The Company is engaged in an industry that is highly competitive and rapidly evolving, and has experienced, and expects to continue to experience, intense competition from a number of companies. No technology has been exclusively or commercially adopted as the industry standard for wireless communication. Accordingly, both the nature of the competition and the scope of the business opportunities afforded by the market in which the Company competes are uncertain. The Company’s competitors, including new market entrants, may implement new technologies before the Company does, and the number of new entrants in the wireless communications industry can make it more difficult for the Company to differentiate its products and services. In addition, the Company’s competitors may deliver new products and services earlier, or provide more attractively-priced, enhanced or better quality products and services than the Company does, which may, among other things, increase pressure on the Company to discount pricing on its existing and future products. In particular, BlackBerry smartphones and BlackBerry PlayBook tablet sales and shipments in fiscal 2012 were impacted by the highly competitive environment in the United States, where the Company experienced a substantial decline in its largest market and a net decrease in its subscriber base, which resulted in lower than expected revenue, earnings and a loss of market share in fiscal 2012. The Company has also encountered challenges due to the impact of BYOD strategies being adopted by some of its enterprise customers, as some information technology departments that previously required employees to use the BlackBerry wireless solution because of its emphasis on security and reliability are permitting employees to choose devices offered by the Company’s competitors.

The Company also expects that additional competition will develop, both from existing companies in the wireless communications industry and from new entrants, as demand for wireless access products and services expands and as the market for these products and services becomes more established. In addition, network infrastructure developers, independent software vendors, smartphone vendors, PC, PDA and tablet vendors, Internet application vendors, key network operators, content providers and others may seek to provide integrated wireless solutions that compete with the Company’s products and services. The impact of competition could result in fewer customer orders, loss of market share and reduced gross and operating margins. In addition, customers that may question the Company’s ability to compete or remain viable as a provider of mobile communications solutions over the longer term could decide to replace the Company’s products and services with those of its competitors. There can be no assurance that the Company will be able to compete successfully and withstand competitive pressures.

Some of the Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company does, and such competitors have increased their market share at the expense of the Company. This is particularly the case in the tablet segment where the Company has faced challenges entering and in which there are many established computer and wireless communications industry participants with significantly greater experience, infrastructure and distribution channels than the Company. The Company’s entry into the tablet market has required and will continue to require significant investment to innovate and grow successfully. The Company’s investments may not, however, result in technologies, products and services or combinations thereof that achieve or retain broad or timely market acceptance or which are preferred by application developers, content providers and customers or consumers. Market reception to the BlackBerry PlayBook tablet, which launched in fiscal 2012, did not meet the Company’s expectations and, as noted above, its BlackBerry PlayBook OS 2.0 software release was delayed until February 2012, which further impacted the adoption of the BlackBerry PlayBook tablet. If the Company is not successful in competing in the tablet market, its business will continue to be dependent on its BlackBerry smartphones. If that occurs, and if current trends in the tablet market continue, this could have a material adverse effect on the Company’s future growth and prospects. In addition, the Company views adoption of the BlackBerry PlayBook tablet, which uses the same QNX-based platform that will be, used in its BlackBerry 10 smartphones, as an important component of its strategy to lay the groundwork for the launch of the BlackBerry 10 smartphones. Consequently, the Company’s inability to compete in the tablet market or to drive adoption of the BlackBerry PlayBook tablet by its enterprise customers and consumers in advance of the launch of the BlackBerry 10 smartphones may adversely affect the adoption and success of the BlackBerry 10 smartphones.

In addition, to the extent that the Company licenses its technology to enable other device manufacturers or software developers to equip their products with BlackBerry functionality, including RIM’s push technology, or use the Company’s network infrastructure, such action may have the effect of impacting demand for RIM’s products and services, and the benefits of such initiatives to the Company through the generation of alternate sources of revenue may not be realized in the manner anticipated by the Company, or may not offset the competitive impact such actions could have on the Company’s business.

The intensely competitive market in which the Company conducts its business and the current economic uncertainty may require it to continue to reduce its prices. The Company’s competitors, particularly some of those that utilize Google’s Android operating system, have in the past, currently and may in the future offer deep discounts on certain products or services in an effort to capture or maintain market share, to reduce inventory levels or to sell other products and services. As demonstrated by promotional activities the Company undertook in fiscal 2012 to drive sell-through of the BlackBerry PlayBook tablet to end customers, the Company has been, and in the future may be, required to lower prices on its products or services or offer other favorable terms to compete successfully. Such changes can result in reduced margins and reduced cash generation, may require the Company to record further inventory provisions, and could adversely affect the Company’s results of operation and financial condition. The Company’s entry into the consumer market has already had an impact on its pricing and this risk may further intensify due to the broader choice of smartphones, tablets and other devices, products and services offered by multiple vendors in this market segment and the BYOD strategies currently being utilized or considered by some of the Company’s enterprise customers. The Company’s ability to compete successfully will also depend on its ability to control the costs associated with the development of new technologies, including the manufacturing costs for new products.

RIM generates service revenues from billings to its BlackBerry subscriber account base primarily from a monthly infrastructure access fee charged to a carrier or reseller, which the carrier or reseller in turn bills to the BlackBerry subscriber. Given that many of the Company’s competitors recover their infrastructure and services expense in alternate manners, the Company is facing greater pressure to reduce its infrastructure access fees. In addition, the infrastructure access fees charged by the Company may also fall under pressure if the new products it launches do not utilize the network infrastructure in the same way or to the same extent as the Company’s existing products. The Company is focused on developing an integrated services offering that leverages RIM’s strengths such as BBM, security and manageability that will continue to generate service revenues. However, if the Company is unable to resist these competitive pressures or is unable to develop a compelling integrated services offering that will continue to generate service revenues and enable the Company to recover the costs associated with its network infrastructure, this could have a material adverse affect on the Company’s results of operations and financial condition.

Changes in the competitive landscape as a result of mergers or strategic partnerships can also adversely affect the Company’s ability to compete effectively. The Company’s competitors may establish or strengthen co-operative relationships with its carrier partners, sales channel partners, suppliers or other parties with whom the Company has strategic relationships, thereby limiting the Company’s ability to promote its products and services. The use of Google’s Android operating system by existing and emerging manufacturers, as well as the announced acquisition of Motorola by Google, and the partnership of Microsoft and Nokia, are examples of such strategic relationships. Disruptions in the Company’s business caused by these events could reduce revenue, result in a loss of market share, and adversely affect the Company’s business, results of operations and financial condition.

In order to drive demand for BlackBerry products and services in the United States prior to the launch of the BlackBerry 10 smartphones, the Company has undertaken a comprehensive advertising and promotional program. There can be no assurance that such promotional activities will be successful.

The Company’s ability to sell the BlackBerry wireless solution is dependent on establishing and maintaining relationships with network carriers and distributors.

The Company is dependent on its ability to establish, maintain and develop new relationships, and to build on existing relationships with its network carrier partners, which the Company relies on to promote and deliver current and future products and services, and to grow its subscriber base, particularly in the United States, Canada and Europe where the Company is dependent on a limited number of network carriers. In addition, the Company’s ability to establish, maintain and expand its market reach is increasingly dependent on establishing and maintaining distribution relationships with third party and indirect distributors. This is particularly the case in emerging markets such as the Middle East, Asia and Latin America. There can be no assurance that the Company will be successful in establishing new relationships, or maintaining or advancing its existing relationships, with network carriers or distributors. Non-performance by the Company under its contracts with network carriers or distributors may have significant adverse consequences that may involve penalties to be paid by the Company for non-performance. For example, in October 2011, the Company experienced a service interruption which resulted in the loss of service revenue and the payment of penalties in the third quarter of fiscal 2012 totaling approximately $54 million related to the unavailability of the Company’s network. If any significant customer discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchase commitments for products and services, RIM’s business, results of operations and financial condition could be materially adversely affected.

Factors, some of which are largely within the control of network carriers and distributors, that are important to the success of the BlackBerry wireless solution, future product and service revenue and the growth of the Company’s subscriber base, include:

•	the quality and coverage area of voice and data services offered by the carriers;

•	the degree to which carriers and distributors actively promote or subsidize the Company’s products and the size of the subscriber base to which these efforts are directed;

•	the extent to which carriers and distributors offer and promote competitive products and services;

•

the generation of service revenues from billings to BlackBerry subscribers from infrastructure access fees that are charged to a carrier or reseller, which the carrier or reseller in turn bills to the BlackBerry subscriber, and the willingness of the carriers and subscribers to pay such fees;

•	the pricing and terms of voice and data plans that carriers will offer for use with the BlackBerry wireless solution, including any subsidy programs;

•	sales growth of wireless devices, along with the related service, software and other revenues with respect to the BlackBerry wireless solution;

•	significant numbers of new activations of BlackBerry subscriber accounts, as well as retention of existing ones;

•	the carriers’ interest in testing, and certifying in a timely manner, the Company’s products, including tablet devices, on their networks;

•	network performance and required investments in upgrades;

•	future investments in evolving network technologies and support for new software technologies; and

•	continued support and distribution of the Company’s products and services if claims involving its products are filed against its carriers and licensees as well as against the Company.

Most network carriers and distributors sell products and services of the Company’s competitors. If the Company’s competitors offer their products and services to the carriers and distributors on more favorable contractual or business terms, have more products and services available, or those products and services are, or are perceived to be, in higher demand by end users, or are more lucrative for the carriers and distributors, there may be continued pressure on the Company to reduce the price of its products and services, or those carriers and distributors may stop carrying the Company’s products or de-emphasize the sale of its products and services in favor of the Company’s competitors, which would have a material adverse effect on the Company’s business, results of operations and financial condition. There can be no assurance that the network carriers and distributors will act in a manner that will promote the success of the Company’s products and services.

The Company has a number of significant customers and large complex contracts with respect to sales of the majority of its products and services. Revenue from network carriers represented approximately 62% of revenue for fiscal 2012, compared to approximately 74% of revenue for fiscal 2011. If any significant customer discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchase commitments for the Company’s products and services, it could have a material adverse effect on the Company’s business, results of operations and financial condition. One customer comprised 13% of accounts receivable as at March 3, 2012 (February 26, 2011 – one customer comprised 15%). There are no customers that comprise more than 10% of the Company’s fiscal 2012 revenue (fiscal 2011 revenue – two customers comprised 11% each). The Company’s ability to replace or find new large customers is necessarily limited due to the limited number of wireless carriers and distributors in many territories.

The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. The Company establishes an allowance for doubtful accounts intended to correspond to the specific credit risk of its customers, historical trends, and economic circumstances. The Company’s allowances for doubtful accounts may prove to be inaccurate or insufficient. If the Company experiences significant net bad debts expense for any reason, there could be a material adverse effect on the Company’s business, results of operations and financial condition.

Network disruptions or other business interruptions could have a material adverse effect on the Company’s business and harm its reputation.

The BlackBerry service is provided through a combination of the Company’s network operations and the wireless networks of its carrier partners. The Company’s operations rely to a significant degree on the efficient and uninterrupted operation of complex technology systems and networks, which are in some cases integrated with those of third parties. The Company’s networks and technology systems are potentially vulnerable to damage or interruption from a variety of sources, physical or logical, including damage or interruption by fire, earthquake, power loss, telecommunications or computer systems failure, cyber attack, human error, terrorist acts, war, and the threatened or actual suspension of BlackBerry service at the request of a government for alleged non-compliance with local laws or other events. The increased number of third party applications on the Company’s network may also enhance the risk of network disruption and cyber attack risk for the Company. There may also be system or network interruptions if new or upgraded systems are defective or not installed properly. The Company continues to work to develop, implement and test its Business Continuity Plan and there can be no assurance that the measures taken by the Company to date, or measures implemented by the Company upon completion of its Business Continuity Plan, to manage risks related to network disruptions or other business interruptions will be adequate or that the redundancies built into the Company’s systems and network operations will work as planned in the event of a disaster. As the Company’s subscriber base has grown, additional strain has been placed on the technology systems and networks, thereby increasing the relative risk of a network disruption or other business interruption. The Company has experienced network events, such as the service interruption that occurred in October 2011, and, any future outage in a network or system, or other unanticipated problem, that leads to an interruption or disruption of the BlackBerry service, could have a material adverse effect on the Company’s business, results of operations and financial condition, and could adversely affect the Company’s longstanding reputation for reliability, thereby resulting in end users purchasing products offered by its competitors if reliability is no longer considered a differentiating factor of the BlackBerry wireless solution. As the Company moves to support more applications or services, the expense to establish and maintain a resilient and secure network services capability may significantly increase.

In addition, poor performance in or any additional interruptions of the services that the Company delivers to its customers could delay market acceptance of its products and services and expose it to costs or potential liabilities. Also, the Company enters into service level agreements (“SLAs”) with certain customers. The SLAs specify the events constituting “down time” and the actions that the Company will take to rectify or respond to such down time, including in certain cases, the payment of financial penalties. For example, as a result of the service interruption that occurred in October 2011, the Company lost service revenue and was required to pay penalties in the third quarter of fiscal 2012 totaling approximately $54 million, is facing class action suits in multiple jurisdictions and has received inquiries from consumer protection agencies.

The Company faces substantial inventory and other asset risk.

As the Company develops or announces new products and services, many of its older products and services will reach the end of their life cycle. In addition, the Company may decide or may be required to discontinue sales of certain products or services, or not pursue the development of certain products or services, as a result of such factors as expected demand, lower than expected sales, litigation or government action. As the Company discontinues the manufacturing and sale of these products and services, the Company must manage the liquidation of inventory, supplier commitments and customer expectations. If the Company is unable to manage properly the discontinuation of these products and services, it could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company must order components for its products and build inventory in advance of product announcements and shipments. Components are normally acquired through a combination of purchase orders, supplier contracts, open orders and, where appropriate, prepayments, in each case based on projected demand. Because the Company’s markets are volatile, competitive and subject to rapid technology and price changes, there is a risk the Company will forecast incorrectly and order or produce excess or insufficient inventories of components or products. The Company records a write-down for product and component inventories that have become obsolete, can no longer be sold or exceed anticipated demand or net realizable value, and accrues necessary cancellation fee reserves for orders of excess products and components. The Company also reviews its long-lived assets for impairment whenever events or changed circumstances indicate the carrying amount of an asset may not be recoverable. If the Company determines that impairment has occurred, it records a write-down equal to the amount by which the carrying value of the assets exceeds its fair market value. For example, the Company recorded a pre-tax provision in the third quarter of fiscal 2012 of approximately $485 million (approximately $356 million after tax) related to its inventory valuation of BlackBerry PlayBook tablets. The charge, which was predominantly non-cash, reflected the market environment for the Company’s BlackBerry PlayBook tablet at the time and enabled it to expand upon the aggressive level of promotional activity employed by the Company to drive BlackBerry PlayBook tablet adoption. In addition, in the fourth quarter of fiscal 2012, the Company recorded a pre-tax provision of $267 million ($197 million after tax), which was mostly non-cash, primarily related to its inventory valuation of certain BlackBerry 7 products, based on the Company’s expectations for sell-through, estimated inventory levels in the channel, and excess inventory on hand. The Company’s financial condition and results of operations have recently been, and could be in the future, materially and adversely affected by the Company’s ability to manage its inventory levels and respond to short-term shifts in customer demand patterns. No assurance can be given that the Company will not incur additional related charges with respect to its existing or future products given the rapid and unpredictable pace of product obsolescence in the industries in which the Company competes.

Risks related to RIM’s ability to implement and to realize the anticipated benefits of its cost optimization and CORE programs.

On June 16, 2011, the Company announced a cost optimization program (the “Cost Optimization Program”) to streamline operations across the organization. This realignment has focused on eliminating redundancies and reallocating resources to enable the Company to focus on areas that offer the highest growth opportunities and align with RIM’s strategic objectives, such as accelerating new product introductions. The Company believes that a more efficient cost structure will better enable it to respond to new market opportunities and changes in the competitive environment. On July 25, 2011, the Company announced that it would be reducing its global workforce across all functions by approximately 2,000 employees and that all impacted employees would receive severance packages and outplacement support. The Cost Optimization Program also involved the identification and elimination of redundant facilities. The Company incurred approximately $126 million in total pre-tax charges related to the Cost Optimization Program. As of the end of the third quarter of fiscal 2012, the Cost Optimization Program, which was focused on headcount reductions and facilities redundancies, was substantially complete, but the payments for charges relating to redundant facilities will continue to be made until the end of the term of the facilities leases.

As part of the Company’s continuous effort to streamline its operations and increase efficiency, the Company has also commenced the CORE program where a comprehensive review of all aspects of its business will be undertaken with the objective of improving the Company’s operations. This includes, among other things, a review of product management and the number of stock keeping units offered, the realization of supply chain efficiencies and bill of material cost reductions, marketing and advertising spending, partnership and licensing opportunities, organizational and management structure as well as opportunities to leverage the BlackBerry infrastructure. The Company expects the CORE program to drive significant improvement in efficiencies across all functions in the organization and expects savings to be driven primarily by optimizing the cost position of its products and services, and improved overall resource effectiveness and organizational efficiency.

The Company has incurred significant costs in implementing the Cost Optimization Program and will incur further significant costs in implementing the CORE program, all of which has had and may continue to have a significant effect on net income. There can be no guarantee either program will be successful or achieve any or all of the results desired or result in the optimal allocation of Company resources.

The Company’s ability to maintain or increase its cash balance could be adversely affected by its ability to offer competitive products and services in a timely manner at competitive prices.

As of the end of fiscal 2012, the Company had cash, cash equivalents and investments of approximately $2.1 billion with negligible indebtedness. The Company generates cash from sales of its products and services and investment income to fund its operations and investments. The Company’s working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on such factors as timing and success of new product introductions, levels of sales, returns on the Company’s investment portfolio, timing of deliveries and collection of receivables, inventory levels, capital expenditures, operating expenses, and customer and supplier terms and conditions. The Company’s ability to maintain or increase its cash flow and working capital could be adversely affected if it is unable to successfully complete the transition to its next-generation of BlackBerry 10 smartphones, which are currently expected to launch in the latter part of 2012. As noted above, the process of developing new technology is complex and uncertain, and involves time, substantial costs and risks. The Company’s inability, for technological or other reasons, some of which may be beyond the Company’s control, to enhance, develop and introduce products and services in a timely manner, or at all, in response to changing market conditions or customer requirements could have a material adverse effect on the Company’s financial condition or could result in its products and services becoming obsolete. In addition, if the Company fails to accurately predict emerging technological trends and the changing needs of customers and end-users, or the features of its new products and services, including its BlackBerry 10 smartphones, do not meet the expectations or achieve acceptance of its customers, its cash flow, liquidity and financial condition could be materially harmed. The Company believes that ahead of the BlackBerry 10 launch and throughout the remainder of fiscal 2013, it will be critical to improve sales of its BlackBerry 7 smartphones to sustain the Company’s subscriber base and the Company is also relying on its ability to successfully implement and realize the benefits of anticipated cost savings through its CORE program. As noted above, the Company is also facing greater pressure to reduce its infrastructure access fees.

If the Company is unable to maintain or increase its cash balance it may be required to raise additional funds through the issuance of equity, debt or a combination of equity and debt, or may be required to reduce or delay capital expenditures, further reduce costs, reallocate resources within the Company or consider other alternatives. Access to additional capital may not, however, be available on terms acceptable to the Company or at all. Furthermore, any future equity offering could be dilutive to existing shareholders and any drawdown on the Company’s existing credit facility or any future debt financing would require the Company to dedicate a portion of its cash flow to payments on indebtedness, would require the Company to comply with restrictive covenants or to meet certain financial tests, and would limit the Company’s flexibility in planning for or reacting to changes in its business. There can be no assurance that the Company’s strategies will be successful or that it will be able to maintain or increase its cash balance.

The occurrence or perception of a breach of the Company’s security measures or an inappropriate disclosure of confidential or personal information could harm its business.

The BlackBerry wireless solution frequently involves the transmission of business-critical, proprietary, confidential and personal information of end users. If such information is misdirected or accessed without the consent or knowledge of the user, the Company may face litigation, potential liability, regulatory sanctions and damage to its reputation. In addition, information stored in the Company’s products and on the Company’s network is subject to viruses and security breaches related to wireless data transmission. Attempts by outside parties to access confidential or personal information of companies or their customers have, unfortunately, become commonplace. Unauthorized parties can attempt to breach a company’s security measures through the actions of outside parties (e.g., hacking or malware) or employee action (e.g., error, malfeasance, or otherwise), in an attempt to obtain access to confidential or personal information. Additionally, outside parties may attempt to fraudulently induce employees, users, partners or customers to disclose sensitive information in order to gain access to confidential or personal information. Third party applications that are downloaded by a user on their BlackBerry smartphone or BlackBerry PlayBook tablet could also increase the risk of a potential unauthorized access, misuse or misdirection of confidential or personal information because some applications require access to such information. Given the Company’s focus on the security of the BlackBerry solution, even perceptions that the Company’s products and services do not adequately protect confidential or personal information could adversely affect the Company, through damage to its reputation or otherwise, regardless of whether an end user of its products and services has consented to access to, or use of, such information.

Like many other companies, the Company has been in the past, and expects to be in the future, the target of attempts by unauthorized third parties to breach security measures that the Company or its partners have implemented. If these security measures are breached, or perceived to be breached, or if there is an inappropriate disclosure, unauthorized access or misdirection of confidential or personal information, including as a result of a security breach relating to hardware or software, the Company could be exposed to litigation, potential liability and regulatory sanctions. Even if the Company was not held liable, a security breach, inappropriate disclosure or unauthorized access of confidential or personal information (or the perception that such a breach has occurred) could materially damage the Company’s reputation, which is built in large measure on the security and reliability of the BlackBerry wireless solution, and even the perception of security vulnerabilities in the Company’s products or services could lead some customers, particularly governmental customers, to reduce or delay future purchases or to purchase competitive products or services. In addition, the Company may be required to invest additional resources or change its products and services to protect itself against damage caused by these actual or perceived disruptions or security breaches in the future and these actions may have a detrimental impact, for example on cost, the user experience or compatibility with third party products and services. Since the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, or may not be identified until a later time, the Company may not be able to anticipate these techniques, to implement adequate preventative measures or to remedy them in a timely manner. The risk that these types of events could seriously harm the Company’s business may increase as the Company expands the number of web-based products and services that it offers, increases the number of countries where the Company operates, and expands its ecosystem to offer third party products and services in conjunction with its own.

The collection, storage, transmission, use and disclosure of user data and personal information could give rise to liabilities or additional costs as a result of laws, governmental regulations and carrier and other customer requirements or differing views of personal privacy rights.

The Company transmits and stores a large volume of data, including personal information, in the course of supporting its BlackBerry wireless solution. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world that is intended to protect the privacy and security of personal information as well as the collection, storage, transmission, use and disclosure of such information. For example, on February 23, 2012, the White House released its much-anticipated report on data privacy that focused on the use and handling of personal data by private-sector entities in commercial settings and, among other things, encouraged the United States Congress to enact data privacy legislation. In addition, a number of leading companies in the mobile communications industry, including the Company, recently agreed to privacy principles designed to prompt third-party application developers to conspicuously post privacy policies with their applications.

The interpretation of privacy and data protection laws, and their application to the Internet and mobile communications, in a number of jurisdictions is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from country to country and in a manner that is not consistent with the Company’s current data protection practices. Complying with these varying international requirements could cause the Company to incur additional costs and change the Company’s business practices. In addition, because the Company’s services are accessible worldwide, certain foreign jurisdictions may claim that the Company is required to comply with their laws, even where the Company has no local entity, employees, or infrastructure.

The Company could be adversely affected if legislation or regulations are expanded to require changes in its business practices, if governmental authorities in the jurisdictions in which the Company does business interpret or implement their legislation or regulations in ways that negatively affect its business or if end users allege that their personal information is not collected, stored, transmitted, used or disclosed appropriately or in accordance with the Company’s end user agreements and privacy policies or applicable privacy and data protection laws. If the Company is required to allocate significant resources to modify its BlackBerry wireless solution or its existing security procedures for the personal information that it transmits and stores, its business, results of operations and financial condition may be adversely affected.

The Company’s network carriers or other customers, partners or members of its ecosystem may also have differing expectations or impose particular requirements for the collection, storage, processing and transmittal of user data or personal information in connection with the BlackBerry wireless solution. Such expectations or requirements could subject the Company to additional costs, liabilities or negative publicity, and limit its future growth. Further, any failure by the Company to protect end users’ privacy and data could result in a loss of user confidence in the Company’s services, impact the Company’s reputation and ultimately result in a loss of users, which could adversely affect the Company’s business.

In addition, governmental authorities may use the Company’s products to access the personal data of individuals without RIM’s involvement, for example, through so-called lawful intercept capability of network infrastructure. Even perceptions that the Company’s products do not adequately protect personal or consumer data collected by RIM, made available to RIM or stored in or through RIM’s products or that they are being used by third parties to access personal or consumer data could impair the Company’s sales or its reputation and brand value.

In addition, laws in various countries relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for invasion of privacy, libel, slander, and other tort claims, unlawful activity, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content generated by users. Certain jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any ruling that imposes liability on providers of online services for activities of their users and other third parties could harm the Company’s business.

Certain governments are also imposing requirements for the filtering of content available to end users. These requirements vary across varying jurisdictions and compliance with these requirements may be costly. Conversely, a failure to comply could result in adverse publicity, a ban on the Company’s products and services as well as other regulatory sanctions.

The Company’s future success depends on its continuing ability to attract new personnel and retain existing key personnel, the loss of any of whom could adversely impact its business.

The Company’s success is largely dependent on its continuing ability to identify, attract, develop, motivate and retain skilled employees, including members of its executive team. This is particularly the case in emerging markets where the Company does not have an existing presence. Competition for highly skilled management, technical, research and development and other employees is intense and increasing in the wireless communications industry. The Company’s restructuring activities (including headcount reductions relating to its Cost Optimization Program and continuing efforts to streamline its operations and increase efficiency through its CORE program), the recent governance changes, the challenges faced by the Company over the past fiscal year relating to delays in new product introductions, loss of market share, the substantial decline in the Company’s share price (particularly for those employees for whom equity-based compensation has been a key element of their compensation), the perception of the effects of competition on the Company’s future prospects, and other factors, may impact on the Company’s ability to attract and retain employees. None of the Company’s executive officers or key employees is bound by an employment agreement for any specific term. The Company does not maintain key-person life insurance policies on any of its employees. The Company’s restructuring activities and general loss of key employees could disrupt operations, impair the Company’s ability to compete effectively, impact the Company’s ability to successfully execute its strategies (including the transition to its next generation BlackBerry 10 smartphones), and affect its ability to address issues that may arise in the future as a result of a loss of institutional knowledge.

The Company’s Board of Directors and management has recently changed, and its failure to successfully adapt to these changes and fill vacant key management positions may adversely affect the Company’s business.

The Company has experienced a number of recent changes to its Board of Directors and management, including the resignation of its previous Co-Chief Executive Officers and Co-Chairs, the appointment of a new Chair and a new President and Chief Executive Officer, the appointment of two new directors and resignation of another and the resignation and retirement of two of the Company’s other executive officers, as well as other changes. In addition, the Company has announced its intention to hire a new Chief Operating Officer and a Chief Marketing Officer. The Company’s success depends on its ability to successfully adapt to these changes, to identify and hire qualified candidates to fill vacant executive officer positions, to effectively integrate the Company’s new management team, and to implement the strategies and achieve the goals outlined by the Company’s new President and Chief Executive Officer. If the Company’s Board and management team is unable to accomplish these business objectives, the Company’s ability to grow its business and successfully meet its challenges could be adversely affected.

The Company relies on its suppliers to supply functional components and is exposed to the risks that these suppliers will not supply components on a timely basis or of the desired quality; if the Company’s sales volumes decrease or do not reach projected targets, it may face increased costs that could make its products less competitive.

The Company’s manufacturing activity depends on obtaining adequate supplies of functional components, such as displays, semi-conductors, batteries, printed circuit boards, plastics, tooling equipment and memory, on a timely basis. The Company purchases components and licenses certain software used in the manufacture and operation of its products from a variety of sources. Some components, including custom components, come from sole source suppliers. Some components are also becoming supply constrained, in part, due to the continuing convergence of the mobile communication industry and computer industry, and increased competition. Some of the Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, sales, distribution and other resources and may receive preferential treatment from suppliers through allocations of scarce components or lower pricing. Due to increased demand for electronic components, electronic component manufacturers are experiencing shortages of certain components including displays and memory components. Certain key components such as displays and memory are also subject to significant commodity price fluctuations. From time to time, the shortage and allocation of components by electronic manufacturers have resulted in increased costs to the Company and delays in the Company’s suppliers filling orders, and the Company may rely on these sources to meet the Company’s needs. Alternative sources of supply are not always available. Moreover, the Company depends on, but has limited control over, the quality and reliability of the products supplied or licensed to the Company. If the Company cannot manufacture and supply products due to a lack of components, or is unable to redesign products using other components in a timely manner, the Company’s sales and operating results could be adversely affected. A supplier could also increase pricing, discontinue or restrict supplying components or licensing software to the Company with or without penalty. If a supplier discontinued or restricted supplying a component or licensing software, the Company’s sales and operating results could be adversely affected by the resulting product manufacturing and delivery delays. In addition, if a component supplier failed to meet the Company’s supplier standards, such as the Company’s product quality standards, and as a consequence some of its products were unacceptable to the Company, the Company’s sales and operating results could be adversely affected. A supplier could also file for bankruptcy or experience damage or interruption in its operations due to fire, earthquake, power loss, labor disruptions, telecommunications or computer systems failure, the effects of the current economic downturn, human error, terrorist acts, war or other events, which could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company generally uses rolling forecasts based on anticipated product orders to determine component requirements. Lead times for materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, rapid changes in technology, and current market demand for particular components. As the number of different products manufactured by the Company and its outsourcing partners, increases, it is increasingly difficult to estimate component requirements. If the Company overestimates its component requirements based on anticipated demand for its products, it may result in excess inventory, which would increase the risk of obsolescence. If the Company underestimates component requirements, it may have inadequate inventory, which could interrupt manufacturing operations and delay delivery of products. Any of these occurrences could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company has negotiated favorable pricing terms with many of its suppliers, some of which have volume-based pricing. In the case of volume-based pricing arrangements, the Company may experience higher than anticipated costs if current volume-based purchase projections are not met. Some contracts have minimum purchase commitments and the Company may incur large financial penalties or increased production costs if these commitments are not met. The Company may also have unused production capacity if its current volume projections are not met, increasing the Company’s production cost per unit. In addition, some contracts require the Company to agree to a flat fee regardless of volumes, which can result in higher unit costs than anticipated if demand is lower than anticipated. In the future, as the Company establishes new pricing terms, reduced demand for any of its products and services could negatively impact future pricing from suppliers. Any of these outcomes may result in the Company’s products being more costly to manufacture and less competitive, which could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company’s business depends on a strong brand, and failing to maintain and enhance our brand would hurt our ability to expand our base of users, customers and partners.

The brand identity that the Company has developed has significantly contributed to the success of its business. Maintaining and enhancing the “BlackBerry” brand is critical to expanding the Company’s base of users, customers and partners. The Company believes that the importance of brand recognition will increase due to the relatively low barriers to entry in the wireless communications industry. The “BlackBerry” brand may be negatively impacted by a number of factors, including service interruptions, product malfunctions, product performance not meeting expectations, a user experience which does not compare to that of RIM’s competitors, data privacy and security issues, and perceptions of the future success of the Company’s products and services. If the Company fails to maintain and enhance the “BlackBerry” brand, or if the Company incurs excessive expenses in this effort, the Company’s business, results of operations, and financial condition will be materially and adversely affected. Maintaining and enhancing the “BlackBerry” brand will depend largely on the Company’s ability to be a technology leader and continue to provide high-quality products and services on a timely basis and at competitive prices, which the Company may not be able to do successfully.

The Company is subject to risks inherent in foreign operations.

Sales outside North America represented approximately 70% of the Company’s revenue in fiscal 2012 compared to 54% in fiscal 2011. The North American market, particularly the United States, has become increasingly competitive and the Company intends to continue to pursue international market growth opportunities, such that international sales are likely to continue, at least in the near future, to account for an increasing portion of the Company’s revenue. The Company has committed, and intends to commit, significant resources to its international operations and sales and marketing activities. The Company maintains offices in a number of foreign jurisdictions, and expects to open additional offices in other countries. The Company has limited experience conducting business in some of these jurisdictions outside of North America, and it may not be aware of all the factors that may affect its business in foreign jurisdictions. The Company will be subject to a number of risks associated with its expanding international business operations and sales and marketing activities that may increase liability, costs, lengthen sales cycles and require significant management attention. These risks include:

•	compliance with the laws of the United States, Canada and other countries that apply to the Company’s international operations, including import and export legislation, lawful access and privacy laws;

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compliance with existing and emerging anti-corruption laws, including the Foreign Corrupt Practices Act of the United States, the Corruption of Foreign Public Officials Act of Canada and the UK Bribery Act;

•	increased reliance on third parties to establish and maintain foreign operations;

•	the complexities and expense of administering a business abroad;

•	complications in compliance with, and unexpected changes in foreign regulatory requirements, including requirements relating to content filtering and requests from law enforcement authorities;

•	trading and investment policies;

•	consumer protection laws that impose additional obligations on the Company or restrict the Company’s ability to provide limited warranty protection;

•	instability in economic or political conditions, including inflation, recession and actual or anticipated military conflicts, social upheaval or political uncertainty;

•	foreign currency fluctuations;

•	foreign exchange controls and cash repatriation restrictions;

•	tariffs and other trade barriers;

•	difficulties in collecting accounts receivable;

•	potential adverse tax consequences;

•	uncertainties of laws and enforcement relating to the protection of intellectual property or secured technology;

•	litigation in foreign court systems;

•	unauthorized copying or use of the Company’s intellectual property, including software, know-how or trade secrets;

•	cultural and language differences;

•	difficulty in managing a geographically dispersed workforce in compliance with local laws and customs that vary from country to country; and

•	other factors, depending upon the country involved.

There can be no assurance the policies and procedures implemented by the Company to address or mitigate these risks will be successful, that Company personnel will comply with them or that the Company will not experience these factors in the future or that they will not have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company is subject to government laws, regulations, orders, policies and restrictions, including on the sale of products and services that use encryption technology.

Various countries have enacted laws and regulations, adopted controls, license or permit requirements, and restrictions on the export, import, and use of products or services that contain encryption technology. In addition, from time to time, governmental agencies have proposed additional requirements for encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Restrictions on the sale or distribution of products or services containing encryption technology may prevent the Company from selling or distributing the BlackBerry wireless solution in certain markets or may require the Company to make changes to the encryption technology that is embedded in its products or services to comply with such restrictions. Government restrictions, or changes to the Company’s products or services to comply with such restrictions, could delay or prevent the acceptance and use of the Company’s products and services. Likewise, restrictions or perceived restrictions may adversely affect the marketing and sales resources that network carriers and distributors may dedicate to the Company’s products and services.

Government regulations applicable to the Company’s products and services may provide opportunities for competitors or limit industry growth. For example, some of the Company’s competitors do not have the same level of encryption in their technology and some competitors may be subject to less stringent controls on the export, import, and use of encryption technologies in certain markets. Also, several countries have adopted legislation authorizing the circumvention of encryption measures in limited circumstances. These legislative provisions could potentially be used by competitors to attempt to reverse engineer or find vulnerabilities in RIM’s products and services. As a result, these competitors may be able to compete more effectively than the Company can in those markets. In addition, the United States, Canada and other countries have imposed export controls that prohibit the export of encryption technology to certain countries, entities and individuals. The Company’s failure to comply with export, import, and use laws and regulations concerning encryption technology could subject the Company to sanctions and penalties, including fines, and suspension or revocation of export or import privileges.

Regulatory initiatives throughout the world can also create new and unforeseen regulatory obligations on the Company, its products and services. For example, a change to the regulatory classification of the Company’s products and services, such as content, taxation, and licensing requirements, could place regulatory obligations commonly reserved for licensed telecommunications carriers or broadcasters on the Company. The impact of these potential obligations vary based on the jurisdiction, but any such changes could impact whether the Company enters, maintains or expands its presence in a particular market, and whether the Company must dedicate additional resources to comply with these obligations.

In addition, governments are increasingly imposing requirements on entities like RIM to facilitate controls over the content that users have access to on their mobile devices. Examples include content filtering laws or laws designed to prevent a company’s products or services from being used to infringe third party intellectual property such as copyright in artistic performances. Also, numerous jurisdictions impose content filtering requirements to prevent access to content deemed restricted based on the norms and laws of that particular jurisdiction. Furthermore, the Company may be required to pay copyright levies on products and services used by consumers to copy or stream copyrighted works. Non-compliance with these legal requirements could result in fines, imprisonment of local executives, and sanctions on the import and/or use of the Company’s products or services.

The Company’s business relies on its strategic alliances and relationships with third-party network infrastructure developers, software platform vendors and service platform vendors.

The Company relies on wireless network infrastructure developers for access to emerging wireless data protocols. In addition, the Company’s business is dependent on the development, deployment and maintenance by third parties of their wireless infrastructure and on their sales of products and services that use the Company’s products. Market acceptance of the Company’s products also depends on support from third-party software developers and the marketing efforts of value added resellers, Internet service providers and computer manufacturers and distributors. The loss of, or inability to maintain, any of these relationships, or the failure of such third parties to execute or effectively manage their own business plans, could result in delays or reductions in product shipments, which could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company has designed BES to be used with Microsoft Exchange, IBM Lotus Domino and Novell GroupWise. The functionality of BlackBerry smartphones sold to corporate customers will depend on continued growth in the number of businesses that adopt Microsoft Exchange, IBM Lotus Domino and Novell GroupWise as their email and server solutions. If the number of businesses that adopt these platforms fails to grow or grows more slowly than the Company currently expects, or if Microsoft, IBM or Novell discontinue products, delay or fail to release new or enhanced products, or announce new incompatible products or versions of existing products, RIM’s revenues from BlackBerry enterprise customers could be materially adversely affected.

The Company may not be successful in expanding or managing its BlackBerry App World applications catalogue.

BlackBerry App World, the Company’s comprehensive electronic applications catalogue, is available to customers in over 100 markets globally, with other markets to follow. The continued expansion of the applications catalogue is an important element of the Company’s successful transition to its next-generation BlackBerry 10 smartphones the success of the BlackBerry PlayBook tablet, and requires a substantial investment of internal resources for development of the infrastructure, improvement of developer and consumer interfaces and advertising costs.

Decisions by customers to purchase the Company’s products are becoming increasingly based on the availability of third-party software applications. The Company is dependent on third-party software developers to provide access to and develop content, including applications, and services to enhance the user experience and maintain competitiveness and differentiation of BlackBerry products in the marketplace. The availability and development of these applications and services will depend, in part, on perceptions of the third-party software developers of the relative benefits of developing software for the Company’s products rather than those of its competitors, which may be adversely affected by the loss of market share in fiscal 2012, delays in the launch of the BlackBerry PlayBook 2.0 OS and BlackBerry 10 smartphones, and perceptions regarding the ability of the BlackBerry 10 smartphones and related products to complete successfully in the wireless communications industry. The Company may not be successful in convincing existing BlackBerry developers to develop additional applications or new developers to develop applications for the catalogue. Some developers who have significant relationships with the Company’s competitors may be unwilling to develop applications for BlackBerry products. In addition, if the Company develops its own software applications and services, such development may negatively affect the decisions of third-party developers to develop, maintain, and update similar or competitive applications. The loss of, or inability to maintain these relationships may affect the desirability of the Company’s products and, hence, RIM’s revenue from the sale of its products, particularly to consumers. If the Company is unable to successfully expand and manage the BlackBerry App World applications catalogue, the success of the Company’s BlackBerry 10 smartphones and future products and services may be materially and adversely affected.

An expansion of the Company’s online commercial presence may also require significant additional investment in security measures to protect the transmission of confidential data, including payment information, and to augment protection for the Company’s servers and network. Any failure by the Company to implement adequate measures around security of payments, or security of confidential or personal information of the end users of the Company’s products, could result in regulatory enforcement, potential litigation and have a detrimental impact on the BlackBerry brand and the Company’s reputation. For example, failure by the Company to comply with applicable laws, regulations and practices imposed or supported by the payment card industry relating to the security of payments could result in sanctions by individual card providers (including prohibiting the Company from processing a card provider’s card), regulatory sanctions, fines or litigation under applicable privacy laws or reputational damage. Applications may also require an interface with third parties over which the Company has no control. If the Company is not able to successfully expand, support or market the applications catalogue, or if necessary third-party interfaces are not available to support the applications, the Company may lose market share, and its business, results of operations and financial condition may be adversely affected.

The Company relies upon third parties to manufacture and repair its products and it is exposed to the risk that these third parties may not be able to satisfy its manufacturing needs and repairs on a timely basis or to an appropriate quality standard.

The Company outsources the majority of the manufacturing and repair of its products to third parties. Third party manufacturers, or other third parties to which such third party manufacturers in turn outsource the Company’s manufacturing requirements, may not be able to satisfy the Company’s manufacturing requirements on a timely basis, including the failure to meet scheduled production and delivery deadlines or the failure to manufacture products to meet the product quality requirements of the Company and its customers. In addition, the Company may not be able to obtain additional or substitute manufacturers when and if needed or on a cost-effective basis, which could materially impair the Company’s ability to supply devices to its customers. The Company’s reliance on outsourcing its manufacturing requirements to third parties may involve a number of other risks, including:

•	an inability to obtain adequate manufacturing capacity and reduced control over delivery schedules and costs;

•	concerns regarding quality control;

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risks relating to the use of third party manufacturers in foreign jurisdictions where maintaining the integrity of the control systems implemented by the Company may be more difficult to monitor and manage;

•	reduced control over RIM’s intellectual property;

•	increased risk of counterfeit and fraudulent activities giving rise to the availability of unauthorized devices; and

•	early termination of, or failure to renew, contractual arrangements.

The resources devoted by these third parties to meet the Company’s manufacturing and repair requirements is not within the Company’s control and there can be no assurance that manufacturing or repair problems will not occur in the future. Insufficient supply or an interruption or stoppage of supply from such third party manufacturers or the Company’s inability to obtain additional or substitute manufacturers when and if needed, could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company has its own production facility focused on new product introduction manufacturing and related manufacturing processes. If the Company fails to effectively manage its manufacturing and manufacturing processes so that its products are manufactured to meet quality standards, third party manufacturing may be adversely affected. The Company may experience difficulties in increasing or decreasing production at third party facilities, implementing new processes and finding the most effective and timely way to develop the best solutions to meet the technical requirements of its customers and of regulatory authorities. These difficulties may increase as the Company continues to develop an increasing number of different products.

Defects in the Company’s products and services can be difficult to detect and remedy. If defects occur, they could have a material adverse effect on the Company’s business.

The Company’s products and services are highly complex and sophisticated and may contain design defects, errors or security vulnerabilities that are difficult to detect and correct. Design defects, errors or vulnerabilities may be found in products or services after commencement of commercial shipments or provision of such services and, if discovered, the Company may not be able to successfully correct such defects, errors or vulnerabilities in a timely manner or at all. The occurrence of defects, errors or vulnerabilities in the Company’s products or services could result in the loss of or delay in customer or end user acceptance of its products or services and may harm the Company’s reputation, and correcting such defects, errors or vulnerabilities in its products or services could require significant expenditures by the Company, involving cost or time and effort of Company personnel.

As the Company’s products are integrated into its customers’ networks and equipment, are used with third party applications and are used to deliver confidential or personal information, the sale and support of these products and services may entail the risk of liability due to product liability, warranty or other claims tied to the security of data. In addition, the failure of the Company’s products or services to perform to end user expectations could give rise to claims including product liability claims and warranty claims. The consequences of any such defects, errors, vulnerabilities and claims could have a material adverse effect on the Company’s business, results of operations and financial condition.

In some cases, if design defects, errors or vulnerabilities affect a product’s safety or regulatory compliance, then such product may need to be recalled. Depending on the nature of the defect and the number of products, the Company may be forced to incur substantial recall costs, in addition to the costs associated with the potential loss of future orders and the damage to the Company’s reputation. Recalls involving regulatory agencies could also result in fines and additional costs. Finally, recalls could result in third-party litigation, including class action litigation by persons alleging common harm resulting from the purchase of the Company’s products.

The Company is subject to general commercial litigation, class action and other litigation claims as part of its operations, and it could suffer significant litigation expenses in defending these claims and could be subject to significant damage awards or other remedies.

In the course of its business, the Company receives general commercial claims related to the conduct of its business and the performance of its products and services, employment claims and other litigation claims, which may potentially include claims relating to improper use of or access to personal data. For example, as a result of the service interruption that occurred in October 2011, the Company is facing class action suits in multiple jurisdictions and has received inquiries from consumer protection agencies. Litigation resulting from these claims could be costly and time-consuming and could divert the attention of management and key personnel from the Company’s business operations. The complexity of the technology involved and the inherent uncertainty of commercial, class action, employment and other litigation increases these risks. In recognition of these considerations, the Company may enter into material settlements. If the Company is unsuccessful in its defense of material litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damages or injunctive relief against it that could have a material adverse effect on the Company’s business, BlackBerry brand, results of operations and financial condition. Administrative or regulatory actions against the Company or its employees could also have a material adverse effect on the Company’s business, BlackBerry brand, results of operations and financial condition.

Risk associated with litigation claims against the Company arising from the Company’s practice of providing forward-looking guidance to its shareholders with respect to certain financial metrics, including the Company’s practice of updating previous guidance where circumstances warrant.

In the past, the Company has followed the practice of providing specific quantitative forward-looking guidance to its shareholders with respect to certain financial metrics for the subsequent fiscal quarter in its quarterly earnings press releases. In addition, in certain quarterly earnings press releases over the past fiscal year, the Company provided forward-looking guidance with respect to its anticipated earnings per share for the full fiscal year ended March 3, 2012. On March 29, 2012, the Company announced that it will no longer provide specific quantitative guidance. However, the Company is committed to providing a high level of disclosure and transparency and will continue to provide commentary that highlights the trends and uncertainties that RIM anticipates. Any statements that are forward-looking statements are intended to enable RIM’s shareholders to view the anticipated financial performance and prospects of the Company from management’s perspective at the time such statements are made, and they are subject to the risks that are inherent in all forward-looking statements, as described in this Annual Information Form under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. These forward-looking statements are made by RIM in light of its experience, its perception of historical and anticipated business trends, existing conditions in the business at the time and anticipated future developments, including competition and new product initiatives and expected timing, as well as RIM’s current assessments of the risk factors that affect its business and the likely success of mitigation strategies relating to such factors. These forward-looking statements are subject to the inherent risk of difficulties in forecasting RIM’s financial results for future periods, particularly over longer periods, given the rapid technological changes, evolving industry standards, intense competition and short product life cycles that characterize the wireless communications industry.

Given the dynamics of the wireless communications industry, the Company’s financial results may not follow any past trends. In particular, the Company’s entry into new markets or changes to the Company’s technology, such as its entry into the tablet market and its transition to the BlackBerry 10 platform, can increase the difficulty of forecasting financial results. Significant unanticipated sales and marketing, R&D, IT, professional and other costs, write downs and other impairment charges may be incurred or take place in a single quarter, which can affect results. Additionally, many of the Company’s products are, among other things, subject to long development, new product approval and certification, and sales cycles. In addition, the Company is engaged in an industry that is highly competitive and rapidly evolving, and has experienced, and expects to continue to experience, intense competition from a number of companies. As a result, if expected revenues are not realized as anticipated, if new product introductions are delayed or are not as well received by the market as anticipated, or if operating expenses are higher than expected, the Company’s actual financial results could be materially adversely affected. These factors can make it difficult to predict the Company’s financial results. Consequently, actual results may differ materially from those expressed or implied by the Company’s forward-looking statements and may not meet the expectations of analysts or investors, which can contribute to the volatility of the market price of the Company’s common shares. Despite the Company’s cautions in each earnings release, earnings conference call and securities filing that contains forward-looking statements that the risks relating to such statements should be considered carefully and that shareholders should not place undue reliance on forward-looking statements, if the forward-looking statements are not realized, or the Company updates its forward-looking statements at a later time, the Company may nevertheless be subject to potential securities litigation or enforcement action.

Between May and August 2011, several purported class action lawsuits were filed against the Company and certain of its current and former officers in the U.S. District Court for the Southern District of New York, two of which have been voluntarily dismissed. The plaintiffs have alleged that during the period from December 16, 2010 through June 16, 2011, the defendants made materially false and misleading statements regarding RIM’s financial condition and business prospects, and seek unspecified damages. Regardless of the Company’s views of the merits of this action or any similar actions that may be filed against the Company, securities litigation is costly, time-consuming and may be unpredictable, and could divert the attention of management and key personnel from the Company’s business operations. If the Company is unsuccessful in its defense of securities litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damages that could have a material adverse effect on the Company’s business, results of operations and financial condition. Administrative or regulatory actions against the Company or its employees could also have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company may not be able to successfully manage its past growth and its ongoing development of service and support operations.

The Company has experienced significant growth in sales and personnel in past years. For example, in the past 10 years, revenues have increased to $18.4 billion in fiscal 2012 from $307 million in fiscal 2002. Rapid growth of the Company’s operations and the expansion of its product lines have placed a strain on managerial, financial and human resources, including product development personnel. The Company’s ability to manage this past growth will depend in large part upon a number of factors, including the Company’s ability to:

•	attract and retain qualified personnel in all areas and continue to develop and maintain its infrastructure;

•	develop support capacity for end-users and network carriers, so that the Company can provide post-sales support without diverting resources from product development efforts; and

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expand the Company’s internal management and financial controls, administrative processes, and compliance and governance policies and procedures, so that the Company can maintain control over its operations and provide support to other functional areas as the number of personnel and size of the Company increases, while ensuring that applicable laws and its internal policies and procedures are adhered to.

The Company’s inability to achieve any of these objectives could have a material adverse effect on the Company’s business, results of operations and financial condition as well as its reputation.

Although sales of BlackBerry smartphones to network operators, strategic partners and corporate partners continue to generate significant revenue streams, the Company’s historical and current revenue is from recurring monthly access fees from BlackBerry service and the licensing of BlackBerry software (BES and CALS). The growth in the Company’s services and software licensing operations will require ongoing development of new service offerings and support operations, including hiring and training employees and developing corporate standards and systems. Management systems will need to be continually enhanced and upgraded as the Company increases its BlackBerry customer base, and the Company will need to increase or re-allocate the number of employees and facilities dedicated to customer service, fulfillment, financial and non-financial reporting, billing and other administrative functions. There can be no assurance that the Company has made adequate allowances for the costs and risks associated with the expansion of these service offerings, that the systems, procedures or controls will be adequate to support its operations, or that the Company will be able to offer and expand its service offerings successfully. There can be no assurance that the Company will be able to manage or achieve significant future growth or manage a possible shift in business revenues effectively.

The Company may be required to record additional goodwill or other intangible asset impairment charges, which could adversely impact the Company’s financial results.

Under generally accepted accounting principles in the United States (“GAAP”), the Company reviews its intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. RIM performs its annual impairment analysis of goodwill late in the fourth quarter of each fiscal year, or sooner, as was the case in the third quarter of fiscal 2012, if the Company determines there are indicators of impairment, in accordance with GAAP. Under GAAP, the impairment analysis of goodwill must be based on estimated fair values. The determination of fair values requires assumptions and estimates of many critical factors, including, but not limited to: expected results of operations; macroeconomic conditions; the Company’s share price and market capitalization; industry analyst expectations; control premiums; and the discount rates used in a discounted cash flow analysis. In the fourth quarter of fiscal 2012, the Company recorded a goodwill impairment of $355 million and reported this amount as a separate line item in its consolidated statements of operations. The goodwill balance as at March 3, 2012 was $304 million following the goodwill impairment charge in the fourth quarter of fiscal 2012. The Company will be required to continue evaluating the carrying value of goodwill on an annual basis in the fourth quarter of its fiscal year or more frequently, if possible indicators of impairment occur.

As noted above, the Company’s share price and control premium are significant factors in assessing the Company’s fair value for purposes of goodwill impairment assessment. The Company’s share price can be affected by, among other things, changes in industry or market conditions, including the effect of competition, changes in our results of operations, and changes in the Company’s forecasts or market expectations relating to future results. See “– The market price of the Company’s common shares may be volatile” below. The current macroeconomic environment and competitive dynamics continue to be challenging to the Company’s business and the Company cannot be certain of the duration of these conditions and their potential impact on the Company’s share price performance or control premium applicable to the Company. A sustained decline in the Company’s performance, the Company’s market capitalization and future changes to the Company’s assumptions and estimates used in the goodwill impairment, particularly the determination of an appropriate control premium, and the reasonableness of observing the average market price over a 5-day period, may result in an impairment of some or all of the goodwill on the Company’s balance sheet; including any goodwill arising from the acquisition of Paratek Microwave, Inc., which was an acquisition that was completed five days following the end of fiscal 2012.

The Company’s business could be negatively affected as a result of actions of activist shareholders.

Publicly-traded companies have increasingly become subject to campaigns by investors seeking to advocate certain governance changes or corporate actions such as financial restructuring, special dividends, share repurchases or even sales of assets or the entire company. Activist shareholders have publicly advocated for certain governance and strategic changes at the Company in the past, and the Company expects that it may be subject to additional shareholder activity or demands in the future. Given the challenges the Company has encountered in its business over the past year, recent changes to the Company’s governance may not satisfy such shareholders who may attempt to promote or effect further changes, or acquire control over the Company. Responding to proxy contests, media campaigns and other actions by activist shareholders would be costly and time-consuming, disrupt the Company’s operations and would divert the attention of the Company’s Board of Directors and senior management from the pursuit of its business strategies, particularly its transition to the new BlackBerry 10 platform, which could adversely affect the Company’s results of operations, financial condition and prospects. If individuals are elected to the Company’s Board of Directors with a specific agenda to increase short-term shareholder value, it may adversely affect or undermine RIM’s ability to effectively implement the Company’s plans. Perceived uncertainties as to the Company’s future direction as a result of shareholder activism could also result in the loss of potential business opportunities, and may make it more difficult to attract and retain qualified personnel and business partners, to the detriment of the Company.

Government regulation of wireless spectrum and radio frequencies may provide opportunities for competitors or limit industry growth.

The allocation of radio frequencies around the world is regulated by government bodies and there is limited spectrum available for use in the delivery of wireless services. If there is insufficient spectrum allocated to the delivery of wireless communications services, the Company’s growth and financial performance could be adversely impacted. In addition, deregulation of spectrum may allow new wireless technologies to become viable, which could offer competition to the Company’s products and services. The Company expects this risk will become increasingly significant as the Company endeavors to enter new foreign markets.

Reduced spending by customers due to the uncertainty of economic and geopolitical conditions may negatively affect the Company.

Many of the end-users of the BlackBerry wireless solution are directly affected by the current economic and geopolitical conditions affecting the broader market. Current and future conditions in the domestic and global economies remain uncertain. A slowdown in capital spending by end-users of the Company’s products and services, coupled with existing economic and geopolitical uncertainties globally and in the financial services or legal markets in particular, could substantially reduce the demand for the Company’s products and services and adversely affect RIM’s business, results of operations and financial condition.

It is difficult to estimate the level of economic activity for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including the markets in which the Company participates. Because all components of the Company’s budgeting and forecasting are dependent upon estimates of economic activity in the markets that the Company serves and demand for its products and services, economic uncertainties make it difficult to estimate future income and expenditures.

Economic or geopolitical uncertainties may cause end-users to reduce their IT budgets or reduce or cancel orders for the Company’s products and services. For example, many end-users of the BlackBerry wireless solution may not upgrade their devices or may postpone the replacement of their devices or the purchase of their first device, or may purchase less costly products and services offered by the Company’s competitors due to more limited financial resources or out of concern for economic uncertainty. Network carriers may further reduce device subsidies that they offer to end-users or attempt to extend the periods of contracts that obligate end-users to use a certain device. Any such developments could have a material adverse impact on the Company’s business, results of operations and financial condition.

In addition, acts of terrorism and the outbreak of hostilities and armed conflicts within or between countries have created and may continue to create uncertainties that may affect the global economy and could have a material adverse effect on the Company’s business, results of operations and financial condition.

Acquisitions, divestitures, investments and other business initiatives may negatively affect the Company’s results of operations.

The Company has acquired, and continues to seek out opportunities to acquire or invest in, businesses, assets, products, services and technologies that expand, complement or are otherwise related to the Company’s business or provide opportunities for growth. These activities create risks such as the need to integrate and manage the businesses, personnel, and products acquired with the business, personnel and products of the Company, the challenges in achieving strategic objectives, cost savings and other benefits from acquisitions, the potential loss of key employees of the acquired business at the time of the acquisition or upon the termination of their non-compete covenants or obligations, additional demands on the Company’s management, resources, systems, procedures and controls, disruption of the Company’s ongoing business, and diversion of management’s attention from other business concerns. Such acquisitions, investments or other business collaborations may involve significant commitments of financial and other resources of the Company. An acquisition may have an adverse effect on the Company’s cash position if all or a portion of the purchase price is paid in cash, or common shares issuable in an acquisition would dilute the percentage ownership of the Company’s existing shareholders. Any such activity may not be successful in generating revenue, income or other returns to the Company, and the financial or other resources committed to such activities will not be available to the Company for other purposes. In addition, the acquisitions may involve unanticipated costs and liabilities, including possible litigation and new or increased regulatory exposure, that are not covered by the indemnity or escrow provisions, if any, of the acquisition agreement.

As business circumstances dictate, the Company may also decide to divest itself of assets or businesses. The Company has only limited experience with sales of assets or businesses and may not be successful in identifying or managing the risks involved in any divestiture, including its ability to obtain a reasonable purchase price for the assets, potential liabilities that may continue to apply to the Company following the divestiture, potential tax implications, employee issues or other matters. The Company’s inability to address these risks could adversely affect the Company’s business, results of operations and financial condition.

The Company is exposed to fluctuations in foreign currencies.

The Company is exposed to foreign exchange risk as a result of transactions in currencies other than its U.S. dollar functional currency. The majority of the Company’s revenue and purchases of raw materials are denominated in U.S. dollars. However, some revenue, a substantial portion of operating costs, including salaries and manufacturing overhead, as well as capital expenditures, are incurred in other currencies, primarily Canadian dollars, Euros and the British Pound. If the Canadian dollar appreciates relative to the U.S. dollar, the Company’s Canadian dollar denominated expenses will increase when converted to U.S. dollars for financial reporting purposes. If the Euro depreciates relative to the U.S. dollar, the Company’s Euro denominated revenues will decrease when translated to U.S. dollars for financial reporting purposes. Foreign exchange rate fluctuations may materially affect the Company’s results of operations in future periods. For more details, please refer to the discussion of foreign exchange and income taxes in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended March 3, 2012.

The Company is subject to regulation and certification risks that could negatively affect its business, and is also subject to allegations of possible health or other risks relating to the use or misuse of the Company’s products, or lawsuits and publicity related to such allegations.

The Company must comply with a variety of laws, standards and other requirements governing, among other things, health and safety, hazardous materials usage, packaging and environmental matters, and its products must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions in which they are manufactured or sold. For example, the Company’s products must be approved by the Federal Communications Commission (“FCC”) before they can be used in commercial quantities in the United States. The FCC requires that access devices meet various standards, including safety standards with respect to human exposure to electromagnetic radiation and basic signal leakage. Regulatory requirements in Canada, Europe, Asia and other jurisdictions must also be met. Although the Company’s products and solutions are designed to meet relevant safety standards and recommendations globally, when used as directed, any perceived risk of adverse health effects of wireless communication devices could materially adversely affect the Company through a reduction in sales. The failure to comply with regulatory requirements can subject the Company to regulatory and/or civil liability, additional costs (including fines) and reputational harm, and in severe cases prevent it from selling its products in certain jurisdictions.

As a result of varying and developing regulatory requirements throughout the world, the Company faces increasingly complex procurement and design challenges, which, among other things, require the Company to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and to re-design its products so that the products comply with the many requirements applicable to them. There can be no assurance that the costs of complying with and the liabilities arising from current and future health and safety, environmental (including climate change regulation) and other laws, standards and regulatory requirements (including proposed legislation relating to certain “conflict minerals” that are used in the wireless communications industry) will not adversely affect the Company’s business, results of operations or financial condition.

In addition to regulatory approvals, product manufacturers must obtain certification from the networks upon which their products operate. Failure to maintain regulatory approvals or network certifications for the Company’s current products or a failure to obtain required regulatory approvals or network certifications for any new products on a timely basis could have a material adverse effect on the Company’s business, results of operations and financial condition.

There has also been public speculation about possible health risks to individuals from exposure to electromagnetic fields or radio frequency energy from the use of mobile devices. Government agencies, international health organizations, industry associations and other scientific bodies continue to conduct research on the topic, and there can be no assurance that future studies, irrespective of their scientific basis, will not suggest a link between electromagnetic fields from mobile devices and adverse health effects. Mobile device manufacturers and cellular services providers have been named in lawsuits alleging that the use of mobile devices poses a risk to human health and that radio emissions have caused or contributed to the development of brain tumors. Other users of mobile devices with multimedia functions, such as MP3 players, have claimed that the use of such products has contributed to or resulted in hearing loss or other adverse health effects. In addition, users of the Company’s products who disregard the Company’s warnings about using the products while operating a motor vehicle or who use after-market accessories, such as batteries, that are not subject to the Company’s quality control procedures may also be at risk of bodily harm. The perception of risk to human health or other risks could adversely affect the demand for the Company’s products and allegations of risks relating to the Company’s products could result in litigation, which could distract management or result in liabilities for the Company, regardless of the merit of such claims.

In addition, alleged or actual non-compliance with local laws could result in the suspension of sales, importation licenses or services in certain jurisdictions where the Company’s products are currently sold or used.

The Company’s worldwide operations subject it to income and other taxes in many jurisdictions, and the Company must exercise significant judgment in order to estimate its worldwide financial provision for income taxes. There can be no assurances that the Company’s historical provisions and accruals for income and other taxes will be adequate.

The Company is subject to income and other taxes in Canada and numerous foreign jurisdictions. Significant judgment is required in determining its worldwide liability for income and other taxes. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although the Company believes that its tax estimates are reasonable, there can be no assurances that the final determination of any tax audits will not be materially different from that which is reflected in historical income and other tax provisions and accruals. Should additional taxes be assessed as a result of an audit, litigation or changes in tax laws, there could be a material adverse effect on the Company’s current and future results and financial condition. In addition, there is a risk of recoverability of future deferred tax assets.

The Company’s future effective tax rate will depend on the relative profitability of the Company’s domestic and foreign operations, the statutory tax rates and taxation laws of the related tax jurisdictions, the tax treaties between the countries in which the Company operates, the timing of the release, if any, of the valuation allowance, and the relative proportion of research and development incentives to the Company’s profitability.

A significant portion of the Company’s assets are held in cash, cash equivalents, short-term or long-term investments, all of which are subject to market and credit risk.

The Company had a total cash, cash equivalents and investments of $2.1 billion as at March 3, 2012, compared to $2.7 billion as at February 26, 2011. The Company’s investment income increased by $13 million to $21 million in fiscal 2012 from $8 million in fiscal 2011. Cash equivalents, short term and other investments are invested primarily in debt securities of varying maturities. Consequently, the Company is exposed to interest rate risk and its results of operations may be adversely affected by changes in interest rates. The fair value of short term and other investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates.

Additionally, the Company is exposed to market and credit risk on its investment portfolio. While the Company’s investment policies include investing in liquid, investment-grade securities and limiting investments in any single issuer, there can be no assurance that such investment policies will reduce or eliminate market or credit risks. See “Financial Condition” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for fiscal 2012 for a discussion of certain liquidity issues relating to the Company’s investments in auction rate securities, structured investment vehicles and fixed income securities maintained in an investment account with Lehman Brothers International (Europe).

Proposed regulations relating to conflict minerals may have an adverse affect on the Company’s business.

Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires the SEC to promulgate new disclosure requirements for manufacturers of products containing certain minerals that are mined from the Democratic Republic of Congo and adjoining countries. These so-called “conflict minerals” are commonly found in metals used in the manufacture of certain of the Company’s products. Promulgation of the SEC’s final rules is anticipated to occur in the first half of fiscal 2013. The implementation of these new regulations may limit the sourcing and availability, or may increase the costs, of some of the metals used in the manufacture of the Company’s products. The regulations may also reduce the number of suppliers who provide conflict-free metals, and may affect the Company’s ability to obtain products in sufficient quantities or at competitive prices. Also, since the Company’s supply chain is complex, the Company may face reputational challenges if RIM is unable to sufficiently verify the origins for all metals used in the Company’s products through the due diligence procedures that RIM implements.

Failure of the Company’s suppliers, subcontractors, third-party distributors and representatives to use acceptable ethical business practices or to comply with applicable laws, including proposed regulations related to conflict minerals, could negatively impact the Company’s business.

The Company expects its suppliers and subcontractors to operate in compliance with applicable laws, rules and regulations regarding working conditions, labor and employment practices, environmental compliance, anti-corruption (including the Foreign Corrupt Practices Act of the United States, the Corruption of Foreign Public Officials Act of Canada and the UK Bribery Act), and patent and trademark licensing as detailed in the Company’s Supplier Code of Conduct. However, the Company does not directly control their labor and other business practices. If one of the Company’s suppliers or subcontractors violates applicable labor, anti-corruption or other laws, or implements labor or other business practices that are regarded as unethical, or if a supplier or subcontractor fails to comply with procedures designed by the Company to adhere to existing or proposed regulations, including the sourcing of so-called “conflict minerals” for the Company’s products, the shipment of finished products to the Company could be interrupted, orders could be canceled, relationships could be terminated, the Company’s reputation could be damaged, and the Company may be subject to liability. For example, if one of the Company’s suppliers or subcontractors fails to procure necessary intellectual property rights, legal action could be taken against the Company that could impact the salability of the Company’s products and expose the Company to financial obligations to a third party. Representations and warranties provided to the Company may turn out to be inaccurate, and indemnities provided by such suppliers or subcontractors to the Company may not be sufficient to avoid liability. Any of these events could have a negative impact on the Company’s business, results of operations and financial condition.

Risks Related to Intellectual Property

The Company may infringe on the intellectual property rights of others.

The Company’s commercial success depends upon the Company not infringing intellectual property rights owned by others. The industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. Some of these patents may grant very broad protection to the third-party owners of the patents. Patents can be issued very rapidly and there is often a great deal of secrecy surrounding pending patents. The Company cannot determine with certainty whether any existing third-party patents or the issuance of any new third-party patents would require the Company to alter its technologies, pay for licenses or cease certain activities. Third parties have asserted, and in the future may assert, intellectual property infringement claims against the Company and against its customers and suppliers. The Company may be subject to these types of claims either directly or indirectly through indemnities against these claims that it provides to certain customers, partners and suppliers. There can be no assurance that the Company’s attempts to negotiate favorable intellectual property indemnities with its suppliers for infringement of third-party intellectual property rights will be successful or that a supplier’s indemnity will cover all damages and losses suffered by the Company and its customers, partners and other suppliers due to infringing products, or that the Company can secure a license, modification or replacement of a supplier’s products with non-infringing products that may otherwise mitigate such damages and losses.

Many intellectual property infringement claims are brought by entities whose principal business model is to secure patent licensing-based revenue from operating companies. As such entities do not typically generate their own products or services, the Company cannot deter their patent infringement claims based on counterclaims that they infringe patents in the Company’s portfolio or by entering into cross-licensing arrangements. Litigation and claims advanced in the ITC have been and will likely continue to be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights.

Some of the Company’s competitors have, or are affiliated with companies having, substantially greater resources than the Company has, and these competitors may be able to sustain the costs of complex intellectual property infringement litigation or other proceedings to a greater degree and for longer periods of time than the Company can. Regardless of whether third-party claims that the Company is infringing patents or other intellectual property rights have any merit, these claims could:

•	adversely affect the Company’s relationships with its customers;
•	be time-consuming to evaluate and defend;
•	result in significant costs to defend the Company in litigation or other proceedings;
•	result in negative publicity for the Company;
•	divert management’s attention and resources;
•	cause product and software shipment delays or stoppages;
•	subject the Company to significant liabilities;
•	require the Company to enter into costly royalty or licensing agreements;
•	require the Company to develop possible workaround solutions that may be costly and disruptive to implement or impact the functionality of the Company’s products; and
•	require the Company to cease certain activities or to cease selling its products and services in certain markets.

In addition to being liable for potentially substantial damages relating to a patent or other intellectual property infringement action against the Company or, in certain circumstances, the Company’s customers with respect to its products and services, the Company may be prohibited from developing or commercializing certain technologies or products unless the Company obtains a license from the holder of the patent or other intellectual property rights. There can be no assurance that the Company will be able to obtain any such license on commercially reasonable terms, or at all. If the Company does not obtain such a license, its business, results of operations and financial condition could be materially adversely affected and the Company could be required to cease related business operations in some markets and restructure its business to focus on continuing operations in other markets. In addition, the Company includes and promotes certain third-party applications and content with its products. The Company’s support and promotion of third-party applications and content increase the risk of intellectual property litigation if such applications and content infringe on or misappropriate the patents or other intellectual property rights of others.

The Company may not be able to obtain patents or other intellectual property protections necessary to secure its proprietary technology and products.

The Company’s commercial success depends upon its ability to develop new or improved technologies and products, and to successfully obtain or acquire patent or other proprietary or statutory protection for these technologies and products in Canada, the United States and other countries. The Company seeks to patent concepts, components, protocols and other inventions that are considered to have commercial value or that will likely yield a technological advantage. The Company owns rights to an array of patented and patent pending technologies relating to wireless communication in the United States, Canada and other countries. The Company continues to devote significant resources to protecting its proprietary technology. However, the Company may not be able to continue to develop technology that is patentable, patents may not be issued in connection with the Company’s pending applications and allowed claims by the Company may not be sufficient to protect its technology. Furthermore, any patents issued could be challenged, invalidated or circumvented and may not provide proprietary protection or a competitive advantage.

A number of the Company’s competitors and other third parties have been issued patents, and may have filed patent applications or may obtain additional patents and proprietary rights, for technologies similar to those that the Company has made or may make in the future. Public awareness of new technologies often lags behind actual discoveries, making it difficult or impossible to know all the relevant, third-party patent applications at any particular time. For example, patent applications filed in the United States before November 29, 2000, and even a small number filed after that date, are maintained in secrecy by the U.S. Patent Office until issued as patents. Even the majority of applications filed after November 29, 2000, do not become public until 18 months after their first filing. Consequently, the Company cannot be certain that it was the first to develop the technology covered by its pending patent applications or that it was the first to file patent applications for the technology. In addition, the disclosure in the Company’s patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, there can be no assurance that the Company’s patent applications will result in patents being issued.

Protection of the rights sought in published patent applications can be costly and uncertain and can involve complex legal and factual questions. In addition, the laws of certain countries in which the Company’s products are sold or licensed do not protect intellectual property rights to the same extent as the laws of Canada or the United States. Therefore, the breadth of allowed claims and the scope of protection provided by the Company’s patents, and their enforceability, cannot be predicted. Even if the Company’s patents are held to be enforceable, others may be able to design around these patents or develop products similar to the Company’s products that do not infringe the Company’s patents.

In addition to patents, the Company relies on, among other things, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. While the Company enters into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of proprietary and confidential information, it is possible that:

•	some or all of its confidentiality agreements will not be honored;
•	third parties will independently develop equivalent technology or misappropriate the Company’s technology or designs;
•	disputes will arise with the Company’s strategic partners, customers or others concerning the ownership of intellectual property;
•	unauthorized disclosure or use of the Company’s intellectual property, including source code, know-how or trade secrets will occur; or
•	contractual provisions may not be enforceable.

There can be no assurance that the Company will be successful in protecting its intellectual property rights.

The Company may not be able to obtain rights to use software or components supplied by third parties.

The Company licenses certain software used in its products and operations from third parties, generally on a nonexclusive basis, and the Company uses components from suppliers that are reliant on intellectual property used by such suppliers. The termination of any of these licenses, or the failure of these licensors or suppliers to adequately maintain, protect or update their software or intellectual property rights, could delay the Company’s ability to ship its products while the Company seeks to implement alternative technology offered by other sources, could require significant unplanned investments on the Company’s part if the Company is forced to develop alternative technology internally and could adversely affect the functionality of the Company’s products. In addition, alternative technology may not be available on commercially reasonable terms from other sources. The Company has not entered into source code escrow agreements with every software supplier or third party licensor. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of the Company’s products or relating to current or future technologies to enhance the Company’s product offerings. The Company may not be able to obtain licensing rights to the needed technology or components on commercially reasonable terms, if at all.

Copyright levies in numerous countries for the sale of products may negatively impact the Company’s business.

The Company faces the possibility of copyright levies from collecting societies in European and other countries for the sale of products such as BlackBerry smartphones and tablets that might be used for the private copying of copyright protected works. The collecting societies argue that copyright levies should apply to such products because they include audio/video recording functionality, such as an MP3 player or storage capability, despite the fact that such products are not primarily intended to act as a recording device. If these levies are imposed, the Company’s financial results may be negatively impacted. Furthermore, the Company may be required to pay copyright levies on products and services used by consumers to copy or stream copyrighted works. Non-compliance with these legal requirements could result in fines, imprisonment of local executives, and sanctions on the import and/or use of the Company’s products or services.

Risks Related to the Company’s Common Shares

The market price of the Company’s common shares is volatile.

The market price of the Company’s outstanding common shares has been and continues to be volatile due in part to highly volatile markets generally, particularly for technology company shares. A variety of events, including, news announcements by the Company or its competitors, trading volume, general market trends for technology companies and other factors, could result in wide fluctuations in the market price for its common shares. The Company’s share price may also be affected by factors such as the performance of other technology companies, increasing market share of such companies, announcements by or results of RIM’s competitors, results of existing or potential litigation, updates to forward-looking financial guidance, announcements regarding new products and services and market rumors.

The Company’s financial results are difficult to forecast and such results may not meet the expectations of analysts or investors, which would contribute to the volatility of the market price of the Company’s common shares. The Company’s financial results may not follow any past trends. In particular, the Company’s entry into new markets, such as the tablet market, may increase the difficulty of forecasting financial results. The Company’s sales may also be impacted by current economic factors which more significantly impact other specific industry sectors, such as the financial, government and legal services sectors and increased adoption in those sectors of products of the Company’s competitors. These sectors have represented the Company’s largest end user concentration to date. The Company’s operating expenses are based on anticipated revenue levels, are relatively fixed in the short term to medium term and are incurred throughout the quarter; thus, fluctuations in operating expenses are likely. Significant unanticipated sales and marketing, R&D, IT, professional and other costs may be incurred in a single quarter which will affect results. Additionally, many of the Company’s products are subject to long sales cycles. As a result, if expected revenues are not realized as anticipated, or if operating expenses are higher than expected, the Company’s financial results could be materially adversely affected. These factors can make it difficult to predict the Company’s financial results. Difficulties forecasting financial results over longer periods increase significantly given the rapid technological changes, evolving industry standards, intense competition and short product life cycles that characterize the wireless communications industry.

In addition, the Company relies on the individual carriers to instruct the Company to create subscriber accounts and determines whether the subscriber account should have an active status. That carrier is charged a service fee for each subscriber account each month. If a carrier instructs the Company to deactivate a subscriber account, then the Company no longer includes that subscriber account in its BlackBerry subscriber account base and ceases billing the carrier with respect to such account from the date of its deactivation. On a quarterly basis, the Company may make an estimate of pending deactivations for certain carriers that do not use a fully-integrated provisioning system. It is, however, each carrier’s responsibility to report changes to its subscriber account status on a timely basis to the Company. The Company’s failure to meet the expectations of analysts or investors as a result of difficulties in predicting the growth rate in its subscriber base may further contribute to the volatility of the market price of its common shares.

There could be adverse tax consequence for the Company’s shareholders in the United States if the Company is or was a passive foreign investment company.

Under U.S. federal income tax laws, if a company is, or for any past period was, a passive foreign investment company (“PFIC”), there could be adverse U.S. federal income tax consequences to U.S. shareholders even if the Company is no longer a PFIC. The determination of whether the Company is a PFIC is a factual determination made annually based on various facts and circumstances and thus is subject to change, and the principles and methodology used in determining whether a company is a PFIC are subject to interpretation. While the Company does not believe that it is currently or has been a PFIC, there can be no assurances that the Company was not a PFIC in the past and will not be a PFIC in the future. U.S. shareholders are urged to consult their tax advisors concerning U.S. federal income tax consequences of holding the Company’s common shares if RIM is or has been considered a PFIC.

The Company’s charter documents enable its directors to issue preferred shares which may prevent a takeover by a third party.

The Company’s authorized share capital consists of an unlimited number of common shares, an unlimited number of class A common shares and an unlimited number of preferred shares, issuable in one or more series. The Company’s Board of Directors has the authority to issue preferred shares and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including dividend rights, of these shares without any further vote or action by shareholders. The rights of the holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future. The Company’s ability to issue preferred shares could make it more difficult for a third party to acquire a majority of the Company’s outstanding voting shares, the effect of which may be to deprive the Company’s shareholders of a control premium that might otherwise be realized in connection with an acquisition of the Company.

DIVIDEND POLICY

Dividend Policy and Record (Canadian $000’s)

With the exception of a capital dividend of $262 paid on October 27, 1997, RIM has not paid any cash dividends on its common shares to date. The Company will consider paying dividends on its common shares in the future when circumstances permit, having regard to, among other things, the Company’s earnings, cash flows and financial requirements, as well as relevant legal and business considerations.

DESCRIPTION OF SHARE CAPITAL

The Company’s authorized share capital consists of an unlimited number of voting common shares without par value, an unlimited number of non-voting, redeemable, retractable class A common shares without par value, and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares without par value, issuable in series. Only common shares are issued and outstanding.

Common Shares

Each common share is entitled to one vote at meetings of the shareholders and to receive dividends if, as and when declared by the board of directors. Dividends which the board of directors determine to declare and pay shall be declared and paid in equal amounts per share on the common shares and class A common shares at the time outstanding without preference or distinction. Subject to the rights of holders of shares of any class of share ranking prior to the class A common shares and common shares, holders of class A common shares and common shares are entitled to receive the Company’s remaining assets ratably on a per share basis without preference or distinction in the event that it is liquidated, dissolved or wound-up.

Class A Common Shares

The holders of class A common shares are not entitled to receive notice of or attend or vote at any meeting of the Company’s shareholders, except as provided by applicable law. Each such holder is entitled to receive notice of and to attend any meetings of shareholders called for the purpose of authorizing the dissolution or the sale, lease or exchange of all or substantially all of the Company’s property other than in the ordinary course of business and, at any such meeting, shall be entitled to one vote in respect of each class A common share on any resolution to approve such dissolution, sale, lease or exchange. Dividends are to be declared and paid in equal amounts per share on all the class A common shares and the common shares without preference or distinction. The Company authorized for issuance the class A common shares when the Company was a private company to permit employees to participate in equity ownership. Class A common shares previously issued by the Company to such employees were converted on a one-for-one basis into common shares in December 1996 at the time that the Company became a reporting issuer in the Province of Ontario by filing a prospectus with respect to a special warrant offering completed in the Province of Ontario in 1997. At this time, the Company has no plans to issue further class A common shares. Subject to the rights of holders of any class of share ranking prior to the class A common shares and common shares, in the event that the Company is liquidated, dissolved or wound-up, holders of class A common shares and common shares are entitled to receive the remaining assets ratably on a per share basis without preference or distinction.

Preferred Shares

The holders of preferred shares are not entitled to receive notice of or to attend or vote at any meeting of the Company’s shareholders, except as provided by applicable law. Preferred shares may be issued in one or more series and, with respect to the payment of dividends and the distribution of assets in the event that the Company is liquidated, dissolved or wound-up, rank prior to the common shares and the class A common shares. The Company’s board of directors has the authority to issue series of preferred shares and determine the price, number, designation, rights, privileges, restrictions and conditions, including dividend rights, of each series without any further vote or action by shareholders. The holders of preferred shares do not have pre-emptive rights to subscribe to any issue of the Company’s securities. At this time there are no preferred shares outstanding and the Company has no plans to issue any preferred shares.

MARKET FOR SECURITIES OF THE COMPANY

The Company’s common shares are listed and posted for trading on The Toronto Stock Exchange under the symbol “RIM” and are listed on the NASDAQ Global Select Market under the symbol “RIMM”. The volume of trading and price ranges of the Company’s common shares on the NASDAQ Global Select Market and the Toronto Stock Exchange during the previous fiscal year are set out in the following table:

	Common Shares – TSX		Common Shares – NASDAQ
Month	Price Range (CDN $)	Average Daily Volume	Price Range (US$)	Average Daily Volume
March 2011	$54.25-$66.87	2,105,600	$55.77-$68.81	12,985,000
April 2011	$45.56-$54.99	2,856,400	$48.20-$57.32	15,573,700
May 2011	$41.24-$46.84	2,081,500	$42.55-$48.95	13,778,700
June 2011	$25.28-$41.21	3,950,200	$25.82-$42.50	30,775,500
July 2011	$23.74-28.63	2,056,600	$24.81-$29.76	17,982,300
August 2011	$21.40-$32.28	3,993,800	$21.60-$33.05	27,597,800
September 2011	$21.05-$32.71	3,534,300	$20.28-$33.54	28,420,100
October 2011	$20.12-$25.65	2,998,200	$19.29-$24.74	21,277,000
November 2011	$16.76-$20.41	2,749,800	$15.98-$19.95	20,706,900
December 2011	$12.80-$19.06	3,012,100	$12.45-$18.77	28,481,500
January 2012	$14.77-$18.23	3,331,000	$14.57-$17.96	27,438,500
February 2012	$14.00-$17.33	3,103,900	$14.16-$17.34	16,098,200

DIRECTORS AND EXECUTIVE OFFICERS

As at the date hereof, the Company currently has a board of directors comprised of ten persons. Pursuant to a special resolution of shareholders, the directors are authorized from time to time to increase the size of the board of directors, and to fix the number of directors, up to the maximum of 15 persons, as currently provided under the articles of the Company, without the prior consent of the shareholders.

The following table sets forth the name, municipality of residence and, except as provided below, principal occupation during the last five years of each of the Company’s directors and executive officers as of March 3, 2012. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed.

On March 29, 2012, the Company announced the resignations of Jim Balsillie from the Board and Jim Rowan as Chief Operating Officer, Global Operations, as well as the retirement of David Yach, Chief Technology Officer, Software. The Company intends to hire a new Chief Operating Officer and a Chief Marketing Officer.

Name, Municipality of Residence and Present Principal Occupation	Director Since	Position(s) with the Company
Thorsten Heins (3) (4) Waterloo, Ontario President and Chief Executive Officer, RIM	2012	Director, President and Chief Executive Officer
Barbara Stymiest, FCA (1) (2) (3) (4) (5) Toronto, Ontario Corporate Director	2007	Director, Chair
Mike Lazaridis (3) (4) Waterloo, Ontario Corporate Director	1984	Director, Vice Chair
James Balsillie (3)(6) Waterloo, Ontario Corporate Director	2010	Director
David Kerr (1) (2) (3) Toronto, Ontario Managing Partner, Edper Financial Group	2007	Director
Claudia Kotchka (1) (3) (4) Cincinnati, Ohio Corporate Director	2011	Director
Roger Martin (3) (4) Toronto, Ontario Dean, The Rotman School of Management	2007	Director
John Richardson, FCA (1) (2) (3) Toronto, Ontario Corporate Director	2003	Director
Antonio Viana-Baptista (2) (3) (4) Madrid, Spain Chief Executive Officer, Credit Suisse Iberia	2009	Director
Prem Watsa (3) Toronto, Ontario Chief Executive Officer, Fairfax Financial Holdings Limited	2012	Director
John Wetmore (2) (3) Toronto, Ontario Corporate Director	2007	Director
Brian Bidulka Burlington, Ontario Chief Financial Officer, RIM	N/A	Chief Financial Officer
Robin Bienfait Norcross, Georgia Chief Information Officer, RIM	N/A	Chief Information Officer
David Yach(6) Waterloo, Ontario Chief Technology Officer, Software, RIM	N/A	Chief Technology Officer, Software
Jim Rowan(6) Toronto, Ontario Chief Operating Officer, Global Operations, RIM	N/A	Chief Operating Officer, Global Operations
Karima Bawa Vancouver, British Columbia Chief Legal Officer, RIM	N/A	Chief Legal Officer

Notes:

[1]	Member of the Audit and Risk Management Committee.
[2]	Member of the Compensation, Nomination and Governance Committee.
[3]	Member of Strategic Planning Committee.
[4]	Member of the Innovation Committee.
[5]	Chair of the Board of Directors
[6]

On March 29, 2012, the Company announced the resignations of Jim Balsillie from the Board, and Jim Rowan as Chief Operating Officer, Global Operations, as well as the retirement of David Yach Chief Technology Officer, Software.

As at March 3, 2012, the above directors and executive officers of the Company (excluding the above directors and officers that have resigned or retired) beneficially owned, or controlled or directed, directly or indirectly, approximately 30 million common shares of the Company representing approximately 6% of the issued and outstanding common shares of the Company. In addition, as of such date, Fairfax Financial Holdings Limited (“Fairfax”) and certain of its wholly-owned or controlled subsidiaries beneficially owned approximately 26.8 million common shares of the Company (the “Fairfax Shares”) representing approximately 5% of the issued and outstanding common shares of the Company. Prem Watsa, a director of the Company, is the Chairman and Chief Executive Officer of Fairfax and may be deemed under applicable U.S. securities laws to beneficially own the Fairfax Shares by virtue of his position at Fairfax.

During the past five years, each of the directors and executive officers of the Company has been engaged in their current principal occupation as specified above except: Mr. Thorsten Heins who prior to January 2012 was Chief Operating Officer, Product & Sales and formerly was Senior Vice President, Handheld Business Unit of the Company, previous to that he was Chief Technology Officer of Siemens’ Communications Division; Mr. Jim Balsillie who prior to 2012 was Co-Chief Executive Officer and Co-Chair of the Company; Mr. Mike Lazaridis who prior to 2012 was President, Co-Chief Executive Officer and Co-Chair of the Company; Ms. Barbara Stymiest who prior to 2011 was a member of the Group Executive, Royal Bank of Canada; Mr. John Wetmore who was Vice President, Contact Centre Development of IBM Americas and formerly President and Chief Executive Officer of IBM Canada; Mr. Antonio Viana-Baptista who prior to January of 2008 was CEO, Telefonica Espana, and prior to that Chairman and CEO, Telefonica Moviles, S.A.; Ms. Kotchka who prior to 2009 was Vice President, Design Innovation & Strategy, Proctor & Gamble; Ms. Robin Bienfait who prior to January 2007 was Senior Vice President of AT&T Global Network Operations, Network Security and Disaster Recovery, previously Chief Compliance Officer, EH&S and prior to that was Vice President Service Assurance, E-Mtce & IP/Data Systems at AT&T Labs; Mr. Brian Bidulka who prior to December 2009 was Chief Accounting Officer of the Company and formerly was Vice President, Corporate Controller of the Company, previous to that he was Vice President, Corporate Finance at Molson Inc., and formerly Vice President, Finance-Operations at Molson Canada; Mr. David Yach who prior to January 2008 was Senior Vice President, Software and Vice President, Software of the Company; Mr. Jim Rowan who prior to July 2011 was Chief Operating Officer, Manufacturing & Global Supply Chain and formerly was Senior Vice President, Global Manufacturing & Supply Chain of the Company, previous to that he was Executive Vice President of World Wide Operations for Celestica; and Ms. Karima Bawa who prior to December 2010 was Senior Vice-President, Legal of the Company.

The Company’s Board of Directors has four standing committees: an Audit and Risk Management Committee, Compensation Nomination and Governance Committee, Strategic Planning Committee and Innovation Committee, the members of which are noted above. The Company does not have an Executive Committee.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than set out below, none of the directors or executive officers is, as at the date of this AIF, or was within 10 years before the date of the AIF, a director or chief executive officer or chief financial officer of any company (including RIM) that:

a)	was subject to an order (as defined in National Instrument 51-102F2 of the Canadian Securities Administrators) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

b)	was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer.

None of the directors, executive officers or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company,

a)	is, at the date of this Annual Information Form, or has been within 10 years before the date of this AIF, a director or executive officer of any company (including RIM) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

b)	has, within the 10 years before this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

On November 7, 2006, as a result of the Company failing to file its second quarter financial statements for fiscal 2007 before the statutory filing deadline of October 17, 2006 a management cease trade order (the “MCTO”) was issued by the OSC that applied to each of the directors and executive officers listed above (other than Ms. Kotchka and Messrs. Kerr, Watsa, Viana-Baptista, Martin, Heins and Rowan) as well as certain of the other Company’s senior officers and certain insiders of the Company. The MCTO prohibited trading in the Company’s securities by its senior officers, directors and certain insiders during the time that the MCTO was in effect. The MCTO was revoked on May 23, 2007 after the required securities filings were made by RIM with the OSC.

In February 2009, the Company and certain of its officers and directors entered into settlement agreements with the OSC and SEC to resolve the OSC and SEC investigations relating to the Company’s historical stock option granting practices. For a detailed discussion of these settlements, see the sections entitled “Restatement of Previously Issued Financial Statements – OSC Settlement” and “Restatement of Previously Issued Financial Statements – SEC Settlement” in the MD&A for the fiscal year ended February 28, 2009, which can be found under the Company’s profile on www.sedar.com.

Audit and Risk Management Committee

The Audit and Risk Management Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control, and legal compliance and risk management functions of the Company and its subsidiaries. It is the objective of the Audit and Risk Management Committee to maintain free and open means of communications among the Board, the independent auditors and the financial and senior management of the Company.

The full text of the Audit and Risk Management Committee’s Charter is included as Appendix A to this Annual Information Form.

Mr. Kerr, Ms. Kotchka, Ms. Stymiest and Mr. Richardson, are the members of the Committee, each of whom is a director of the Company and independent and financially literate under Sections 1.4 and 1.5 of National Instrument 52-110 of the Canadian Securities Administrators-Audit Committees and the rules and regulations of the Nasdaq Stock Market. The members of the Audit and Risk Management Committee bring significant skill and experience to their responsibilities including professional experience in accounting, business and finance. The specific education and experience of each member that is relevant to the performance of his or her responsibilities as such member of the Audit and Risk Management Committee are set out below:

David Kerr, B.Sc., CA (Chair) – Mr. Kerr has a B.Sc. from McGill University. Mr. Kerr is Managing Partner of Edper Financial Corporation, a financial management company. From July 2002, to August 2006, Mr. Kerr was Chairman of Falconbridge Limited (formally Noranda Inc.) and prior to that he was President and Chief Executive Officer of Falconbridge Limited. Mr. Kerr is a director of Brookfield Asset Management Inc.; Sustainable Developments Technology Canada; Sun Life Financial Corporation; the Toronto Rehabilitation Hospital Foundation; and the Special Olympics Canada Foundation. In the past five years, Mr. Kerr also served as a director of Shell Canada Limited.

Claudia Kotchka, B.B.A., – Ms. Kotchka has a B.B.A., Cum Laude, from Ohio University and is a Certified Public Accountant. Ms. Kotchka held various executive roles during her 31 year career at Procter & Gamble, including Vice-President, Design Innovation & Strategy from 2001 to 2009. Ms. Kotchka is an independent consultant to Fortune 500 companies on innovation, strategy and design and is also a speaker at conferences and forums on design and innovation and has been a guest lecturer at business school and universities. She is a Member of the Board of Trustees of the Smithsonian Design Museum and an Advisor with Stanford University Institute of Design. She has also served on a number of charitable organizations including as a member of the United Way Women’s Leadership Council, as well as a member of the Board of Directors of the Audubon Society and Reading for Life.

Barbara Stymiest, FCA – Ms. Stymiest has an HBA from the Richard Ivey School of Business, University of Western Ontario and FCA from the Institute of Chartered Accountants of Ontario. From 2004 to 2011, Ms. Stymiest held various senior management positions in the Royal Bank of Canada and served as a member of the Group Executive responsible for the overall strategic direction of the company. Prior to this, Ms. Stymiest held positions as Chief Executive Officer at TSX Group Inc., Executive Vice-President & CFO at BMO Nesbitt Burns and Partner of Ernst & Young LLP. Ms. Stymiest is currently a Director of Symcor Inc., the Canadian Bankers Association, the Toronto Rehabilitation Institute, the Canadian Institute for Advanced Research and the Royal Ontario Museum.

John Richardson, B. Comm., MBA, FCA – Mr. Richardson has a Bachelor of Commerce Degree from the University of Toronto, an MBA from the Harvard Business School and FCA from the Institute of Chartered Accountants of Ontario. Mr. Richardson was appointed Chairman of the Ontario Pension Board in July 2004 and retired at the end of his three year term on June 30, 2007. He was a former senior partner of Clarkson Gordon & Co; Executive Vice President of Lonvest Corporation (now London Insurance Group Inc.); President of Great Lakes Power, Deputy Chairman of London Insurance Groups Inc.; Chairman, President and CEO of Wellington Insurance; and Chairman of London Guarantee Insurance Company. Mr. Richardson was a past board member with the Insurance Bureau of Canada and the Facility Association. Mr. Richardson is currently Chairman of Boiler Inspection and Insurance Co. Limited, and a Director of Armtec Infrastructure Inc.

The Board has also determined that each of Mr. Kerr, Ms. Stymiest and Mr. Richardson is an audit committee financial expert within the meaning of General Instruction B(8)(a) of form 40-F under the U.S. Securities Exchange Act of 1934, as amended. The SEC has indicated that the designation of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the Audit and Risk Management Committee and the Board who do not carry this designation or affect the duties, obligations or liability of any other member of the audit committee or the Board.

As set out in the Audit and Risk Management Committee’s charter, the committee is responsible for pre-approving all non-audit services to be provided to the Company by its independent external auditor. The Company’s practice requires senior management to report to the Audit and Risk Management Committee any provision of services by the auditors and requires consideration as to whether the provision of the services other than audit services is compatible with maintaining the auditor’s independence. All audit and audit-related services are pre-approved by the Audit and Risk Management Committee.

Audit Fees

The aggregate fees billed by Ernst & Young LLP (EY) chartered accountants, the Company’s independent external auditor, for the fiscal years ended March 3, 2012 and February 26, 2011, respectively, for professional services rendered by EY for the audit of the Company’s annual financial statements or services that are normally provided by EY in connection with statutory and regulatory filings or engagements for such fiscal years were $3,331,000 and $2,811,000 respectively.

Audit-Related Fees

The aggregate fees billed by EY for the fiscal years ended March 3, 2012 and February 26, 2011, respectively, for assurance and related services rendered by EY that are reasonably related to the performance of the audit review of the Company’s financial statements and are not reported above as audit fees were $195,000 and $65,000.

Tax Fees

The aggregate fees billed by EY for the fiscal years ended March 3, 2012 and February 26, 2011, respectively, for professional services rendered by EY for tax compliance, tax advice, tax planning and other services were $Nil and $6,700 respectively. Tax services provided included international tax compliance engagements.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the Company’s knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect the Company.

TRANSFER AGENTS AND REGISTRARS

The Company’s transfer agent and registrar in Canada is Computershare Investor Services Inc. of Canada, 100 University Ave., 9th Fl., Toronto, Ontario M5J 2Y1. The co-transfer agent and registrar for the common shares in the United States is Computershare Trust Company, Inc. at its offices in Denver, Colorado.

MATERIAL CONTRACTS

Other than as noted below, the Company has not entered into any material contracts, on or after January 1, 2002, that are required to be filed pursuant to NI 51-102 of the Canadian Securities Administrators. The Company has entered into a licensing and settlement agreement with NTP, Inc. (the “Settlement and Licensing Agreements”) both of which can be found under the Company’s profile on www.sedar.com. The Settlement and Licensing Agreements are summarized in the Company’s material change report filed on SEDAR on March 10, 2006, which is incorporated by reference in the AIF.

INTERESTS OF EXPERTS

Ernst & Young LLP, Chartered Accountants, Licensed Public Accountants, is the external auditor who prepared the Independent Auditors’ Report to Shareholders in respect of the audited annual consolidated financial statements of the Company for the year ended March 3, 2012 and the Report to Shareholders of an Independent Registered Public Accounting Firm on the Company’s internal controls over financial reporting. Ernst & Young LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and applicable securities laws.

ADDITIONAL INFORMATION & DOCUMENTS INCORPORATED BY REFERENCE

Additional information related to the Company can be found on SEDAR at www.sedar.com or on the SEC’s website at www.sec.gov. Additional financial information is provided in the Company’s audited consolidated financial statements and the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended March 3, 2012, which can be found at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness to the Company, principal holders of the securities of the Company and securities authorized for issuance under equity compensation plans, is contained in the Company’s most recent management information circular.

GLOSSARY -

Set forth below are certain terms defined as they are used in this annual information form:

1xRTT	Single carrier (1X) Radio Transmission Technology. 1xRTT is the first phase in CDMA’s evolution to third-generation (3G) technology. 1xRTT networks should allow for greater network capacity (more users; fewer dropped calls) high bit rate packet data transfer.
3G wireless	Third generation (3G) wireless. Third generation wireless is a global framework that is implemented regionally in Europe (UMTS), North America (CDMA2000) and Japan (NTT DoCoMo). 3G is designed for high-speed wireless multimedia data and voice. It offers high-quality audio and video and advanced global roaming, which means users would be able to go anywhere and automatically be handed off to whatever wireless system is available.
4G wireless	Fourth generation (4G) wireless. Fourth generation is the successor to 3G and 2G standards. The nomenclature of the generations generally refers to a change in the fundamental nature of the service. The first was the move from analogue to digital (2G), which was followed by multi-media support (3G) and now 4G, which refers to all IP packet-switched networks and increases in data speeds.
Analog	Analog transmission uses energy waves to transmit information. In the case of wireless voice transmission, the sound waves of a human voice are converted directly to specific, continuously variable characteristics of a radio wave. Broadcast and telephone transmission have typically used analog technology.
API	Application Programming Interface.
ASIC	Application Specific Integrated Circuit.
BlackBerry Authentic Accessories	A range of BlackBerry approved accessories that enhance a user’s product experience through personalization and convenience. This includes carrying, protection, audio, and power solutions
Bluetooth®	Bluetooth is a specification for the use of low-power radio communications to wirelessly link phones, computers and other network devices over short distances.

CDMA	Code Division Multiple Access. A method for transmitting simultaneous signals over a shared portion of the spectrum. The foremost application of CDMA is the digital cellular phone technology from QUALCOMM that operates in the 800MHz band and 1.9GHz PCS band. Unlike GSM and TDMA, which divides the spectrum into different time slots, CDMA uses a spread spectrum technique to assign a code to each conversation.
Common Criteria Certification	An internationally approved set of security standards that provide an independent and objective validation of the security of a particular IT solution or product. This certification is accepted by 25 countries under the Common Criteria Recognition Agreement which includes the US, Canada, Germany, France and many others.
CRM	Customer Relationship Management. Customer relationship management is strategy for managing a company’s interactions with customers and sales prospects. It involves using technology to organize, automate and synchronize business processes—principally sales related activities, but also those for marketing, customer service, and technical support.
Denial of Service Attack	An attack designed to flood a network with unnecessary traffic in order to prevent legitimate users of a system from having access.
Digital	A way of processing information by storing it as binary numbers. A digital circuit is either on or off, and a digital signal is either present or absent. Contrast with analog.
EDGE	See 3G Wireless.
EMS	Electronics Manufacturing Services. Is a term used for companies that design, test, manufacture, distribute, and provide return/repair services for electronic components and assemblies for original equipment manufacturers (OEMs).
Firewall	A technological barrier designed to prevent unauthorized or unwanted communications between sections of a computer network.
Firmware	Computer programming instructions that are stored in a read-only memory unit, including flash, ROM, PROM, EPROM and EEPROM, rather than being implemented through software.

GPRS	General Packet Radio Service. An enhancement to the GSM (see below) mobile communications system that supports data packets. GPRS enables continuous flows of IP data packets over the system for such applications as Web browsing and data access. GPRS differs from GSM’s short messaging service, which is limited to messages of 160 bytes in length.
GPS	Global Positioning System.
GSM	Global System for Mobile Communications. A digital cellular phone technology based on TDMA that is the predominant system in Europe, but is also used around the world. Operating in the 900MHz and 1.8GHz bands in Europe and the 1.9GHz PCS band in the U.S., GSM defines the entire cellular system, not just the air interface (i.e. TDMA, CDMA). GSM phones use a Subscriber Identity Module (SIM) smart card that contains user account information.
HDI	High Density Interconnect. A measure of the average amount of circuitry package in a given area of assembly.
HSPA	High-Speed Packet Access. A family of radio interface standards that will improve the speed and accuracy of traffic over cellular networks. HSPA builds on the existing WCDMA technology that has already been deployed to allow carriers to offer better speeds and larger bandwidth intensive services like streaming audio and video.
Hybrid PBXs	Hybrid PBXs support both traditional Time Division Multiplexed (TDM) phones to VoIP, easing the transition from TDM to VoIP.
iDEN	Integrated Digital Enhanced Network. A wireless communications technology from Motorola that provides support for voice, data, short messages (SMS) and dispatch radio (two-way radio) in one phone. Operating in the 800MHz and 1.5GHz bands and based on TDMA, iDEN uses Motorola’s VSELP (Vector Sum Excited Linear Predictors) vocoder for voice compression and QAM modulation to deliver 64 Kbps over a 25 kHz channel. Each 25 kHz channel can be divided six times to transmit any mix of voice, data, dispatch or text message. Used by various carriers around the globe, Nextel Communications provides nationwide coverage in the U.S.
IM	Instant Messaging. A medium which enables two or more people to communicate in real time utilizing typed text over an electronic network.

IP	Intellectual Property. Intangible property that is the result of creativity (such as patents or trademarks or copyrights).
IPSec	Internet Protocol Security. Allows for the securing of IP communications by authenticating and encrypting IP packet of a communication exchange from host-to-host.
ISP	Internet Service Provider. A business that supplies Internet connectivity services to individuals, businesses and other organizations.
ITC	Income Tax Credit.
Java	An object-oriented programming language developed by Sun Microsystems, Inc. Java™ was designed to be secure and platform-neutral such that it can be run on any type of platform, making Java a useful language for programming Internet applications.
LTE	Long Term Evolution is a wireless communication standard of high-speed data for smartphones and data terminals.
MVS	Mobile Voice Service. BlackBerry MVS converges office desk phones and BlackBerry® smartphones, extending the same mobility advantages the BlackBerry® Enterprise Solution provides for wireless email and data to voice communications.
NFC	Near Field Communication. Technology that allows smartphones and similar devices to link together through radio communication, when tapping them together, or bringing them into close proximity.
NOC	Network Operations Centre. A central location for network management. It functions as a control centre for network monitoring, analysis and accounting.
PBX	Private Branch Exchange. A private telephone network used within an enterprise. Users share a fixed number of outside lines instead of being provided with one outside line for each individual user. This allows for use of extensions as opposed to direct dial numbers.
PDA	Personal digital assistant. A hand held portable microcomputer.
PIM	Personal Information Management.

Packet- Switched Network	A network in which the data to be transmitted is divided into standard-sized packets, each of which is given the receiver’s address. Each of the packets that make up the transmission travels separately; packets do not have to travel in sequence or by the same paths. When all the packets have arrived at their destination, the receiver reassembles them into the original message.
Prosumer

Prosumer refers to ‘professional consumers’. The prosumer is typically looking to purchase and use professional-level equipment for both their business and personal lives.

BlackBerry Prosumer is a hosted wireless email solution for professional consumers and does not include access to the BlackBerry Enterprise Server solution.

QWERTY	The modern-day keyboard layout on English-language computer and typewriter keyboards. It takes its name from the first six characters seen in the far left of the keyboard’s top row of letters.
ROM	Read Only Memory. A class of storage media used in computers and other electronic devices. Once data has been written to a ROM chip, it cannot be removed and can only be read.
SDK	Software Developers Kit. A set of software routines and utilities used to help programmers write an application.
SME	Small and Medium-sized Enterprise.
SMS	Short Message Service. A text message service that enables short messages of generally no more than 140-160 characters in length to be sent and transmitted from a wireless device and is broadly supported on cellular phones. SMS was introduced in the GSM system and later supported by all other digital-based mobile communications systems.
SSL	Secure Sockets Layer. Protocols that provide security to Internet communications by encrypting the segments of network connections.
UMTS	See 3G wireless.
Virtual pre-load	An icon or program sent wirelessly to a user’s device without the end user initiating the transfer.
WCDMA	See 3G wireless.
Wi-Fi	Wireless Fidelity. A generic term for referring to wireless network components that run on the Wi-Fi Alliances IEEE 802.11 wireless standards. The standard was created so that manufacturers could produce wireless equipment that would be compatible with one another.

APPENDIX A

CHARTER OF THE AUDIT AND RISK MANAGEMENT COMMITTEE OF THE

BOARD OF DIRECTORS OF RESEARCH IN MOTION LIMITED AS ADOPTED BY

THE BOARD ON MARCH 24, 2011

1.	AUTHORITY

The Audit and Risk Management Committee (the “Committee”) of the Board of Directors (the “Board”) of Research In Motion Limited (the “Corporation”) is established pursuant to Section 5.03 of the Corporation’s By-law No. A3 and Section 158 of the Ontario Business Corporations Act. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board, and shall serve until the earlier of (i) the death of the member; or (ii) the resignation, disqualification or removal of the member from the Committee or from the Board. The Chair of the Committee shall be a member of the Committee designated by the Board, provided that if the Board does not so designate a Chair, the members of the Committee, by majority vote, may designate a Chair. The duties of the Chair are included in Annex A.

The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present. Any decision or determination of the Committee reduced to writing and signed by all members of the Committee who would have been entitled to vote on such decision or determination at a meeting of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

2.	PURPOSE OF THE COMMITTEE

The Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries as well as the oversight of the risk performance and audit function, including risk management frameworks, principles and policies to ensure that management is effectively managing the Corporation’s risks. It is the objective of the Committee to maintain free and open means of communication among the Board, the independent auditors and the financial and senior management of the Corporation.

3.	COMPOSITION OF THE COMMITTEE

Each member of the Committee shall be an “independent” director within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), the rules of the Nasdaq Stock Market (“Nasdaq”) and National Instrument 52-110 “Audit Committees” of the securities regulators in Canada , and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. A majority of the members of the Committee shall be resident Canadians.

All members of the Committee shall be financially literate at the time of their election to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by the Corporation’s financial statements. At least one member of the Committee shall be an “audit committee financial expert” with the meaning of Section 407 of Sarbanes-Oxley and the rules promulgated thereunder by the SEC. Members of the Committee may not serve, in the aggregate, on more than 3 audit committees of public companies, unless the Board has determined that such service will not impair the member’s ability to serve on the Committee.

Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm. At least annually, the Committee shall review its performance and the contribution of each of its members. This review will be completed on a confidential basis in conjunction with the annual Board performance review process.

4.	MEETINGS OF THE COMMITTEE

The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Chair or any member of the Committee may call meetings of the Committee by notifying the Corporate Secretary of the Corporation. Notice of meetings may be done through any efficient communication medium (i.e. email, facsimile, mail, etc.) provided the notification is capable of being received at least twenty-four (24) hours in advance of the meeting. Each member of the Committee shall be responsible for providing up-to-date contact information to the Corporate Secretary to ensure efficient and timely communication. All independent directors may attend Committee meetings, provided that directors who are not members of the Committee shall not be entitled to vote, nor shall their attendance be counted as part of the quorum of the Committee.

As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation’s independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. The Committee will have unrestricted access to management and employees of the Corporation in order to carry out its duties and responsibilities. In addition, the Committee should meet or confer with the independent auditors and management to review the Corporation’s financial statements, MD&A, annual and interim earnings press releases and related filings prior to their public release and filing with the Ontario Securities Commission (“OSC”), the SEC or any other regulatory body. The Chair should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

Minutes of the Committee will be recorded and maintained by the Corporate Secretary and presented to the Committee at the next Committee meeting for approval. The Corporate Secretary, or his/her designate as approved by the Committee Chair, shall act as secretary for the meetings. For in camera sessions of the Committee without management present, minutes will be recorded and maintained by the Chair of the Committee or his/her designate. Each member of the Board will have access to the minutes of the Committee’s meetings, regardless of whether he or she is a member of the Committee, and the Chair shall report to the Board at its next meeting on the activities, findings and recommendations of the Committee following each meeting. Minutes relating to in camera sessions may be provided to Board members with the consent of the Chair.

5.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

The Committee is responsible for the oversight of the Corporation’s accounting, financial reporting and risk management processes, including (i) the Corporation’s internal controls, and the nomination and appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the work of the Corporation’s independent auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (ii) the oversight of the Corporation’s Risk Performance and Audit Group (“RPA Group”) as more particularly detailed below. The independent auditors and the RPA Group, through the leader of the RPA Group or his/her designee must report and otherwise communicate directly to the Committee and are accountable to the Committee. The Committee’s oversight responsibilities include the authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements and resolution of disagreements between management and the independent auditors regarding financial reporting as well as oversight of the annual audit plan of the RPA Group. The Committee shall take such actions as it may deem necessary to satisfy itself that the Corporation’s auditors are independent of management within the meaning of applicable law.

While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

A. Selection and Evaluation of External Auditors

(i) Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

(ii) Review and approve the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein;

(iii) Review the performance of the Corporation’s independent auditors, including the lead partner, discuss the timing and process for implementing the rotation of the lead partner, and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

(iv) Oversee the independence of the Corporation’s independent auditors by, among other things:

•	requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation;

•	reviewing and approving hiring policies concerning partners, employees and former partners and employees of the present and former independent auditors; and

•

actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and taking appropriate action to satisfy itself of the auditors’ independence;

(v) Instruct the Corporation’s independent auditors that:

•	they are ultimately accountable to the Committee;

•	they must report directly to the Committee; and

•	the Committee is responsible for the appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the Corporation’s independent auditors;

Review and pre-approve all audit and permitted non-audit services to be provided by the independent auditors to the Corporation, including tax services;

Oversight of Annual Audit and Quarterly Reviews

(i) Review and accept, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;

(ii) Confirm through private discussions with the Corporation’s independent auditors and the Corporation’s management that no management restrictions are being placed on the scope of the independent auditors’ work;

(iii) Review the results of the year-end audit of the Corporation, including (as applicable):

•

the audit reports on the Corporation’s financial statements and management’s assessment of internal control over financial reporting, the published financial statements, the management representation letter, the “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, any other pertinent reports and management’s responses concerning such memorandum;

•

the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

•	the selection and application of the Corporation’s critical accounting policies;

•	the methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	management’s process for formulating sensitive accounting estimates and the reasonableness of these estimates;

•	significant recorded and unrecorded audit adjustments;

•	any material accounting issues among management, the RPA Group (as defined below) and the independent auditors; and

•	other matters required to be communicated to the Committee under applicable auditing standards by the independent auditors;

(iv) Review the Corporation’s interim financial statements and quarterly earnings press releases and report thereon to the Board before such documents are approved by the Board and disclosed to the public;

(v) Review with management and the Corporation’s independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any year-end filings with the SEC, the OSC or other regulatory body;

B. Oversight of Risk Management

(i) Require management to identify and review with the Committee a portfolio view of the major areas of risk facing the Corporation and management’s strategies to manage those risks;

(ii) Review, at least annually, management’s risk appetite;

(iii) At least annually, review in light of risk appetite, the Corporation’s enterprise risk management process, including key policies and procedures for the effective identification, assessment, monitoring and control of the Corporation’s principal risks and the Corporation’s compliance with such policies and procedures;

(iv) Require, at least quarterly, management to update the Committee on any material or noteworthy changes relating to (1)-(3), immediately above, and the activities of the Corporation’s Risk Management and Compliance Council;

(v) Consult periodically with the Compensation, Nomination and Governance Committee and the Strategic Planning Committee on risk management matters within their respective purview;

(vi) Encourage an open and constructive risk dialogue between the Board and management on areas relating to risk management;

Oversight of the RPA Group and Quarterly Reviews

(i) Review the Committee’s level of involvement and interaction with the Corporation’s RPA Group, including the Committee’s line of authority and role in appointing and compensating employees in the RPA Group;

(ii) Review and advice on the appointment, replacement, reassignment, or dismissal of the leader of the RPA Group;

(iii) Review the performance, effectiveness, degree of independence and objectivity of the RPA Group and the adequacy of its audit process;

(iv) Review RPA Group reports, as well as management’s response to such reports, and review and approve the annual audit plan of the RPA Group, including the proposed audit universe, priorities, staffing, and, on a quarterly basis, the status of the audit plan and the then current assessment and management of risk;

(v) Review the effectiveness of the RPA Group’s methodology relating to its assessment of risks to the Corporation, including the factors considered and the relative weighting of such factors, and consider changes in management’s assessment of risks;

(vi) Review with management the progress and results of all RPA Group projects, approve procedures for implementing accepted recommendations, and, when deemed necessary or appropriate by the Committee, direct the Corporation’s Co-Chief Executive Officer to assign additional audit projects to the leader of the RPA Group;

(vii) Meet privately with the leader of the RPA Group to discuss any areas of concern, and to confirm that (i) significant issues are brought to the Committee’s attention, (ii) the principal risks of the Corporation’s business have been identified by management and appropriate policies and systems have been implemented to manage such risks, and (iii) the integrity of the Company’s internal control and management information systems are satisfactory;

Oversight of Financial Reporting Process and Internal Controls

(i) Review the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures through inquiry and discussions with the Corporation’s independent auditors and management of the Corporation;

(ii) Review with management the Corporation’s administrative, operational and accounting internal controls and internal control over financial reporting, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

(iii) Review with management and the independent auditors any reportable conditions and material weaknesses affecting the Corporation’s internal control and financial reporting;

(iv) Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Canadian Institute of Chartered Accountants, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the SEC, the OSC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;

(v) Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditors, the RPA Group and management;

Other Matters

(i) Meet at least annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

(ii) Review the Corporation’s policies relating to the avoidance of conflicts of interest and review and approve related party transactions as required by the Corporation’s Code of Business Standards and Principles and applicable laws and listing rules, as well as policies and procedures with respect to officers’ expense accounts and perquisites. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

(iii) Oversee, review, and periodically update the Corporation’s Code of Business Standards and Principles and the Corporation’s system to monitor compliance with and enforcement of the Code of Business Standards and Principles;

(iv) Review and approve capital and operating expenditure limits on an annual basis and review and approval of any exceptions to such limits proposed by the Corporation from time to time;

(v) Oversee areas under the responsibility of management, including the examination of securities trading by insiders;

(vi) Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose;

(vii) Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

(viii) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

With respect to the exercise of its duties and responsibilities, the Committee should:

•	exercise reasonable diligence in gathering and considering all material information;

•	remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions;

•	understand and weigh alternative courses of conduct that may be available;

•	focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;

•

if the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

•	provide management, the Corporation’s independent auditors and the RPA Group with appropriate opportunities to meet privately with the Committee.

Nothing in this Charter is intended, or should be determined, to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject at law. The essence of the Committee’s responsibilities is to monitor and review the activities described in this Charter to gain reasonable assurance, but not to ensure, that such activities are being conducted properly and effectively by the Corporation.

6.	FUNDING

The Committee’s effectiveness may be compromised if it is dependent on management’s discretion to compensate the independent auditors or the advisors employed by the Committee. Consequently, the Corporation shall provide for appropriate funding, as determined by the Committee, for payment of any compensation (1) to any independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (2) to any independent counsel or other advisors employed by the Committee.

7.	DISCLOSURE AND REVIEW OF CHARTER

The Charter shall be (1) published in the Corporation’s annual report, information circular or annual information form of the Corporation as required by law, and (2) be posted in an up-to-date format on the Corporation’s web site. The Committee should review and reassess annually the adequacy of this Charter.

* * *

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to ensure that the Corporation complies with all laws and regulations.

ANNEX A

(Duties and Responsibilities of the Chair)

In addition to the duties and responsibilities set out in the Board of Directors Mandate and this Charter, the Chair will:

1.	Provide overall leadership to enhance the effectiveness of the Committee, including:

a.	Recommend and oversee the appropriate structure, composition, membership, and activities delegated to the Committee;

b.	Chair all meetings of the Committee at which the Chair is in attendance and manage the meeting agenda so that appropriate time and consideration can be given to the agenda items;

c.	Lead discussions, foster candor among meeting participants and encourage Committee members to ask questions of senior management, its advisors and advisors of the Committee, and express viewpoints during meetings;

d.	Schedule and set the agenda for Committee meetings with input from other Committee members, the Committee’s advisors, the Lead Director of the Board of Directors, the Co-CEOs, the Corporate Secretary and senior management as appropriate and consider, on a proactive basis, emerging matters that should be addressed by the Committee;

e.	Facilitate the timely, accurate and proper flow of information to and from the Committee and, with input from Committee members, maintain an open dialogue with the Corporate Secretary regarding the timeliness, quantity, quality and completeness of information provided by senior management and advisors to the Committee;

f.	Arrange for management, internal personnel, external advisors, and others to attend and present at Committee meetings as appropriate;

g.	Arrange sufficient time during Committee meetings to fully discuss agenda items and, as appropriate, defer matters that require more information or time for discussion to a subsequent meeting;

h.	In cooperation with the Corporate Secretary, identify, monitor and report back to the Committee on the status of matters requiring action by senior management or the Committee following the meeting with a view to ensuring that matters are acted upon in a timely manner;

i.	Review draft minutes of Committee meetings prior to their presentation to the Committee for approval and ensure that minutes are reviewed and approved by the Committee in accordance with this Charter;

j.	Carry out the responsibilities and duties of the Committee, as outlined in this Charter, and

k.	Review the Committee charter and duties and responsibilities with Committee members at least annually.

2.	Foster responsible decision-making by the Committee and its individual members.

3.	Provide for in-camera sessions at all scheduled meetings of the Committee without management present and, as appropriate, without the Corporate Secretary present.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Perform such other duties, within the scope of its duties and responsibilities be assigned by the Board of Directors.